As filed with the Securities and Exchange Commission on January 6, 2010

Registration No. 333-162534

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-1

REGISTRATION STATEMENT UNDER SECURITIES ACT OF 1933

NEW AIR, INC.
(Exact name of registrant as specified in its charter)

Maryland	50479	80-0447144
(State or Other Jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
Incorporation or Organization)	Classification Code Number)	Identification No.)

New Air, Inc. 201 N. Charles Street, Suite 3900 Baltimore, MD 21201 Telephone: (410) 539-0400

 (Address and telephone number of principal executive offices and principal place of business)

___________________

Lior Carmeli Chief Executive Officer New Air, Inc . 201 N. Charles Street, Suite 3900 Baltimore, MD 21201 Tel: (410) 539-0400

(Name, address and telephone number of agent for service)

Copies to:

Marc J. Ross, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Fl. New York, New York 10006 (212) 930-9700 (212) 930-9725 (fax)	Jonathan R. Shechter, Esq. Sichenzia Ross Friedman Ference LLP 61 Broadway, 32nd Fl. New York, New York 10006 (212) 981-6774 (212) 930-9725 (fax )

APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC:
From time to time after this Registration Statement becomes effective .

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(c) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post effective amendment filed under Rule 462(d) of the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act (Check One):

Large accelerated filer ☐               Accelerated filer ☐              Non-accelerated filer   ☐

Smaller Reporting Company ☑

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit (1)(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (3)

Common Stock, $0.001 par value per share	1,499,931	$1.00	$1,499,931	$106.90

Total	1,499,931	$1.00	$1,499,931	$106.90
________________________
(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457. The proposed maximum offering price is based on the estimated high end of the range at which the common stock will initially be sold.

(2) There is no current market for the securities and the price at which the shares held by the selling security holders will be sold is unknown.  The selling shareholders will offer their shares at $1.00 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.  In the event of a stock split, stock dividend or similar transaction involving our common stock, the number of shares registered shall automatically be increased to cover the additional shares of common stock issuable pursuant to Rule 416 under the Securities Act of 1933, as amended.

(3) The registrant previously paid a filing fee in the amount of $69.31.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUBJECT TO COMPLETION, DATED JANUARY 6, 2010

NEW AIR, INC.

1,499,931
Shares of Common Stock

This prospectus relates to the sale of up to 1,499,931  shares of our common stock by certain existing holders of the securities named on page 32.  As of December 31, 2009, 6,734,131 shares of common stock are issued and outstanding.  All costs associated with this registration will be borne by us.   The selling shareholders will offer their shares at $1.00 per share until our shares are quoted on the OTC Bulletin Board and, assuming we secure this qualification, thereafter at prevailing market prices or privately negotiated prices. We will not receive proceeds from the sale of shares from the selling shareholders.

There are no underwriting commissions involved in this offering. We have agreed to pay all the costs and expenses of this offering. The selling shareholders will pay no offering expenses. As of the date of this prospectus, there is no trading market in our common stock, and we cannot assure you that a trading market will develop. Our common stock is not currently listed on any national securities exchange, the FINRA AQ stock market, or the OTC Bulletin Board. There is no guarantee that our securities will ever trade on the OTC Bulletin Board or other exchange.

This offering is highly speculative and these securities involve a high degree of risk and should be considered only by persons who can afford the loss of their entire investment. See "Risk Factors" beginning on page 15.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is January  , 2010.

Page No.

PART I - INFORMATION REQUIRED IN PROSPECTUS
Summary Information	6
Offering Information	13
Risk Factors	15
Capitalization	30
Special Note Regarding Forward-Looking Statements	28
Use of Proceeds	30
Determination of Offering Price	31
Dilution	30
Selling Security Holders	31
Plan of Distribution	33
Description of Securities to be Registered	36
Interests of Named Experts and Counsel	37
Description of the Business	37
Management’s Discussion and Analysis of Financial Condition and Results of Operations	46
Legal Proceedings	51
Security Ownership of Certain Beneficial Owners and Management	52
Management	54
Executive Compensation	58
Market for Common Equity and Related Stockholder Matters	62
Certain Relationships and Related Transactions	63
Disclosure of Commission Position on Indemnification for Securities Act Liabilities	67
Financial Statements	F-1

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Other Expenses of Issuance and Distribution	II-1
Indemnification of Directors and Officers	II-1
Recent Sales of Unregistered Securities	II-2
Exhibits and Financial Statement Schedules	II-2
Undertakings	II-3

Neither we nor the selling shareholders have authorized anyone to provide you with information different from that contained in this prospectus.  These securities may be sold only in jurisdictions where offers and sales are permitted.  The information contained in this prospectus is accurate only as of the effective date of this offering, regardless of the time of delivery of this prospectus or of any sale of the securities.  You must not consider that the delivery of this prospectus or any sale of the securities covered by this prospectus implies that there has been no change in our affairs since the effective date of this offering or that the information contained in this prospectus is current or complete as of any time after the effective date of this offering.

Neither we nor the selling shareholders are making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted.  No action is being taken in any jurisdiction outside the United States to permit a public offering of our securities or the possession or distribution of this prospectus in any such jurisdiction.  Persons who come into possession of this prospectus in jurisdictions outside of the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus applicable in that jurisdiction .

PROSPECTUS SUMMARY

This summary highlights material information contained elsewhere in this prospectus.  It is not complete and does not contain all of the information that you should consider before investing in our common stock.  You should read the entire prospectus carefully, including the section titled “Risk Factors” and our financial statements and the related notes.  In this prospectus, we refer to New Air, Inc. as “New Air,” “our company,” “we,” “us” and “our.”

Organization

New Air , Inc.  was incorporated in the State of Maryland in July 2009, and was created for the purpose of acquiring Baby’s Breath Ltd. (“Baby’s Breath”), an Israeli company formed in 2001. Baby’s Breath was founded by a group of leading physicians and highly experienced professionals that developed a patented medical device for the treatment of respiratory diseases.

On September 7, 2009 we entered into a Stock Purchase and Sale Agreement with Baby’s Breath (the "Acquisition Agreement"), under which we purchased 31,403 Ordinary Shares of Baby’s Breath, constituting all of the outstanding shares of Baby’s Breath from its shareholders, in exchange for the issuance of 6,280,600 shares of our Common Stock (a 1:200 exchange ratio). As a result of the Acquisition Agreement, Baby’s Breath became our wholly-owned subsidiary, and the shareholders of Baby’s Breath Ltd. Became 93.27% of the total shareholders of our Company.

The Acquisition Agreement was made pursuant to Section 104 of the Israeli Tax Ordinance and a Tax Pre-Ruling (the “Tax Ruling) issued in connection therewith. As per the Tax Ruling, all of the shares of Baby’s Breath were placed with a trustee to ensure no sales or dispositions would be made by New Air. Moreover, all of the shares of New Air issued to the shareholders of Baby’s Breath were placed with a trustee in order to ensure compliance by such shareholders of their obligations under the Tax Ruling; all such shareholders were provided with a proxy issued to them by the trustee granting them all voting rights in connection with such shares.

In furtherance of the Acquisition Agreement, the shareholders of Baby’s Breath entered into a Shareholders Rights Agreement governing their rights in New Air, and the Board of Directors of New Air resolved to appoint each of the CEO, CFO and CTO of Baby’s Breath to similar positions in New Air (no written agreement was executed between New Air and any of the said officers as to their employment in New Air).

We plan to raise capital from institutional and private investors in 2010 in the net amount of $3.2 Million once our shares are traded on the OTC Bulletin Board or other exchange. However, there is no guarantee that our securities will ever trade such exchanges. Our management believes that the attainment of such capital will enable the company to pay its outstanding debts as of today.

By operating through Babys Breath, our wholly-owned subsidiary, we aim at manufacturing and marketing our proprietary products for the treatment of respiratory diseases and pulmonary conditions such Asthma, Respiratory Syncytial Virus (RSV), Cystic Fibrosis, Pneumonia, Dyspnea and breathing disorders, which may be applied during infant sleep.

Our wholly-owned subsidiary’s website is located at http://www.bbreath.com. The content of our website and the websites referenced throughout this Prospectus are not part of this Prospectus.

Overview of our Products

We currently market and distribute BabyAir, which is utilized for the treatment of respiratory diseases and pulmonary conditions in children and infants, and we are in the process of developing WiseAir for the treatment of these conditions in elderly people. We believe that our products provide a patient-friendly solution that addresses a significant market opportunity and overcomes many of the shortcomings of traditional products for the treatment of such conditions.

We market our products primarily in Europe through our wholly owned-subsidiary, Baby's Breath.

Our products provide an innovative solution for the delivery of drugs through inhalation without use of a facemask, which is often feared by infants and children.

It is constructed of:

●      A flexible and collapsible frame,
●      A patented hood,
●      A patented ‘upside down’ nebulizer for use when lying down, and
●      Tube adjustable to child/patient’s position.

* Compressor on top is not included.

The child hood and frame, which is constructed like an umbrella, is designed to be placed over the head and upper torso of the infant or child. When not in use it can be easily stored in its own bag.

The tube, which is located in the center of the child hood, is  designed to easily direct the aerosol to the nose and mouth of the child. If the child wants to turn his or her head, the parent simply readjusts the tube without readjusting or troubling the child.

Our patented UDN nebulizer is designed to deliver aerosol medicine ‘upside down’. This enables delivery of the medication even while the child or infant is lying down or sleeping.

Overview of Respiratory Diseases –

Asthma - is considered one of the most common chronic disorders in childhood, affecting an estimated 9 million children under the age of 18 in the United States.  The prevalence of asthma has progressively increased over the past 15 years. In the United States alone, 30.8 million people – 10.6 percent of adults and 12.2 percent of children – have been diagnosed with asthma (source: NIEHS – National Institute of Environmental Health Sciences).

Respiratory Syncytial Virus (RSV) - is a respiratory virus that infects the lungs and breathing passages. Respiratory Syncytial Virus (RSV) infection, which manifests primarily as bronchiolitis and/or viral pneumonia and is the leading cause of lower respiratory tract (LRT) infection in infants and young children. RSV is considered to be the one of the most common cause of bronchiolitis (inflammation of the small airways in the lung) and pneumonia in children less than 1 year of age in the United States.

Cystic Fibrosis (CF) - is a relatively common hereditary disease that affects the entire body, causing progressive disability and early death. Difficulty breathing is the most common symptom and results from frequent lung infections, which are treated, though not always cured, by antibiotics and other medications (source: www.lungdiseases.about.com).

Chronic Obstructive Pulmonary Disease (COPD) - refers to a group of diseases that cause airflow blockage and breathing-related problems. It includes emphysema, chronic bronchitis, and in some cases asthma. COPD currently stands as the fourth leading cause of death in the United States. Among the top five leading causes of death in the United States, only COPD is on the rise. COPD is expected to be the third leading cause of death in the United States by the year 2020 (source: Vermont Department of Health http://healthvermont.gov and is based on several studies made on the issue such as Mannino DM, Homa DM, Akinbami LJ, et al. Chronic Obstructive Pulmonary Disease Surveillance – United States, 1971-2000.).

Pneumonia - Pneumonia mainly causes illness in children younger than 2 years old and adults 65 years of age or older. The elderly are especially at risk of getting seriously ill and dying from this condition. Pneumonia is considered the fifth leading cause of death at the age of 65 in the United States and a third leading cause of death in those over 85 (source: National Center for Health Statistics  www.cdc.gov/nchs/FASTATS/pneumonia.htm).

Dyspnea - is defined as the relentless awareness of shortness of breath. Reported in up to 70% of patients with terminal lung disease, dyspnea has a debilitating effect on function and quality of life. Perhaps in part because the cause of dyspnea has yet to be fully elucidated, its presence in the setting of terminal lung disease can be extremely difficult to treat  (source: American Academy of Pediatrics http://pediatrics.aappublications.org/cgi/content/full/110/3/e38 ).

Acute Pulmonary Thromboembolism (PE) - is a major diagnostic dilemma for the clinician and is one of the most common non- or misdiagnosed diseases. PE is the third most common cause of death in hospital patients. More than 500,000 patients are diagnosed with PE in the United States annually, resulting in approximately 200,000 deaths. (source: Facilitation of Aerosol Ventilation Scanning for Diagnosis of Pulmonary Emboli in Uncooperative Dyspneic Patients (Feb 2008) Israel Amirav, MD,* Michael T. Newhouse,† and Miguel Gorenberg).

Breathing Disorders During Sleep - Sleep apnea is the most common sleep disorder in terms of mortality and morbidity, especially in middle-age men. Sleep apnea occurs in all age groups and both sexes, but seems to predominate in males (it may be under diagnosed in females) and in African Americans. The Associated Professional Sleep Societies estimates that as many as 20 million Americans have this condition. The conditions associated with sleep apnea are a cascade: apnea, arousal, sleep deprivation, and excessive daytime sleepiness. According to recent studies, at least one in 50 children suffer from obstructive sleep apnea (source: American Sleep Order Association http://www.sleepapnea.org/).

The Business Opportunity

According to Medtech Insight ("US markets for ventilators, oxygen therapy systems and airway management accessories", 2005 Analysis, Forecasts Through 2010), more than $1.3 billion was spent on ventilators, oxygen therapy systems, and airway management accessories in the United States during 2004. Moreover, growing at a healthy compound annual rate of 6.3%, sales of these products are expected to reach more than $1.9 billion by the year 2010.

According to a recent Kalorama (www.kaloramainformation.com) research report, a leading provider of market research reports for pharmaceuticals, medical devices, diagnostics, biotechnology and healthcare, the US market for home ventilators and home oxygen systems (in terms of manufacturers’ revenues) totaled $153M in 2007. These products treat a variety of respiratory illnesses including asthma, cystic fibrosis, bronchiolitis, COPD and pneumonia.

According to http://www.niehs.nih.gov/, 10% of adults and 12% of children are diagnosed with asthma in the United States, and the estimated direct health care costs associated with asthma exceed $11.5 billion annually.

We believe that no adequate solution is being currently offered to babies and infants for treatment of respiratory diseases. Although inhalation devices may be purchased in various designs, none appropriately tailored to babies and infants’ specific needs. Our management believes that this large unexploited segment represents a high business potential for BabyAir.

Existing Treatments and Their Limitations

Current treatments of the above-mentioned conditions consist mostly of Aerosol therapy. Aerosol therapy consists of a compressor, which generates a controlled airflow to the nebulizer cup, and the medication mist is then inhaled through a mouthpiece or mask. The treatment typically requires up to 20 minutes in order to administer. Treatment is effective only when aerosolized medication delivery systems are used properly. However, proper usage is actually being impaired by the presence of the mouthpiece.

In addition, the facemask is not optimal for treatment of infants and children. Babies and children often struggle to remove the facemask. The effectiveness of the treatment is reduced due to the stress and crying of the infants and children while being forced to wear the masks. Several studies have shown that the effect of crying while being treated with a nebulizer causes a significant reduction in the absorption of the aerosol in the lungs and thus reducing the therapeutic value of the drug (the information is based on several studies made on the subject among which are the following: Archives of Disease in Childhood 1999 " Crying significantly reduces absorption of aerosolized drug in infants", R Ilesa, P. Listera, A. T. Edmundsb; Respiratory Medicine "Aerosol delivery of nebulised budesonide in young children with asthma", Volume 103, Issue 11, Pages 1738-1745, K. Schueepp, S. Devadason, C. Roller, S. Minocchieri, A. Moeller, J. Hamacher, J. Wildhaber).

Moreover, recent studies have stressed the importance of fitting the mask tightly to the child’s face. It was shown that a gap as small as 0.4 inch between the nebulizer mask and the face can reduce the amount of medicine delivered to the patient by as much as 50%. Part of the dosage is thus wasted, and several repeated inhalation sessions are often required in order to deliver the desired medication dosage. In addition proper distribution of the medication is affected because of the delivery method, and the therapy’s effectiveness is thus jeopardized.

In addition, the current treatment should be given in an elevated position because of the position of the nebulizer itself. If the nebulizer is laid flat on the child while the child is sleeping, the contents of the nebulizer will spill out. This means waking the child to administer the inhalation, sometimes several times a day and night.

Our Advantages

To the best of management’s knowledge, NewAir is the only currently available device specifically designed for infants’ use in the market, consisting of a hood and an upside-down nebulizer, thereby allowing treating a patient while lying flat on the bed or floor. This distinguishing feature, which differentiates our product from other competitive products, increases effectiveness and the level of absorption of the administered drugs while preventing waste of unused drugs left in the cup, and is better suited for absorbance in infants’ lungs.

The main advantages of our product are:

··	Currently most suitable and practical solution for newborns;
··	Direct delivery of inhaled medications to patients in a safe, easy and effective way;
··	No physical contact with patients;
··	Can be used when infant/patient is awake or asleep;
··	High level of patient's comfort and treatment acceptance;
··	Sole touch-free solution available;
··	The product is fully compatible with most compressors that can be found on the market.
··	Very economic in medication usage, compared to most existing solutions.

Our Challenges

While we believe that our product will meet market demand, we expect to encounter several challenges in market penetration and on the way to becoming a recognized name as a manufacturer of products for respiratory disease treatment in infants and children. These challenges are mainly comprised of the following:

•
We must secure sufficient additional funds in order to remain operational. We are operating on a negative cash flow. We will seek additional investments through offerings we intend to make to institutional investors in the United States. For additional information on our efforts to secure additional funding please see “Risk Factors”.

•
We must procure reimbursement coverage from third-party healthcare payors for procedures using our products.  The demand for our products depends on the eligibility of our products for reimbursement through government-sponsored healthcare payment systems and private third-party payors.  In general, the process of obtaining reimbursement coverage approvals has been slower outside of the United States.   Reimbursement practices vary significantly from country to country and within some countries, by region, and we must obtain reimbursement approvals on a country-by-country or region-by-region basis. We have not yet begun the steps in connection with procurement of such coverage as we will need to secure additional funding therefor.

•
We must obtain Current Procedural Terminology (CPT) codes for our products.  CPT codes are numbers assigned to every task and service a medical practitioner may provide to a patient including medical, surgical and diagnostic services. They are then used by insurers to determine the amount of reimbursement that a practitioner will receive by an insurer.  Our ability to market and distribute our products to hospitals and clinics in the United States depends on our ability to obtain CPT codes for our products.

•
We will need to protect our proprietary intellectual property rights. In order to limit competition in connection with manufacturing of products for treatment of respiratory diseases in infants and increases market awareness and achieve branding we will need to continue and support our patent portfolio as well as procure sufficient protection for our non registered trademarks BabyAir and WiseAir. If we cannot protect our rights, we may lose our competitive advantage.

•
We will face competition. We expect that existing well established competitors in the market such as Respironics, DeVilbiss Healthcare, Omron Healthcare, Pari Respiratory Equipment, Cardinal Health and Westmed Inc will employ the resources to compete with us and develop their own solutions for treatment of respiratory diseases in infants.

•
We will need to educate the market and reduce customer's loyalty to existing products. The current equipment used for treatment (the usage of the mouthpiece) has become a standard work practice among doctors.  We believe that our product will cause for the change of such common usage practices if we are successful in educating both doctors and parents of its advantages. Brand recognition and identification of existing products also create an entry barrier in terms of creating a loyal base of clientele.

Products in Development

We are currently contemplating the development of new products that are based on the same technology as BabyAir in order to penetrate wider markets. These include:

•
Frame and disposable hoods re-engineered for easy replacement of single-use hoods for use in institutions. Marketing to the institutional segment (hospitals, clinics etc) will require adaptation of the product such that it will be suitable for treating many different patients as to enable such institutional customers to purchase several hoods to allow rotation among patients. This will require us to produce a more cost effective hood which may be acquired by the institutional customers.

•	Product for senior adults. We intend to perform several physical modifications to our product in order to create a product that will be suitable for use by elderly people.

•	Ultrasonic (extra silent) compressor. We intend to develop a silent compressor which will enable overnight treatment in infants which may cause less interference in their sleep.

In Nov 2005 Baby's Breath issued to Ramport, one of its shareholders, shares constituting 10.9% of its share capital in consideration for US$ 150,000.

In April 2004 Baby's Breath issued to Life Support, one of its shareholders, shares constituting 26.1% of its share capital in consideration for US$ 443,000.

In April 2007 Baby's Breath signed an agreement with Microdel, one of the Company's stockholders. According to this agreement the minimum amount to be invested by Microdel is $500,000 up to a maximum of $2,000,000. The agreement governed the terms upon which Microdel will invest in the Company. The Agreement was replaced in June 2009.

In June 2009 Baby's Breath signed a new agreement with Microdel. According to which Baby's Breath will become a wholly-owned subsidiary of a newly incorporated U.S. holding company following which the U.S. holding company shall seek funding from institutional investors contingent upon a listing and offering of its shares in the U.S.A. Microdel undertook to assume all of the registration expenses, without exception. Notwithstanding the above, following the success of the registration, the Company shall assume the expenses up to $80,000 which were incurred to obtain a listing and offering.

Corporate Information

Our principal executive office is located at Harbor City Research, Inc., 201 N. Charles Street, Suite 3900, Baltimore, MD 21201 and out telephone number is (401) 539-0400.  The office of our subsidiary Baby's Breath is located at Ha'hadas Street, Bldg. #5 North Industrial Area, P.O. Box 42, Or-Akiva, Israel 30600, and our website address is www.bbreath.com.  Information contained on our website shall not be deemed to be part of this prospectus.

The terms “The Company,” “we,” “us” and “our” as used in this prospectus refer to New Air, Inc.

THE OFFERING

Common stock outstanding before the offering	6,734,131

Common stock offered by selling stockholders
Up to 1,499,931 shares.

The maximum number of shares to be sold by the selling stockholders, 1,499,931 represents 22.27% of our current outstanding stock.

The selling stockholders will offer their shares at $1.00 per share until the Company’s shares are quoted on the OTC Bulletin Board and, assuming we secure this annotation, thereafter at prevailing market prices or privately negotiated prices.

Common stock to be outstanding after the offering	Up to 6,734,131 shares

Use of proceeds	We will not receive any proceeds from the sale of the common stock. See "Use of Proceeds" for a complete description.

Risk Factors	The purchase of our common stock involves a high degree of risk. You should carefully review and consider "Risk Factors" beginning on page 15.

Forward-Looking Statements
This prospectus contains forward-looking statements that address, among other things, our strategy to develop our business, projected capital expenditures, liquidity, and our development of additional revenue sources. The forward-looking statements are based on our current expectations and are subject to risks, uncertainties and assumptions. We base these forward-looking statements on information currently available to us, and we assume no obligation to update them. Our actual results may differ materially from the results anticipated in these forward-looking statements, due to various factors.

The above information regarding common stock to be outstanding after the offering is based on 6,734,131 shares of common stock outstanding as of December 31, 2009.

Selected Financial Information

The selected financial information presented below is derived from and should be read in conjunction with our financial statements and the financial statements of our subsidiary Baby’s Breath, including notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” The statements of operations data for the years ended December 31, 2008 and 2007and the balance sheet data at December 31, 2008 and 2007 are derived from our audited financial statements which are included elsewhere in this registration statement.  The statements of operations data for the nine months ended September 30, 2009 and 2008 and the balance sheet data at September 30, 2009 and 2008 are derived from our unaudited consolidated interim financial statements which are included elsewhere in the registration statement. The historical results are not necessarily indicative of results to be expected for future periods.

Statement of Operations Data:
	Nine months ended September 30,		Year ended December 31,
	2009	2008	2008	2007
	Unaudited		Audited

Revenue	$22,097	$9000	$43,199	$24,013
Cost of sales	23,085	15,960	40,128	34,988
Gross profit (loss)	(988)	(6,960)	3,071	(10,975)

Selling, general and administrative expenses	260,106	157,992	188,633	181,296

Operating loss	(261,094)	(164,952)	(185,562)	(192,271)

Financial expenses, net	5,760	(5,005)	6,001	7,395

Net loss	$(266,854)	$(159,947)	$(191,563)	$(199,666)

Net loss per share	$(0.04)	$(0.03)	$(8.71)	$(9.08)

Weighted average of common shares	6,300,653	6,280,600	21,983	21,983

Balance Sheet Data:
	As of September 30,	As of December 31,
	2009	2008	2007
	Unaudited	Audited

Cash and cash equivalents	$22,496	$14,791	$11,993
Working Capital (deficiency)	(262,565)	(178,137)	(177,292)
Total Assets	156,649	142,951	46,408
Long Term Liabilities	1,809	-	-
Accumulated Stockholders' (deficiency)	(1,250,406)	(983,552)	(791,989)
Total Stockholders' equity (deficit)	(169,849)	(71,366)	(154,675)

RISK FACTORS

Investing in our common stock involves a high degree of risk.  You should carefully consider the risks described below and all of the other information set forth in this prospectus before deciding to invest in shares of our common stock.  If any of the events or developments described below actually occurs, our business, financial condition or results of operations could be negatively affected.  In that case, the trading price of our common stock could decline, and you could lose all or part of your investment in our common stock.

RISK FACTORS RELATING TO OUR FINANCIAL CONDITION

We may not be able to raise sufficient capital or generate adequate revenue to meet our obligations and fund our operating expenses.

We have financed our operations through the sale of stock and through grants received from the Office of the Chief Scientist in Israel (OCS).  From 2001 to date we received $1,385,595 in equity financing and grants from the OCS in the amount of $268,029.   As of the date of this prospectus we have approximately US$130,000, which should enable us to continue operations at our current burn rate for a period of up to 3 months from the date hereof.  We need to raise additional capital in order to meet our business plan.  Failure to raise adequate capital and generate adequate sales revenues to meet our obligations and develop and sustain our operations could result in reducing or ceasing our operations.

Additionally, even if we do raise sufficient capital and generate revenues to support our operating expenses, there can be no assurances that the revenue will be sufficient to enable us to develop business to a level where it will generate profits and cash flows from operations.  These matters raise substantial doubt about our ability to continue as a going concern.  Our independent auditors currently included an explanatory paragraph in their report on our financial statements regarding concerns about our ability to continue as a going concern.

We have yet to attain profitable operations.

Because we will need additional financing to fund our activities, our accountants believe there is substantial doubt about our ability to continue as a going concern.  Our ability to continue to operate as a going concern is fully dependent upon obtaining sufficient financing to continue our operational activities.  The ability to achieve profitable operations is in direct correlation to our ability to raise sufficient financing.   It is important to note that even if the appropriate financing is received, there is no guarantee that we will ever be able to operate profitably or derive any significant revenues from its operation.   In addition, the issuance of additional equity securities by us could result in a significant/substantial dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.  If the Company should fail to continue as a going concern, you may lose the value of your investment in the Company.

There is no guarantee that we will ever operate profitably.

We anticipate that we will continue to incur losses and negative cash flow over the next twelve (12) months.  There is no guarantee that we will ever operate profitably or even receive positive cash flows from full operations.

Because we expect to incur additional losses, we will require additional financing to sustain our operation.  Our Independent Auditors have expressed doubt as to our ability to remain a going concern.

We incurred a net loss of approximately $191,563 and $199,666, for the fiscal years ended December 31, 2008 and 2007, respectively and a net loss of approximately $266,854 for the nine months ended September 30, 2009.  We have never earned a profit and we anticipate that we will continue to incur losses for at least the next 12 months.  We continue to operate on a negative cash flow basis.  We have generated only minimal revenues and are still developing our planned principal operations.

We will not receive any proceeds from the sale of the shares offered in this offering.  Accordingly, we will rely on pursuing alternative sources to obtain the entire amount of funding needed to fund our operations for the next 12 months. We may need additional funds to continue our operations, and such additional funds may not be available when required at attractive prices or at all.  If we are unable to obtain additional funds at reasonable rates or at all we will be required to substantially curtail our operations and could cease to exist in our current form.  Our Independent Public Accounting firm has indicated in their audit opinion, contained in our Financial Statements, that they have substantial doubt about our ability to remain a going concern.

We have financed our operations through the sale of stock and through grants received from the OCS. From 2001 to date we received $1,385,595 in equity financing and grants from the OCS in the amount of $268,029.

We expect to continue to depend upon outside financing to sustain our operations for at least the next 12 months.  Our ability to arrange financing from third parties will depend upon our performance and market conditions.  Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to go out of business.  Should this occur, the value of any investment in our securities could be adversely affected, and an investor could lose a portion of or even lose their entire investment.

RISKS RELATING TO THIS OFFERING AND OUR STOCK

Our shares of common stock are not and may never be quoted on any exchange or listing service.

Our shares of common stock are not and may never be quoted on any exchange or listing service.  It may be difficult or impossible for you to sell your shares.

Persons who acquire shares of our common stock will have limited liquidity or opportunity to sell their shares and may not be able to recover any funds that have been invested in our common stock.

The possible sales of shares of common stock by our selling shareholders may have a significant adverse effect on the market price of our common stock should a market develop.

The selling shareholders may sell some or all of their shares immediately after they are registered.  In the event that the shareholders sell some or all of their shares, the price of our common stock could decrease significantly.  Potential investors may not be interested in purchasing shares of our common stock if the selling shareholders are selling their shares of common stock.  The selling of stock by the shareholders could be interpreted by potential investors as a lack of confidence in us and our ability to develop a stable market for our stock.  The price of our common stock could fall if the selling shareholders sell substantial amounts of our common stock.  These sales may make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate because the selling shareholders may offer to sell their shares of common stock to potential investors for less than we do.

We are dependent for our success on a few key executive officers.  Our inability to retain those officers would impede our business plan and growth strategies, which would have a negative impact on our business and the value of an investment.

Our success depends on the skills, experience and performance of key members of our management team. We are heavily dependent on the continued services of Yossef De Levie our Chairman; Lior Carmeli our Chief Executive Officer; David Kapon our Chief Financial Officer; and Jacob Bal our Chief Technology Officer.  We have entered into employment or consulting agreements with our CEO, CFO and CTO and we plan to expand the relatively small number of executives when needed.  Were we to lose one or more of these key individuals, we would be forced to expend significant time and money in the pursuit of a replacement, which could result in both a delay in the implementation of our business plan and the diversion of limited working capital.  We can give you no assurance that we can find satisfactory replacements for these key individuals at all, or on terms that are not unduly expensive or burdensome to our company. Although we intend to issue stock options or other equity-based compensation to attract and retain employees, such incentives may not be sufficient to attract and retain key personnel.

We are dependent for our success on our ability to attract and retain technical personnel, sales and marketing personnel and other skilled management.

Our success depends to a significant degree upon our ability to attract, retain and motivate highly skilled and qualified personnel.  Failure to attract and retain necessary technical, sales and marketing personnel and skilled management could adversely affect our business.  If we fail to attract, train and retain sufficient numbers of these highly qualified people, our prospects, business, financial condition and results of operations will be materially and adversely affected.

Lack of public company experience of our management team may put us at a competitive disadvantage.

Our management team has had no public company experience in the United States, which could impair our ability to comply with legal and regulatory requirements such as those imposed by the Sarbanes-Oxley Act of 2002.  The individuals who now constitute our senior management have had no responsibility for managing a publicly traded company.  Such responsibilities include complying with US federal securities laws and making required disclosures on a timely basis.  Our senior management may not be able to implement and effect programs and policies in an effective and timely manner that adequately respond to such increased legal, regulatory compliance and reporting requirements.  Our failure to do so could lead to the imposition of fines and penalties and result in the deterioration of our business.

New rules, including those contained in and issued under the Sarbanes-Oxley Act of 2002, may make it difficult for us to retain or attract qualified officers and directors, which could adversely affect the management of our business and our ability to obtain or retain listing of our common stock.

We may be unable to attract and retain qualified officers, directors and members of board committees required to provide for our effective management as a result of the recent and currently proposed changes in the rules and regulations which govern publicly held companies, including, but not limited to, certifications from executive officers and requirements for financial experts on the board of directors.  The perceived increased personal risk associated with these recent changes may deter qualified individuals from accepting these roles.  The enactment of the Sarbanes-Oxley Act of 2002 has resulted in the issuance of a series of new rules and regulations and the strengthening of existing rules and regulations by the Securities and Exchange Commission (the “SEC”).  Further, certain of these recent and proposed changes heighten the requirements for board or committee membership, particularly with respect to an individual’s independence from the Company and level of experience in finance and accounting matters.  We may have difficulty attracting and retaining directors with the requisite qualifications.  If we are unable to attract and retain qualified officers and directors, the management of our business could be adversely affected.

Our internal controls over financial reporting may not be effective, and our independent auditors may not be able to certify as to their effectiveness, which could have a significant and adverse effect on our business.

If we become a publicly traded company, as intended, we will be subject to various regulatory requirements, including the Sarbanes-Oxley Act of 2002.  We, like other public companies, would then incur additional expenses and, to a lesser extent, diversion of our management’s time, in our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002 regarding internal controls over financial reporting.

We have not yet evaluated our internal controls over financial reporting in order to allow management to report on, and our independent auditors to attest to, our internal controls over financial reporting, as required by Section 404 of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC, which we collectively refer to as “Section 404”.  We will be required to include our Section 404 management’s assessment of internal control over financial reporting beginning with our second annual report filed after we become publicly registered, and we will be required to include our independent auditor’s attestation on management’s report on internal control over financial reporting beginning with our annual report for the fiscal year ending December 31, 2010.

We intend to comply with the Section 404, Management Assessment of Internal Control over Financial Reporting , beginning with our second annual report filed after we become publicly registered.  However, our lack of familiarity with Section 404 may unduly divert management’s time and resources in executing our business plan.  If, in the future, management identifies one or more material weaknesses, or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

RISKS RELATED TO OUR SECURITIES

There is currently no public trading market for our common stock and we cannot assure you that an active public trading market for our common stock will develop or be sustained.  Even if a market develops, you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

There is currently no public trading market for our common stock and no such market may ever develop. While we intend to seek and obtain quotation of our common stock for trading on the OTC Bulletin Board (“OTCBB”) during the third quarter of 2009, there is no assurance that our application will be approved.  An application for quotation on the OTC Bulletin Board must be submitted by one or more market makers who agree to sponsor the security and who demonstrate compliance with SEC Rule 15(c)2-11 before initiating a quote in a security on the OTC Bulletin Board. In order for a security to be eligible for quotation by a market maker on the OTC Bulletin Board, the security must be registered with the SEC and the company must be current in its required filings with the SEC.  There are no listing requirements for the OTC Bulletin Board and accordingly no financial or minimum bid price requirements.  We intend to cause a market maker to submit an application for quotation to the OTC Bulletin Board before December 31, 2009.

Even if our application for quotation is approved, the number of institutions or persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or nonexistent.  This situation may be attributable to a number of factors, including the fact that we are a small company that is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk averse and may be reluctant to follow a relatively unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, assuming that our common stock is accepted for quotation, there may be periods of several days or more when trading activity in our shares is minimal or non existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot assure you that an active public trading market for our common stock will develop or be sustained.

Limitations on director and officer liability and indemnification of our officers and directors by us may discourage shareholders from bringing suit against a director.

Our articles of incorporation and bylaws provide, with certain exceptions as permitted by governing state law, that a director or officer shall not be personally liable to us or our shareholders for breach of fiduciary duty as a director, except for acts or omissions which involve intentional misconduct, fraud or knowing violation of law, or unlawful payments of dividends.  These provisions may discourage shareholders from bringing suit against a director for breach of fiduciary duty and may reduce the likelihood of derivative litigation brought by shareholders on our behalf against a director. In addition, our articles of incorporation and bylaws provide for mandatory indemnification of directors and officers to the fullest extent permitted by governing state law.

We do not expect to pay dividends for the foreseeable future, and we may never pay dividends.

We currently intend to retain any future earnings to the expansion of our business and do not anticipate paying cash dividends in the foreseeable future.  Our payment of any future dividends will be at the discretion of our board of directors after taking into account various factors, including but not limited to, our financial condition, operating results, cash needs, growth plans and the terms of any credit agreements that we may be a party to at the time. In addition, our ability to pay dividends on our common stock may be limited by state law.  Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize their investment.

If our common stock is accepted for quotation on the OTC Bulletin Board it may be thinly traded, so you may be unable to sell at or near ask prices or at all if you need to sell your shares to raise money or otherwise desire to liquidate your shares.

If our common stock is accepted for quotation on the OTC Bulletin Board, it may be thinly traded on the OTC Bulletin Board, meaning there has been a low volume of buyers and sellers of the shares.  Through this registration statement, we are going public without the typical initial public offering procedures which usually include a large selling group of broker-dealers who may provide market support after going public.  Thus, we will be required to undertake efforts to develop market recognition for us and support for our shares of common stock in the public market.  The price and volume for our common stock that will develop cannot be assured.  The number of institutions or persons interested in purchasing our common stock at or near ask prices at any given time may be relatively small or non-existent.  This situation may be attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days, weeks or months when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.

We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained. In addition to trading on the OTC Bulletin Board, our ultimate intention is to apply for trading on either the Nasdaq Capital Market or the NYSE Alternext U.S. LLC (formerly American Stock Exchange) at such time that we meet the requirements for listing on those exchanges.  We currently do not meet the objective listing criteria for listing on those exchanges and there can be no assurance as to when we will qualify for either of these exchanges or that we will ever qualify for these exchanges.

In order for us to be eligible to trade on the Nasdaq Capital Market, or NYSE Alternext U.S. LLC, we would need, among other things, to qualify with certain requirements in connection with bid and ask prices for our common stock, as well as a minimum value of stockholders equity and market value of our publicly held shares.

Currently, our market capitalization, revenues and stockholders’ equity are insufficient to qualify for these exchanges.  We also do not have a sufficient number of shareholders.  We would also need to meet the corporate governance and independent director and audit committee standards of Nasdaq and/or the NYSE Alternext U.S. LLC. We do not satisfy such standards at this time.

If our common stock is accepted for quotation and begins trading on the OTC Bulletin Board, the trading volume we develop may be limited by the fact that many major institutional investment funds, including mutual funds, as well as individual investors follow a policy of not investing in OTC Bulletin Board stocks and certain major brokerage firms restrict their brokers from recommending OTC Bulletin Board stocks because they are considered speculative, volatile and thinly traded.

The application of the “penny stock” rules to our common stock could limit the trading and liquidity of the common stock, adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

If our common stock is accepted for quotation on the OTC Bulletin Board, as long as the trading price of our common stock is below $5 per share, the open-market trading of our common stock will be subject to the “penny stock” rules, unless we otherwise qualify for an exemption from the “penny stock” definition.  The “penny stock” rules impose additional sales practice requirements on certain broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with net assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse).  These regulations, if they apply, require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the associated risks.  Under these regulations, certain brokers who recommend such securities to persons other than established customers or certain accredited investors must make a special written suitability determination regarding such a purchaser and receive such purchaser’s written agreement to a transaction prior to sale.  These regulations may have the effect of limiting the trading activity of our common stock, reducing the liquidity of an investment in our common stock and increasing the transaction costs for sales and purchases of our common stock as compared to other securities.

The OTC Bulletin Board is a quotation system, not an issuer listing service, market or exchange. Therefore, buying and selling stock on the OTC Bulletin Board is not as efficient as buying and selling stock through an exchange.

The OTC Bulletin Board is a regulated quotation service that displays real-time quotes, last sale prices and volume limitations in over-the-counter securities.  Because trades and quotations on the OTC Bulletin Board involve a manual process, the market information for such securities cannot be guaranteed.  In addition, quote information, or even firm quotes, may not be available.  The manual execution process may delay order processing and intervening price fluctuations may result in the failure of a limit order to execute or the execution of a market order at a significantly different price.  Execution of trades, execution reporting and the delivery of legal trade confirmation may be delayed significantly. Consequently, one may not be able to sell shares of our common stock at the optimum trading prices.

When fewer shares of a security are being traded on the OTC Bulletin Board, volatility of prices may increase and price movement may outpace the ability to deliver accurate quote information. Lower trading volumes in a security may result in a lower likelihood of an individual’s orders being executed, and current prices may differ significantly from the price one was quoted by the OTC Bulletin Board at the time of the order entry.

Orders for OTC Bulletin Board securities may be canceled or edited like orders for other securities.  All requests to change or cancel an order must be submitted to, received and processed by the OTC Bulletin Board.  Due to the manual order processing involved in handling OTC Bulletin Board trades, order processing and reporting may be delayed, and an individual may not be able to cancel or edit his order. Consequently, one may not able to sell shares of common stock at the optimum trading prices.

The dealer’s spread (the difference between the bid and ask prices) may be large and may result in substantial losses to the seller of securities on the OTC Bulletin Board if the common stock or other security must be sold immediately.  Further, purchasers of securities may incur an immediate “paper” loss due to the price spread. Moreover, dealers trading on the OTC Bulletin Board may not have a bid price for securities bought and sold through the OTC Bulletin Board.  Due to the foregoing, demand for securities that are traded through the OTC Bulletin Board may be decreased or eliminated.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our shareholders may be eligible to sell all or some of their shares of common stock pursuant to Rule 144, promulgated under the Securities Act of 1933, as amended, subject to certain limitations.  In general, pursuant to Rule 144 as in effect as of the date of this prospectus, a shareholder (or shareholders whose shares are aggregated) who has satisfied the applicable holding period and is not deemed to have been one of our affiliates at the time of sale, or at any time during the three months preceding a sale, may sell their shares of common stock. Any substantial sale, or cumulative sales, of our common stock pursuant to Rule 144 or pursuant to any resale prospectus may have a material adverse effect on the market price of our securities.

We expect volatility in the price of our common stock, which may subject us to securities litigation.

If established, the market for our common stock may be characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will be more volatile than a seasoned issuer for the indefinite future.  In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may in the future be the target of similar litigation.  Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

A total of 5,234,200 or 77.73% of our outstanding shares following this registration are restricted from immediate resale, but may be sold into the market in the near future.  This could cause the market price of our shares to drop significantly, even if our business is profitable.

After this registration, we will have 6,734,131   shares outstanding.  We expect that the remaining 5,234,200 ordinary shares, representing 77.73% of our total outstanding shares following this offering, will become available for resale in the public market as shown in the chart below.  As restrictions on resale end, the market price of our shares could drop significantly if the holders of these restricted shares sell them or are perceived by the market as intending to sell them.  These factors could also make it more difficult for us to raise additional funds through future offerings of our ordinary shares or other securities.

Number of shares	percentage of total outstanding	Date of availability for resale into the public market
1,499,931	22.27%	Upon the effectiveness of this registration.

5,234,200	77.73%	Six months after registration and subject to volume limitation under Rule 144

RISKS RELATING TO OUR BUSINESS

Our limited operating history makes evaluation of our business difficult.

We were formed in July 2009, to acquire an Israeli company called Baby’s Breath Ltd. founded in 2001 and to date have generated only minimal revenues.  Our ability to implement a successful business plan remains unproven and no assurance can be given that we will ever generate sufficient revenues to sustain our business.  We have a limited operating history which makes it difficult to evaluate our performance.  You must consider our prospects in light of these risks, expenses, technical obstacles, difficulties, market penetration rate and delays frequently encountered in connection with the development of new businesses.  These factors include uncertainty whether we will be able to:

•
Raise capital – we contemplating on securing additional funding for our operations through issuance of stock to institutional investors in the U.S. Our ability to procure such funding depends on the ability to register our shares for trading under this Form S-1. Such additional funding is intended to be comprised of up to $300,000 to be received from Foreign Investors under Regulation S and an additional amount of $3.2 million from institutional investors following the Commission’s approval of the registration statement.

Depending on our ability to expand and increase our sales we also contemplate securing of a credit line with a financing bank.

•
Secure CPT codes for our products and procure reimbursement coverage from third-party healthcare payors for procedures using our products -  The demand for our products will depend on the eligibility of our products for reimbursement through government-sponsored healthcare payment systems and private third-party payors. Our ability to successfully market and distribute our products to hospitals and clinics in the US depends on our ability to obtain CPT codes for our products.

•
Respond effectively to competitive pressures - We expect that existing well established competitors will employ the resources to compete with us and develop their own solutions for treatment of respiratory diseases in infants;

•
Successfully address intellectual property issues of others - in order to limit competition in connection with manufacturing of products for treatment of respiratory deseases in infants and increases market awareness and achieve branding we will need to continue and support our patents portfolio as well as procure sufficient protection for our non registered trademarks BabyAir and WiseAir. If we cannot protect our rights, we may lose our competitive advantage.;

We face intense competition and our inability to successfully compete with our competitors who produce inhalers will have a material adverse effect on our results of operation.

The medical inhalation industry is highly competitive.  We consider the following companies as our main competitors in the market in which we operate: Respironics, DeVilbiss Healthcare, Omron Healthcare, Pari Respiratory Equipment, Cardinal Health and Westmed Inc.:

Respironics brand holds a very large market share in the sleep apnea segment and is therefore largely identified with it. Respironics’ offering includes a variety of home compressor nebulizer, mobile and disposable versions. DeVilbiss Healthcare presents itself as a leader in the respiratory niche of the home healthcare products market:  DeVilbiss Healthcare design, manufacture and market respiratory medical products that address the respiratory needs of patients in both institutional and homecare settings. The company’s offering ranges from oxygen to sleep therapy, and pulmonary drug delivery devices. Omron Healthcare and Pari Respiratory Equipment also offer variety of portable compressor nebulizers. Cardinal Health maintains a broad portfolio of products and services and offers a wide range of home healthcare nebulizers for children and grown-ups, all comprising a mouthpiece for inhalation. Westmed Inc. manufactures a complete nebulizer system which is designed to enhance the delivery of aerosolized medication while reducing the apprehension encountered by young patients.

None of the above-mentioned companies provides a truly differentiated offering, in which medication delivery does not involve direct physical contact of the delivery system with the infant/patient.

In terms of the entry barriers: there is an increasing presence of leading manufacturers on all market segments tackling new respiratory therapies and devices. Some of them have really solidified their leadership and gained substantial reputation and as such they may not be keen to welcome a newcomer offering real and objective added value.

These companies would certainly employ the resources to compete with us if they view them as concrete threat, such as preventing BabyAir registration and compliance with CPT codes (Current Procedural Terminology system, published and maintained by AMA – the American Medical Association www.ama-assn.org). This is a necessary and tangible milestone for market entry and companies may have the means to influence and bias the CPT Advisory Committee decision to their interest.

Intellectual property claims against us can be costly and could impair our business.  Other parties may assert infringement or unfair competition claims against us.  We cannot predict whether third parties will assert claims of infringement against us, or whether any future assertions or prosecutions will harm our business.  If we are forced to defend against any such claims, whether they are with or without merit or are determined in our favor, then we may face costly litigation, diversion of technical and management personnel, or product/service delays.

If our product is not accepted by our potential customers, it is unlikely that we will ever become profitable.

The medical industry has historically used a variety of technologies for inhalation drug delivery solutions. Compared to these conventional technologies, our technology is relatively new, and the number of companies using our technology is limited. The commercial success of our product will depend upon the widespread adoption of our technology as a preferred method by hospitals and patients.  In order to be successful, our product must meet the technical and cost requirements for these facilities. Market acceptance will depend on many factors, including:

•	the willingness and ability of customers to adopt new technologies;

•	our ability to convince prospective strategic partners and customers that our technology is an attractive alternative to conventional methods used by the medical industry;

•	our ability to select and execute agreements with effective distributors and manufacturers representatives to market and sell our product; and

•	our ability to assure customer use of BabyAir proprietary method.

Because of these and other factors, our product may not gain market acceptance or become the industry standard for the health care industry.  The failure of such companies to purchase our products would have a material adverse effect on our business, results of operations and financial condition.

We rely on local distributors to market and distribute our products in most of the territories.

We rely on distributors for the marketing and distribution of our products. Generally, under our agreements with local distributors, each distributor is granted the right to market our products in a particular country or region, subject to the attainment of minimum sales targets.  Our success in generating sales in countries or regions where we have engaged local distributors depends in part on the efforts of others whom we do not control. If a distributor is terminated by us or goes out of business, it may take us a period of time to locate an alternative distributor and to train its personnel to market our products and our ability to sell our products in that distributor’s country or region could be adversely affected.

If we or our distributors do not obtain and maintain the necessary regulatory approvals in a specific country or region, we will not be able to market and sell our products in that country or region.

We sell our products mainly in the following countries, including Finland, Italy, Spain, Hungary, Germany, Portugal, Poland, Israel, Serbia and in some countries in the Far East.  To be able to market and sell our products in a specific country or region, we or our distributors must comply with the regulations of that country or region.  While the regulations of some countries do not impose barriers to marketing and selling our products or only require notification, others require that we or our distributors obtain the approval of a specified regulatory body.  These regulations, including the requirements for approvals, and the time required for regulatory review vary from country to country.  Obtaining regulatory approvals is expensive and time-consuming, and we cannot be certain that we or our distributors will receive regulatory approvals in each country or region in which we plan to market our products.  If we or our distributors are unable to maintain our authorizations in a particular country or region, we will no longer be able to sell our products in that country or region, and our ability to generate revenues will be materially adversely affected.

Our products require FDA clearance and our business will be subject to intense governmental regulation and scrutiny, both in the U.S. and abroad.

In 2006 Baby’s Breath filed a 510(k) submission with the U.S. Food and Drug Administration (the “FDA”) with respect to a product classification as a Class II non-exempt device.  We cannot generate revenues from our product to be used in hospitals without FDA clearance.  We received written confirmation of final FDA clearance in 2006.

The potential production and marketing of some of our products and our ongoing research and development, any pre-clinical testing and clinical trial activities are subject to extensive regulation and review by FDA and other governmental authorities both in the United States and abroad.  In addition to testing and approval procedures, extensive regulations also govern marketing, manufacturing, distribution, labeling, and record keeping.  If we do not comply with applicable regulatory requirements, violations could result in warning letters, non-approvals, suspensions of regulatory approvals, civil penalties and criminal fines, product seizures and recalls, operating restrictions, injunctions, and criminal prosecution.

Periodically, legislative or regulatory proposals are introduced that could alter the review and approval process relating to medical products.  It is possible that the FDA will issue additional regulations further restricting the sale of our present or proposed products.  Any change in legislation or regulations that govern the review and approval process relating to our current and future products could make it more difficult and costly to obtain approval for new products, or to produce, market, and distribute existing products.

Some of our activities may subject us to risks under federal and state laws prohibiting “kickbacks” and false or fraudulent claims.

A federal law commonly known as the Medicare/Medicaid anti-kickback law, and several similar state laws, prohibit payments that are intended to induce physicians or others either to refer patients or to acquire or arrange for or recommend the acquisition of health care products or services.  While the federal law applies only to referrals, products or services for which payment may be made by a federal health care program, state laws often apply regardless of whether federal funds may be involved.  These laws constrain the sales, marketing and other promotional activities of manufacturers of medical devices, such as us, by limiting the kinds of financial arrangements, including sales programs, we may have with hospitals, physicians, and other potential purchasers of medical devices.  Other federal and state laws generally prohibit individuals or entities from knowingly presenting, or causing to be presented, claims for payment from Medicare, Medicaid, or other third-party payors that are false or fraudulent, or are for items or services that were not provided as claimed.  As we may provide some coding and billing advice to purchasers of our products, and since we cannot be sure that the government will regard any billing errors that may be made as inadvertent, these laws are potentially applicable to us.  Anti-kickback and false claims laws prescribe civil and criminal penalties for noncompliance that can be substantial.  Even an unsuccessful challenge could cause adverse publicity and be costly to respond to, and thus could have a material adverse effect on our business, results of operations and financial condition.

If we are unable to procure reimbursement coverage from third-party healthcare payors for procedures using the our products, or if reimbursement is insufficient to cover the costs of purchasing or using our products when compared to alternative procedures, demand for our products may not continue to grow.

Demand for our products depends on the eligibility of our products for reimbursement through government-sponsored healthcare payment systems and private third-party payors.  In general, the process of obtaining reimbursement coverage approvals has been slower outside of the United States.   Reimbursement practices vary significantly from country to country and within some countries, by region, and we must obtain reimbursement approvals on a country-by-country or region-by-region basis.  We may not be able to obtain further approvals in a timely manner or at all.  Our business model and marketing strategy will be directly influenced by changes in the reimbursement policy.

Changes in healthcare system policies may make it difficult for physicians, hospitals and other healthcare providers to obtain full reimbursement for the purchase of our products, which could adversely affect demand therefor.

Many healthcare payors have adopted a managed care system in which they contract to provide comprehensive healthcare for a fixed cost per person, irrespective of the amount of care actually provided.  Therefore, the amount of reimbursement provided may not be sufficient to encourage physicians to purchase or utilize our products and solutions.  We are unable to predict what changes will be made in the reimbursement policies of third-party payors.  We could be adversely affected by changes in reimbursement policies of governmental or private healthcare payors to the extent any such changes affect reimbursement amounts or methods for procedures in which our products are used.

Failure to obtain CPT codes for our products may limit our ability to sell our products to clinics and hospitals in the US.

CPTs (Current Procedural Terminology) codes are numbers assigned to every task and service a medical practitioner may provide to a patient including medical, surgical and diagnostic services. They are then used by insurers to determine the amount of reimbursement that a practitioner will receive by an insurer. Since everyone uses the same codes to mean the same thing, they ensure uniformity. CPT codes are developed, maintained and copyrighted by the AMA (American Medical Association). As the practice of health care changes, new codes are developed for new services, current codes may be revised, and old, unused codes are discarded. Thousands of codes are in use, and they are updated annually.

Our ability to successfully market and distribute our products to hospitals and clinics in the US depends on our ability to obtain CPT codes for our products. Though we intend to pursue procurement of such cods there is no guaranty that we will be successful in our efforts and failure to obtain such codes may have an adverse affect on our marketing and distribution operations in the US

Our lack of manufacturer could harm our ability to meet demand for our products in a timely manner or within budget.

To date we relied on a single supplier for the production and manufacturing of our BabyAir product.  This manufacturer will no longer produce our product in the future.  We are currently in negotiation with another  manufacturer located in Israel to produce our products for the future.  Our lack of current manufacturer could harm our ability to meet demand for our products in a timely manner or within budget. Out inability to regain production abilities in a timely manner may adversely affect our sales.

None of the marks currently used by us are registered and protected.

None of the following trade names used by us is a registered trademark: BabyAir, WiseAir, and there is no guaranty that we will be able to register such trade names or maintain protection or any rights therein. To the extent other parties will register these trade names as protected marks we may be forced to market our products under different names which may adversely affect our sale efforts and our financial results.  Our management understands that Neoair Industries is using the name BabyAir for one of its products. We cannot ascertain, at this point, what would be the effect of Neoair Industry’s usage of this name on our business or whether we will be subject to any legal proceedings in this regard.

If we are unable to successfully protect our products through the issuance and enforcement of patents and other means of protection, our business could be harmed significantly.

Our ability to prevent competitors from gaining access to our products and solutions is essential to our success.  If we fail to protect our intellectual property rights adequately, we may lose an important advantage in the markets in which we compete.  Patent, copyright, trade secret laws and ability to trademark our product in the United States and other jurisdictions, as well as our internal confidentiality procedures and contractual provisions, are at the core of our efforts to protect our proprietary technology and our brand.

We have been granted two patents for BabyAir, which covers the "up side down Nebulizer", the tube that transports the medicine, as well as the hood.

We are not currently seeking protection in any other location due to lack of sufficient funding. We are contemplating upon securing patent protection in Canada and other countries in Europe once we secure additional funding for our operations.

While we plan to protect our intellectual property with, among other things, patent protection, there can be no assurance that:

•	current or future U.S. or foreign patents applications will be approved;

•	our issued patents will protect our intellectual property and not be held invalid or unenforceable if challenged by third parties via litigation or administrative proceeding;

•	we will obtain a favorable outcome if we assert our intellectual property rights against third parties;

•	we will succeed in protecting our technology adequately in all key jurisdictions in which we or our competitors operate;

•	the patents of others will not have an adverse effect on our ability to do business; or

•	others will not independently develop similar or competing products or methods or design around any patents that may be issued to us.

If we become subject to intellectual property actions, this could hinder our ability to deliver our products and services and our business could be negatively impacted.

We may be subject to legal or regulatory actions alleging intellectual property infringement or similar claims against us.  Companies may apply for or be awarded patents or have other intellectual property rights covering aspects of our technologies or businesses.  Moreover, if it is determined that our products infringe on the intellectual property rights of third parties, we may be prevented from marketing our products.  While we are currently not subject to any material intellectual property litigation, any future litigation alleging intellectual property infringement could be costly, particularly in light of our limited resources.  Similarly, if we determine that third parties are infringing on our patents or other intellectual property rights, our limited resources may prevent us from litigating or otherwise taking actions to enforce our rights.  Any such litigation or inability to enforce our rights could require us to change our business practices, could potentially hinder or prevent our ability to deliver our products and services, and could result in a negative impact to our business.  Expansion of our business via product line enhancements or new product lines to drive increased growth in current or new markets may be inhibited by the intellectual property rights of our competitors and/or suppliers.  Our inability to successfully mitigate those factors may significantly reduce our market opportunity and subsequent growth.

Because the medical device industry is litigious, we are susceptible to intellectual property suits that could cause us to incur substantial costs or pay substantial damages or prohibit us from selling our products.

There is a substantial amount of litigation over patent and other intellectual property rights in the medical device industry.  Whether a product infringes a patent involves complex legal and factual issues, the determination of which is often uncertain.  While we have attempted to ensure that our product does not infringe other parties’ patents and proprietary rights, our competitors or other parties may assert that our product and the methods it employs may be covered by patents held by them.  In addition, because patent applications can take many years to issue, there may be applications now pending of which we are unaware, which may later result in issued patents which our product may infringe.  If our products infringe a valid patent, we could be prevented from selling them unless we can obtain a license or redesign the product to avoid infringement.  A license may not always be available or may require us to pay substantial royalties.  We also may not be successful in any attempt to redesign our product to avoid any infringement. Infringement and other intellectual property claims, with or without merit, can be expensive and time-consuming to litigate and can divert management’s attention from our core business.

Litigation and administrative proceedings are inherently uncertain and divert resources that could be directed towards other business priorities.  We may not be able to obtain positive results and may spend considerable resources in our efforts to defend and protect our intellectual property.  Furthermore, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights are uncertain.  Effective patent, trademark, copyright and trade secret protection vary from one jurisdiction to another and may not be attainable in every country in which our products are available.  The laws of some foreign countries may not be as protective of intellectual property rights as those in the United States, and mechanisms for enforcement of those rights may be inadequate.  Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property and utilizing our technology for their competitive advantage.  Our failure to obtain trademarks or patents, including with claims of a scope necessary to cover our technology, or the invalidation of our patents, may weaken our competitive position and may adversely affect our revenues and profitability.

Our international operations expose us to the risk of fluctuation in currency exchange rates.

We derive all of our revenues in various countries utilizing various currencies throughout the world.  As we expect to begin sales in the United States, we expect that a substantial portion of our revenues in the future will be in U.S. dollars while a significant portion of our expenses will be denominated in Israeli shekels.  Our shekel-denominated expenses consist principally of salaries, building leases and related personnel expenses.  We anticipate that a material portion of our expenses will continue to be denominated in shekels.  If the U.S. dollar or other world currencies weakens against the shekel, there will be a negative impact on our profit margins.  We currently do not hedge our currency exposure through financial instruments.  In addition, if we wish to maintain the dollar-denominated value of our products in non-U.S. markets, devaluation in the local currencies of our customers relative to the U.S. dollar could cause our customers to cancel or decrease orders or default on payment.

Fluctuations in our revenues and operating results on a quarterly and annual basis could cause the market price of our common stock to decline.

Our quarterly and annual revenues and operating results are difficult to predict and may fluctuate in the future, from quarter-to-quarter and year-to-year.  It is possible that our operating results in some quarters and years will be below market expectations.  This may cause the market price of our shares to decline. Our quarterly and annual operating results are affected by a number of factors, many of which are outside of our control.  In particular, we have limited exposure to end customer demand upon which we predict future sales of our solutions.

Additional factors that may affect our quarterly and annual operating results include:

•	the loss of one or more of our customers, or a significant reduction or postponement of orders from our customers;

•	our customers’ sales outlooks, purchasing patterns and inventory levels based on end-customer demands and general economic conditions;

•	our ability to successfully develop, introduce and sell new or enhanced products in a timely manner;

•	product obsolescence and our ability to manage product transitions;

•	changes in the relative sales mix of our products;

•	changes in our cost of finished products;

•	the potential loss of key manufacturer and supplier relationships; and

Pursuant to the Israeli Tax Authority a tax pre-ruling of September 7, 2009 some of our shareholders are subject to limitations with respect to their ability to dispose of their holdings in us. In addition pursuant to the terms of said pre-ruling, we are subject to certain limitations with respect to our ability to issue additional shares and diluting the holdings of our shareholders in us.

On September 7, 2009, we purchased all the issued and outstanding shares of Baby’s Breath Ltd. from Baby’s Breath shareholders in consideration for 6,280,600 shares of our Common Stock as a result of which Baby’s Breath became our wholly-owned subsidiary. Our acquisition of Baby’s Breath's shares in consideration for the issuance of shares of common stock of New Air was made pursuant to a tax arrangement and a pre-ruling reached with the Israeli Tax Authorities in accordance with the provisions of Section 104B of the Israeli Tax Ordinance.  A translated copy of the Pre-Ruling is attached as an exhibit hereto.  The terms of the Pre-Ruling impose certain limitations on the ability of our shareholders that are Israeli residents to dispose of their holdings in New Air, and on the level of dilution to which such shareholders may be subject in the future in case of additional fund raising by us.   The Pre-Ruling also prohibits us from selling our holdings in Baby's Breath for the duration prescribed under law.  In order to maintain compliance with the terms of the Pre Ruling the shares of common stock that were issued to those shareholders being parties to the Pre Ruling are held by a trustee appointed by New Air (the “Trustee”, and are to be held by the Trustee for a period of 24 months following the issuance thereof (the “Restricted Period”). During the Restricted Period those shareholders that are Israeli residents, parties to the Pre Ruling may sell a collective aggregate amount of shares that equals up to 10% of their holdings (i.e. an aggregate amount of 628,060 shares).  Such limitation does not limit the ability to register such shares for trading but rather the ability to dispose of the shares within the timeframe allotted in the Pre-Ruling. Also, such limitation does not apply to shareholders who are not Israeli residents or who were not parties to the Pre-Ruling.  The shareholders may apportioned their respective right to sell such shares among themselves such that the total amount of the shares sold by the Israeli resident's shareholders shall not exceed the amount of shares stated above . The Israeli resident's shareholders have agreed that the Israeli resident's shareholders listed on the Selling Shareholders table herein may sell the number of shares included in this registration statement.

In recent years new solutions to respiratory ailments, in the form of seasonal vaccines, were put into use.

In recent years new solutions to respiratory ailments, in the form of seasonal vaccines, were put into use. This trend has the potential to decrease the potential market for inhalation solutions. We have no control over trends in the industry and such trends as well as additional trends which may evolve may adversely affect our operational results.

There is growing requirement for a double sterilization process for medical devices.

Recently, due to recent epidemics (such as the recent swine flue), there is growing requirement for a double sterilization process for medical devices, which is a longer and more expensive process.  This can make the use of the BabyAir device more expensive and harder for use in the hospital market.  While the current competing products are face masks which are disposable and negate the need to sterilization our product will be more expensive then face masks and so we expect to be subject to repetitive use which will require sterilization or double sterilization procedure .

RISKS RELATING TO OUR LOCATION IN ISRAEL

Conditions in Israel could adversely affect our business.

Our principal offices and research and development facilities are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our business.  Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. Although Israel has entered into various agreements with Egypt, Jordan and the Palestinian Authority, there has been an increase in unrest and terrorist activity, which began in September 2000 and has continued with varying levels of severity into 2007.   Between 2007 and 2008 series of armed conflicts took place between Palestinian militants and the Israel Defense Forces, which escalated in early 2008, following continuing bombing of cities and civilian targets in the south of Israel, into a grand scale military operation by the Israeli Defense forces which lasted for approximately a month. Following a relatively quite period of 6 months the bombing on Israel's cities began again by the Hamas. This lead to another grand scale military operations in Gaza by the Israeli Defense Forces in 2009 which included a ground invasion (known as Cast Lead Operation).  Furthermore, several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel continue or increase. These restrictions may limit materially our ability to sell our solutions to companies in these countries. Additionally, any hostilities involving Israel may have a material adverse effect on our facilities, all or a portion of our inventory may be damaged, and our ability to deliver products to customers may be materially adversely affected. Our employees in Israel, including executive officers, may be called upon to perform annual military reserve duty and, in emergency circumstances, could be called to active duty. Such disruption could materially adversely affect our business and results of operations.

The government grants we received through our subsidiary Baby's Breath for research and development expenditures restrict our ability to manufacture products and transfer technologies outside of Israel and require us to satisfy specified conditions.

We have received grants from the government of Israel through the Office of the Chief Scientist of the Ministry of Industry, Trade and Labor, for the financing of a portion of our research and development expenditures in Israel.  Under Israeli law, royalties on the revenues derived from sales of all of our products are payable to the Israeli government, generally at the rate of 3.5%, up to the amount of the received grants as adjusted for fluctuation in the U.S. dollar/shekel exchange rate. The amounts received after January 1, 1999, bear interest equal to the 12-month London Interbank Offered Rate applicable to dollar deposits that is published on the first business day of each calendar year.  Royalties are paid on our consolidated revenues.

The Government of Israel, through the Office of the Chief Scientist (OCS), encourages Research and Development projects that result in products for export. We received grants of approximately $268,029 from the OCS through December 31, 2005, which were used to fund its initial product development. Pursuant to the terms of these grants, the Company is obligated to pay royalties to the OCS at the rates of 3.0% and 3.5% of revenues derived from sales of products funded with these grants, up to 100.0% up to 150% of certain grant amounts received in 2005-2007 and 2008 accordingly.

In the event that a project funded by the OCS does not result in the development of a product that generates revenues, the Company would not be obligated to repay the grants the Company received for the product's development. The terms of the grant also require that the know-how derived from the research and development fund by the OCS. Product may not be transferred to third parties without the approval of the OCS.  As of 31 December, 2008, approximately $4,000 was paid in respect of royalties payable to the Chief Scientist.

The terms of the grants prohibit us under certain limitations from manufacturing products outside of Israel or transferring intellectual property rights in technologies developed using these grants inside or outside of Israel without special approvals. Even if we receive approval to manufacture our products outside of Israel, we may be required to pay an increased total amount of royalties. This restriction may impair our ability to outsource manufacturing or engage in similar arrangements for those products or technologies. Know-how developed under an approved research and development program may not be transferred to any third parties, except in certain circumstances and subject to prior approval.  In addition, if we fail to comply with any of the conditions and restrictions imposed by Israeli law we may be required to refund any grants previously received together with interest and penalties, and may be subject to criminal charges.

It may be difficult to enforce a U.S. judgment against us, our officers and directors in Israel or the United States, or to assert U.S. securities laws claims in Israel or serve process on our officers and directors.

All of our executive officers and directors are not residents of the United States, and the majority of our assets and the assets of these persons are located outside the United States.  Therefore, it may be difficult for an investor, or any other person or entity, to enforce a U.S. court judgment based upon the civil liability provisions of the U.S. federal securities laws against us or any of these persons in a U.S. or Israeli court, or to effect service of process upon these persons in the United States.  Additionally, it may be difficult for an investor, or any other person or entity, to assert U.S. securities law claims in original actions instituted in Israel.  Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws on the grounds that Israel is not the most appropriate forum in which to bring such a claim.  Even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process.  Certain matters of procedure will also be governed by Israeli law.  There is little binding case law in Israel addressing the matters described above.  For additional Information see “Enforceability of Civil Liabilities.”

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this Registration Statement that are not historical facts are "forward-looking statements" which can be identified by the use of terminology such as "estimates," "projects," "plans," "believes," "expects," "anticipates," "intends," or the negative or other variations, or by discussions of strategy that involve risks and uncertainties. We urge you to be cautious of the forward-looking statements, that such statements, which are contained in this Registration Statement, reflect our current beliefs with respect to future events and involve known and unknown risks, uncertainties and other factors affecting our operations, market growth, services, products and licenses. No assurances can be given regarding the achievement of future results, as actual results may differ materially as a result of the risks we face, and actual events may differ from the assumptions underlying the statements that have been made regarding anticipated events. Factors that may cause actual results, our performance or achievements, or industry results, to differ materially from those contemplated by such forward-looking statements include without limitation:

•	our ability to attract and retain management;

•	our growth strategies;

•	anticipated trends in our business;

•	our future results of operations;

•	our ability to make or integrate acquisitions;

•	our liquidity and ability to finance our acquisition and development activities;

•	the timing, cost and procedure for proposed acquisitions;

•	the impact of government regulation;

•	estimates regarding future net revenues;

•	planned capital expenditures (including the amount and nature thereof);

•	estimates, plans and projections relating to acquired properties;

•	our financial position, business strategy and other plans and objectives for future operations;

•	the possibility that our acquisitions may involve unexpected costs;

•	competition;

•	the ability of our management team to execute its plans to meet its goals;

•	general economic conditions, whether internationally, nationally or in the regional and local market areas in which we are doing business, that may be less favorable than expected; and

•	other economic, competitive, governmental, legislative, regulatory, geopolitical and technological factors that may negatively impact our businesses, operations and pricing.

All written and oral forward-looking statements made in connection with this Form S-1 that are attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. Given the uncertainties that surround such statements, you are cautioned not to place undue reliance on such forward-looking statements.

ENFORCEABILITY OF CIVIL LIABILITIES

All of our directors and officers reside outside the United States.  Service of process upon us and upon our directors and officers may be difficult to obtain within the United States.  Furthermore, because substantially all of our assets and all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States.

It may be difficult to assert U.S. securities law claims in original actions instituted in Israel. Israeli courts may refuse to hear a claim based on a violation of U.S. securities laws because Israel is not the most appropriate forum to bring such a claim.  In addition, even if an Israeli court agrees to hear a claim, it may determine that Israeli law and not U.S. law is applicable to the claim.  If U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact which can be a time-consuming and costly process.  Certain matters of procedure will also be governed by Israeli law.

Subject to specified time limitations and legal procedures, Israeli courts may enforce a United States judgment in a civil matter which, subject to certain exceptions, is non-appealable, including judgments based upon the civil liability provisions of the Securities Act and the Securities Exchange Act and including a monetary or compensatory judgment in a non-civil matter, provided that:

•
the judgments are obtained after due process before a court of competent jurisdiction, according to the laws of the state in which the judgment is given and the rules of private international law currently prevailing in Israel;

•	the prevailing law of the foreign state in which the judgments were rendered allows the enforcement of judgments of Israeli courts;

•	adequate service of process has been effected and the defendant has had a reasonable opportunity to be heard and to present his or her evidence;

•	the judgments are not contrary to public policy, and the enforcement of the civil liabilities set forth in the judgment does not impair the security or sovereignty of the State of Israel;

•	the judgments were not obtained by fraud and do not conflict with any other valid judgment in the same matter between the same parties;

•	an action between the same parties in the same matter is not pending in any Israeli court at the time the lawsuit is instituted in the foreign court; and

•	the obligations under the judgment are enforceable according to the laws of the State of Israel and according to the law of the foreign state in which the relief was granted.

If a foreign judgment is enforced by an Israeli court, it generally will be payable in Israeli currency, which can then be converted into non-Israeli currency and transferred out of Israel.  The usual practice in an action before an Israeli court to recover an amount in a non-Israeli currency is for the Israeli court to issue a judgment for the equivalent amount in Israeli currency at the rate of exchange in force on the date of the judgment, but the judgment debtor may make payment in foreign currency.  Pending collection, the amount of the judgment of an Israeli court stated in Israeli currency ordinarily will be linked to the Israeli consumer price index plus interest at the annual statutory rate set by Israeli regulations prevailing at the time.  Judgment creditors must bear the risk of unfavorable exchange rates.

CAPITALIZATION

The selected financial information presented below is derived from and should be read in conjunction with our financial statements, the financial statements of Baby’s Breath and the unaudited pro-forma balance sheet including notes thereto, appearing elsewhere in this prospectus.  See "Financial Statements."

September 30, 2009
(unaudited)
Assets:
TOTAL ASSETS	$156,649

Liabilities:
TOTAL CURRENT LIABILITIES	$324,689
Stockholders' equity: (Deficiency)
Common stock, $0.001 par value, 50,000,000 shares authorized, 6,360,000 common shares issued and outstanding.	6,477
Additional paid-in capital	1,074,080
Accumulated deficit
(Deficit)	(1,250,406)
Total stockholders' equity (Deficiency)	(169,849)

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIENCY)	$156,649

USE OF PROCEEDS

Our stock registration is made without the involvement of underwriters or broker-dealers.  With the exception of any brokerage fees and commissions which are the obligation of the selling shareholders, we are responsible for the fees, costs and expenses of this offering which are estimated to be approximately $200,000, inclusive of our legal and accounting fees, printing costs and filing and other miscellaneous fees and expenses.

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling shareholders.  We will not receive proceeds from the sale of shares of common stock being sold by our selling shareholders.  All proceeds from the sale of the shares offered hereby will be for the account of the selling shareholders, as described below in the sections entitled “Selling Security Holders” and “Plan of Distribution.”

DETERMINATION OF OFFERING PRICE

The $1.00 per share offering price of our common stock was determined arbitrarily by us.  There is no relationship whatsoever between this price and our assets, earnings, book value or any other objective criteria of value. We intend to apply to the Over-the-Counter Bulletin Board electronic quotation service for the trading of our common stock upon our becoming a reporting entity under the Securities Exchange Act of 1934 (the "Exchange Act").  If our common stock becomes so traded and a market for the stock develops, the actual price of stock will be determined by prevailing market prices at the time of sale or by private transactions negotiated by the selling shareholders named in this prospectus.  The offering price would thus be determined by market factors and the independent decisions of the selling shareholders named in this prospectus.

DILUTION

The common stock to be sold by the selling shareholders is common stock that is currently issued and outstanding.  Accordingly, there will be no dilution to our existing shareholders.

SELLING SECURITY HOLDERS

The selling shareholders named in the table titled 'Selling Shareholders' are offering all of the shares of common stock offered through this prospectus.  Some of the selling shareholders who are not US citizens or residents acquired their 453,531 shares of common stock offered through a private offering that was exempt from registration under Regulation S of the Securities Act of 1933, as amended (the "Securities Act").  None of the selling stockholders are broker-dealers or affiliates of broker-dealers.

The persons listed in the following table plan to offer the shares shown opposite their respective names by means of this prospectus.  The owners of the shares to be sold by means of this prospectus are referred to as the “selling” shareholders”.  These shares may be sold by one or more of the following methods, without limitations.

•	A block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	Purchase by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;
•	Ordinary brokerage transactions and transactions in which the broker solicits purchasers
•	Face to face transactions between sellers and purchasers without a broker/dealer.

In competing sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated. As to any particular broker-dealer, this compensation might be in excess of customary commissions. Neither, we nor the selling stockholders can presently estimate the amount of such compensation.

The selling shareholders and any broker/dealers who act in connection with the sale of the shares will be deemed to be “underwriters” within the meaning of the Securities Acts of 1933, and any commissions received by them and any profit on any resale of the shares as a principal might be deemed to be underwriting discounts and commissions under the Securities Act.

If any selling shareholders enters into an agreement to sell his or her shares to a broker/dealer as principal and the broker/dealer is acting as an underwriter, we will file a post-effective amendment to the registration statement, of which this prospectus is a part, identifying the broker/dealer, providing required information concerning the plan of distribution, and otherwise revising the disclosures in this prospectus as needed. We will also file the agreement between the selling shareholder and the broker/dealer as an exhibit to the post-effective amendment to the registration statement.

We have advised the selling shareholders that they and any securities broker/dealers or others who will be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act of 1933. We have advised each selling shareholder that in the event of a “distribution” of the shares owned by the selling shareholder, such selling shareholder, any “affiliated purchasers”, and any broker/dealer or other person who participates in the distribution may be subject to Rule 102 of Regulation M under the Exchange Act until their participation in that distribution is complete.  Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class, as is the subject of the distribution. A “distribution” is defined in Rule 102 as an offering of securities “that is distinguished from ordinary trading transaction by the magnitude of the offering and the presence of special selling efforts and selling methods”.  We have advised the selling shareholders that Rule 101 of Regulation M under the 1934 Act prohibits any “stabilizing bid” or “stabilizing purchase” for purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

No selling shareholder has, or had, any material relationship with our officers or directors.  To our knowledge, no selling shareholder is affiliated with a broker/dealer.

The shares of common stock owned by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit.  If and when our common stock becomes quoted on the OTC Bulletin Board or listed on the securities exchange, the shares owned by the selling shareholders may be sold in public market or in private transactions for cash at prices to be determined at that time.  We will not receive any proceeds from the sale of the shares by the selling shareholders.

Based upon information available to us as of   December 31, 2009 , the following table sets forth the names of the selling shareholders, the number of shares owned, the number of shares registered by this prospectus and the number and percent of outstanding shares that the selling shareholders will own after the sale of the registered shares, assuming all of the shares are sold.  The information provided in the table and discussions below has been obtained from the selling shareholders.  The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which it provided the information regarding the shares beneficially owned, all or a portion of the shares of common stock beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933.  As used in this prospectus, "selling shareholder" includes donees, pledgees, transferees or other successors-in-interest selling shares received from the named selling shareholder as a gift, pledge, distribution or other non-sale related transfer.

Beneficial ownership is determined in accordance with Rule 13d-3(d) promulgated by the Commission under the Securities Exchange Act of 1934. Unless otherwise noted, each person or group identified possesses sole voting and investment power with respect to the shares, subject to community property laws where applicable.

Stockholder	Shares of Common Stock Included in Prospectus (i)	Beneficial Ownership Before Offering (ii)	Percentage of Common Stock Before Offering (ii)	Beneficial Ownership After the Offering (iii)	Percentage of Common Stock Owned After Offering (iii)
Prof. David Groshar	244,400	244,400	3.63%	0	0
Granot Development Enterprises Ltd.	543,400	543,400	8.07%	0	0
Prof Michaelis Newhouse	174,000	174,000	2.58%	0	0
Orni Elad CPA Company (iv)	34,200	34,200	0.51%	0	0
Boaz Gruener	50,400	50,400	0.75%	0	0
Benzion Itamar	7,220	7,200	0.11%	0	0
Yehoram Bialik	10,829	10,829	0.16%	0	0
Hatan David	14,707	14,707	0.22%	0	0
Laron Yael	14,707	14,707	0.22%	0	0
Dagan Yaakov	14,707	14,707	0.22%	0	0
Noha Yoel	7,353	7,353	0.11%	0	0
Alishkov Meir	28,877	28,877	0.43%	0	0
Dekel Yaakov	14,707	14,707	0.22%	0	0
Hoffman Natan	14,707	14,707	0.22%	0	0
Zandberg Mordechi	7,220	7,220	0.11%	0	0
Orni Elad	14,439	14,439	0.21%	0	0
Avasca Real Estate Inc. Panama (v)	2,888	2,888	0.04%	0	0
Gal Ziton	14,439	14,439	0.21%	0	0
Guttmann Radu Reuven	28,877	28,877	0.43%	0	0
Joe Benhamou	72,196	72,196	1.07%	0	0
Oded Cohen	5,054	5,054	0.08%	0	0
Arie Shlain Ltd (vi)	14,439	14,439	0.21%	0	0
Ofer Ahiraz Holdings Ltd (vii)	28,878	28,878	0.43%	0	0
Yosef Kahlon	14,439	14,439	0.21%	0	0
Shmuel Kartin	14,439	14,439	0.21%	0	0
Itamar Levy	14,439	14,439	0.21%	0	0
Guy Adam	14,439	14,439	0.21%	0	0
Ilay Moshe Avni	14,439	14,439	0.21%	0	0
Itzhak Malka	7,220	7,220	0.11%	0	0
Tal Ron	14,439	14,439	0.21%	0	0
Avner Briner	14,439	14,439	0.21%	0	0
Ayelet Ben Ami	14,439	14,439	0.21%	0	0
Yaron Pery	14,555	14,555	0.22%	0	0
Total	1,499,931	1,499,931	22.27%	0	0

(i) These columns represent the aggregate maximum number and percentage of shares that the selling stockholders can own at one time (and therefore, offer for resale at any one time).

(ii) The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling stockholders has sole or shared voting power or investment power and also any shares, which the selling stockholders has the right to acquire within 60 days. The percentage of shares owned by each selling stockholder is based on the shares issued and outstanding as of December 31, 2009, including options exercisable within 60 days of such date.

(iii) Assumes that all securities registered will be sold.

(iv). Orni Elad CPA Company is a company under 100% of the control of Mr. Orni Elad

(v). Avasca Real Estate Inc. Panama. is a company under 100% of the control of Hillcroft Trust Reg. (Register in Lichtenstein). Mr. Arthur Mayer-Sommer is the individual holding voting control of Hillcroft Trust Reg.

(vi). Arie Shlain Ltd is a company under 100% of the control of Mr. Arie Shlain

(vii) Ofer Ahiraz Holdings Ltd is a company under 100% of the control of Mr. Ofer Ahiraz

PLAN OF DISTRIBUTION

No underwriters or brokers are involved or are expected to be involved in the distribution.  On September 7, 2009 we acquired Baby’s Breath, Ltd. In a stock for stock trade at a 1:200 ratio whereby we issued 6,280,600 shares of our common stock for 31,403 shares in Baby’s Breath, Ltd.  As a consequence, Baby’s Breath, Ltd became a wholly owned subsidiary of our Company and the shareholders of Baby’s Breath Ltd. became 93.27% of the total shareholders in our Company.  The remaining 453,531 shares were issued by us and purchased from us by individual investors in a private placement transaction in reliance on Regulation S of the Securuties Act of 1933. Such issuances under Regulation S of the Securities Act of 1933 took place as of the beginning of September 2009 after the Tax Pre-Ruling entered into effect.  A copy of this prospectus will be mailed to each holder of record of New Air's common stock upon effectiveness.  New Air will also mail copies of this prospectus to brokers and dealers who are known to trade or make a market in New Air's common stock and to other brokers and dealers who may reasonably be expected in the future to trade or make a market in New Air' common stock.  However, New Air does not anticipate that an active market for its common stock will develop in the near future, and there can be no assurance that a trading market will develop at any time. See RISK FACTORS – “RISKS ASSOCIATED WITH OWNING NEW AIR STOCK.   ”

The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale.  The selling shareholders may sell the shares from time to time:

A)
In transactions on the Pink Sheets, the Over-the-Counter Bulletin Board or on any national securities exchange or U.S. inter-dealer system of a registered national securities association on which our common stock may be listed or quoted at the time of sale;

B)	In private transactions and transactions otherwise than on these exchanges or systems or in the over-the-counter market;
C)	At a price of $1.00 per share for the duration of the offering or until our shares are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices;
D)	In negotiated transactions;
E)	In a combination of such methods of sale; or
F)	Any other method permitted by law.

The selling shareholders may effect such transactions by offering and selling the shares directly to or through securities broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares for whom such broker-dealers may act as agent or to whom the selling shareholders may sell as principal, or both, which compensation as to a particular broker-dealer might be in excess of customary commissions.

If our common stock becomes traded on the Over-the-Counter Bulletin Board electronic quotation service, then the sales price to the public will vary according to the selling decisions of each selling shareholder and the market for our stock at the time of resale.  In these circumstances, the sales price to the public may be:

1.	The market price of our common stock prevailing at the time of sale;
2.	A price related to such prevailing market price of our common stock; or
3.	Such other price as the selling shareholders determine from time to time.

We can provide no assurance that all or any of the common stock offered will be sold by the selling shareholders named in this prospectus.

Under our June 2009 Agreement with Microdel, a shareholder of our Company, Microdel undertook to cover all the expenses in connection with the registration of our common stock in this prospectus (the “Registration”)  by depositing the necessary amounts plus all amounts raised from additional investors in New Air, in a designated bank account to be used solely for such purpose. The Agreement provided that if the monies from the additional investors are insufficient to cover said expenses, Microdel shall cover the remaining expenses. If after the effectiveness of this Registration, any funds remain in the special bank account, such amounts shall be reverted to Microdel, and New Air shall assume up to US$80,000 of the expenses paid by Microdel in connection with the Registration.    The selling shareholders, however, will pay any commissions or other fees payable to brokers or dealers in connection with any sale of the common stock.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholders that they and any securities broker-dealers or others who may be deemed to be statutory underwriters will be governed by the prospectus delivery requirements under the Securities Act.  Under applicable rules and regulations under the Securities Exchange Act, any person engaged in a distribution of any of the shares may not simultaneously engage in market activities with respect to the common stock for the applicable period under Regulation M prior to the commencement of such distribution. In addition and without limiting the foregoing, the selling shareowners will be governed by the applicable provisions of the Securities and Exchange Act, and the rules and regulations thereunder, including without limitation Rules 10b-5 and Regulation M, which provisions may limit the timing of purchases and sales of any of the shares by the selling shareholders. All of the foregoing may affect the marketability of our securities.

On or prior to the effectiveness of the registration statement to which this prospectus is a part, we will advise the selling shareholders that the anti-manipulation rules under the Securities Exchange Act may apply to sales of shares in the market and to the activities of the selling security owners and any of their affiliates.  We have informed the selling shareholders that they may not:

A)	Engage in any stabilization activity in connection with any of the shares;
B)	Bid for or purchase any of the shares or any rights to acquire the shares;
C)	Attempt to induce any person to purchase any of the shares or rights to acquire the shares other than as permitted under the Securities Exchange Act; or
D)	Effect any sale or distribution of the shares until after the prospectus shall have been appropriately amended or supplemented, if required, to describe the terms of the sale or distribution.

We have informed the selling shareholders that they must effect all sales of shares in broker's transactions, through broker-dealers acting as agents, in transactions directly with market makers, or in privately negotiated transactions where no broker or other third party, other than the purchaser, is involved.  The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.  Any commissions paid or any discounts or concessions allowed to any broker-dealers, and any profits received on the resale of shares, may be deemed to be underwriting discounts and commissions under the Securities Act if the broker-dealers purchase shares as principal.  In the absence of the registration statement to which this prospectus is a part, certain of the selling shareholders would be able to sell their shares only pursuant to the limitations of Rule 144 promulgated under the Securities Act.

PENNY STOCK REGULATIONS

Our shares are "penny stocks" covered by Section 15(g) of the Exchange Act, and Rules 15g-1 through 15g-6 and Rule 15g-9 promulgated thereunder.  They impose additional sales practice requirements on broker/dealers who sell our securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). While Section 15(g) and Rules 15g-1 through 15g-6 apply to brokers-dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker/dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales persons compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Rule 15g-9 requires broker/dealers to approved the transaction for the customer's account; obtain a written agreement from the customer setting forth the identity and quantity of the stock being purchased; obtain from the customer information regarding his investment experience; make a determination that the investment is suitable for the investor; deliver to the customer a written statement for the basis for the suitability determination; notify the customer of his rights and remedies in cases of fraud in penny stock transactions; and, the FINRA's toll free telephone number and the central number of the North American Administrators Association, for information on the disciplinary history of broker/dealers and their associated persons.  The application of the penny stock rules may affect your ability to resell your shares.

The FINRA has adopted rules that require that in recommending an investment to a customer, a broker/dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information.  Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker/dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock.  Further, many brokers charge higher transactional fees for penny stock transactions. As a result, fewer broker/dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock

Again, the foregoing rules apply to broker/dealers.  They do not apply to us in any manner whatsoever.  Since our shares are covered by Section 15(g) of the Exchange Act, which imposes additional sales practice requirements on broker/dealers, many broker/dealers may not want to make a market in our shares or conduct any transactions in our shares.  As such, your ability to dispose of your shares may be adversely affected.

BLUE SKY RESTRICTIONS ON RESALE

If a selling security holder wants to sell shares of our common stock under this registration statement in the United States, the selling security holders will also need to comply with state securities laws, also known as "Blue Sky laws," with regard to secondary sales.  All states offer a variety of exemption from registration for secondary sales.  Many states, for example, have an exemption for secondary trading of securities registered under Section 12(g) of the Securities Exchange Act of 1934 or for securities of issuers that publish continuous disclosure of financial and non-financial information in a recognized securities manual, such as Standard & Poor's.  The broker for a selling security holder will be able to advise a selling security holder which states our common stock is exempt from registration with that state for secondary sales.

Any person who purchases shares of our common stock from a selling security holder under this registration statement who then wants to sell such shares will also have to comply with Blue Sky laws regarding secondary sales.  When the registration statement becomes effective, and a selling security holder indicates in which state(s) he desires to sell his shares, we will be able to identify whether it will need to register or it will rely on an exemption there from.

TRANSFER AGENT

We are currently utilizing the services of Corporate Stock Transfer (www.corporatestock.com), Telephone: 303-282-4800 which serves in the capacity as our transfer agent to have us track and facilitate the transfer of our stock.

ADMISSION TO QUOTATION ON THE OTC BULLETIN BOARD

We intend to apply to have our common stock be quoted on the OTC Bulletin Board.  If our securities are not quoted on the OTC Bulletin Board, a security holder may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of our securities.  The OTC Bulletin Board differs from national and regional stock exchanges in that it (1) is not situated in a single location but operates through communication of bids, offers and confirmations between broker-dealers, and (2) securities admitted to quotation are offered by one or more Broker-dealers rather than the "specialist" common to stock exchanges.

To qualify for quotation on the OTC Bulletin Board, an equity security must have one registered broker-dealer, known as the market maker, willing to list bid or sale quotations and to sponsor the company listing.  If it meets the qualifications for trading securities on the OTC Bulletin Board our securities will trade on the OTC Bulletin Board.  We may not now or ever qualify for quotation on the OTC Bulletin Board.  We currently are working with Spartan Securities Group, Ltd as our market maker to list quotations for our securities.

We do not intend, nor do we currently qualify, to be listed on any stock exchange in the foreseeable future.  For a Company’s stock to trade on a particular stock exchange, it must meet certain requirements and qualify to be listed there.  For example, to be listed on the NASDAQ, one of the eligibility requirements is for a company to have issued at least 1.25 million shares of stock worth at least $70 million and must have earned more than $11 million over the last three years. Such eligibility requirements are subject to change by the applicable exchange.

DESCRIPTION OF SECURITIES

Common Stock

We are authorized to issue up to 50,000,000 shares of common stock, $0.001 par value As of Dec 24 2009, there were issued and outstanding 6,734,131 shares of common stock that were held by 39 shareholders of record. The holders of Common Stock:  (i) have equal rights to dividends from funds legally available therefore, ratably when as and if declared by the Board of Directors of the Company; (ii) are entitled to share ratably in all assets of the Company available for distribution to holders of Common Stock upon liquidation, dissolution, or winding up of the affairs of the Company; (iii) do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions applicable thereto; (iv) are entitled to one non-cumulative vote per share of Common Stock, on all matters which stockholders may vote on at all meetings of Shareholders; and (v) the holders of Common Stock have no conversion, preemptive or other subscription rights.  There is no cumulative voting for the election of directors.

There is no provision in our by-laws or other incorporating documents that would delay defer or prevent a change in control of our Company.

Share Purchase Warrants

We have not issued and do not have outstanding any warrants to purchase shares of our common stock.

Share Options Grants

In November 2009 we granted our CEO, under a stock option plan adopted by us for that purpose, a total of 259,051 options which will be exercisable into our shares of Common Stock (an amount of shares of Common Stock that constitute approximately 3.85% of our outstanding share capital prior to the registration).  The options granted by us replace previous undertaking by our subsidiary Baby's Breath to issue to our CEO shares under his employment agreement with it.  In addition we currently have available for additional grant to our employees, subject to the approval of our Board, up to 130,821 options which will be exercisable into our shares of Common Stock (an amount of shares of Common Stock that constitute approximately 2% of our outstanding share capital prior to the registration). Unless agreed otherwise by the Board the granted options shall generally be equally vested over a period of 3 years such that at the end of the first year 1/3 (33%) of the entire amount of granted options shall become vested and the remaining 2/3 (66.67%) thereof shall vest equally on a quarterly or semi-annually basis.

The options to our Israeli employees may be granted under Section 102 of the Israeli Income Tax Ordinance pursuant to which the options or the shares of Common Stock issued upon their exercise must be deposited with a trustee for at least two years following the end of the calendar year in which the options are granted. Under Section 102 (1) any tax payable by an employee from the grant or exercise of the options is deferred until the transfer of the options or the shares by the trustee to the employee or upon the sale of the options or ordinary shares, (2) gains are subject to capital gains tax of 25%; under the tax rules governing these options, we do not receive a tax deduction in respect of the issuance or exercise of the options.

Dividends

We have never paid dividends and do not currently intend to pay dividends on our common stock in the foreseeable future. Instead, we anticipate that any future earnings will be retained for the development of our business. Any future determination relating to dividend policy will be made at the discretion of our board of directors and will depend on a number of factors, including, but not limited to, our financial condition, operating results, cash needs, growth plans, the terms of any credit agreements that we may be a party to at the time and the Maryland Corporate Code, which provides that dividends are only payable out of surplus or current net profits.

LEGAL MATTERS

The validity of our common stock offered hereby will be passed upon by Sichenzia Ross Friedman Ference LLP, New York, New York.

EXPERTS

Schwartz Levitsky Feldman LLP, our independent registered public accounting firm, audited our financial statements at December 31, 2008 and December 31, 2007, as set forth in their report.  We have included our financial statements and financial information in this prospectus and elsewhere in this registration statement in reliance on the report of Schwartz Levitsky Feldman LLP given on their authority as experts in accounting and auditing.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Articles and By-laws provide to the fullest extent permitted by law, our directors or officers, former directors and officers, and persons who act at our request as a director or officer of a body corporate of which we are a shareholder or creditor shall be indemnified by us.  All our officers and directors have executed such an agreement with us.  We believe that the indemnification provisions in our By-laws are necessary to attract and retain qualified persons as directors and officers.  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act" or "Securities Act") may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1 under the Securities Act with the SEC for the securities offered hereby.  This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement.  For additional information about us and our securities, we refer you to the registration statement and the accompanying exhibits and schedules.  Statements contained in this prospectus regarding the contents of any contract or any other documents to which we refer are not necessarily complete.  In each instance, reference is made to the copy of the contract or document filed as an exhibit to the registration statement, and each statement is qualified in all respects by that reference.  Copies of the registration statement and the accompanying exhibits and schedules may be inspected without charge (and copies may be obtained at prescribed rates) at the public reference facility of the SEC at Room 1024, 100 F Street, N.E. Washington, D.C. 20549.

You can request copies of these documents upon payment of a duplicating fee by writing to the SEC.  You may call the SEC at 1-800-SEC-0330 for further information on the operation of its public reference rooms.  Our filings, including the registration statement, will also be available to you on the Internet web site maintained by the SEC at http://www.sec.gov.

BUSINESS

History

We are a newly established parent company of Baby’s Breath Ltd., which was founded in 2001 by a group of entrepreneurs and leading physicians, including Dr. Israel Amirav, Dr. David Groshar, Prof. Newhouse, and Asaf Halamish. The Company, through its wholly-owned subsidiary, aims at developing innovative inhalation technologies for the treatment of respiratory diseases .

Baby's Breath has completed the development and commercialization of BabyAir, a special inhalation and drug delivery solution for babies under the age of 2 years, who suffer from asthma and other respiratory conditions. The product was developed based on requests that emerged from pediatricians and clinicians in the field and with their guidance and inputs.

Acquisition of Baby’s Breath

On September 7, 2009, we acquired Baby’s Breath, Ltd. pursuant to the Acquisition Agreement whereby we issued 6,280,600 shares of our common stock for 31,403 shares in Baby’s Breath, Ltd.  As a result, Baby’s Breath, Ltd became a wholly-owned subsidiary of our Company and the shareholders of Baby’s Breath Ltd. became 93.27% of the total shareholders in our Company.

The Acquisition Agreement was made pursuant to Section 104 of the Israeli Tax Ordinance and a Tax Pre-Ruling (the “Tax Ruling) issued in connection therewith. As per the Tax Ruling, all of the shares of Baby’s Breath were placed with a trustee to ensure no sales or dispositions would be made by New Air. Moreover, all of the shares of New Air issued to the shareholders of Baby’s Breath were placed with a trustee in order to ensure compliance by such shareholders of their obligations under the Tax Ruling; all such shareholders were provided with a proxy issued to them by the trustee granting them all voting rights in connection with such shares.

In addition, and in furtherance of the Acquisition Agreement, the shareholders of Baby’s Breath entered into a Shareholders Rights Agreement governing their rights in New Air. The Shareholders Rights Agreement granted our shareholders certain rights until the quotation of our shares on the OTC Bulletin Board (“Registration”). Such rights include: (a) a right to purchase their respective pro rata portion of any further issuance of securities by New Air; (b) shareholders holding more than 5% of the issued and outstanding share capital of New Air (“Major Holders”) shall have a ‘Right of First Refusal’ and a ‘Tag Along’ right with respect to dispositions of holdings in New Air by other Major Holder; and (c) the right to cause all shareholders, upon the consent of shareholders that hold at least 75% of the outstanding share capital of New Air, to sell their holdings in New Air to a third party.  In addition until consummation of a registration certain actions shall require the affirmative vote of shareholders that hold 65% or more of the outstanding share capital of New Air.

Until the consummation of the Registration some of our shareholders have the right to appoint members to the Board of Directors. The Shareholders Rights Agreement also provides that in case the Registration  is not completed by February 1, 2010, then shareholders that hold a majority of the share capital held by Current Shareholders (as defined below) may, by a shareholders’ resolution, cause (the “Right of Reverse”) (i) New Air to acquire  all of the shares of New air issued to the shareholders of baby’s Breath prior to the Acquisition Agreement  in return for their shares in Baby’s Breath; and (ii) for all other shareholders of New Air at that time to sell their holdings in New Air to New Air in consideration for shares of Baby's Breath at an amount of shares which shall bring each such shareholder to hold in Baby's Birth the same percentage of holdings held by it in New Air immediately prior the Acquisition Agreement.

In January 2010, New Air, Inc. received written undertakings from certain of its shareholders that hold the required majority out of the Current Shareholders, not to invoke or approve the Right of Reverse prior to December 31, 2010.

In furtherance of the Acquisition Agreement, the Board of Directors of New Air resolved to appoint each of the CEO, CFO and CTO of Baby’s Breath to comparable positions in New Air (no written agreements were executed between New Air, Inc. and each of the said officers with respect to their employment).

Business Overview

We currently develop, manufacture, market and distribute our proprietary product, Baby Air, for the treatment of respiratory diseases and pulmonary conditions in infants such Asthma, Respiratory Syncytial Virus (RSV), Cystic Fibrosis, Pneumonia, Dyspnea and other breathing disorders during sleep. We are also currently in the process of developing WiseAir for the treatment of these conditions in elderly people. We believe that our products provide a patient-friendly solution that addresses a significant market opportunity and overcomes many of the shortcomings of traditional products for the treatment of such conditions.

Employees

We currently have 4 full-time employees; including a Chief Executive Officer, a Chief Financial Officer, a VP Marketing and a Chief Technology Officer.  In addition, we use contractors and consultants to supplement our functional needs.  We will seek to add additional employees in sales and marketing, operations, product development and other areas as we grow and penetrate the market. From time to time we use part time employees for office or warehouse duties  No employee is represented by a labor union, and we have never suffered an interruption of business caused by labor disputes.  Management believes that our relations with our employees are good.

Respiratory Diseases – General Overview of the Market

Asthma

Once considered a minor ailment affecting only a few, asthma is now the most common chronic disorder in childhood, affecting an estimated 9 million children under the age of 18 in the US.  The prevalence of asthma has progressively increased over the past 15 years. In the United States alone, 30.8 million people, 10.6 percent of adults and 12.2 percent of children, have been diagnosed with asthma (source: NIEHS – National Institute of Environmental Health Sciences).

Respiratory Syncytial Virus (RSV)

Respiratory Syncytial (sin-SISH-uhl) Virus, or RSV, is a respiratory virus that infects the lungs and breathing passages. Respiratory Syncytial Virus (RSV) infection, which manifests primarily as bronchiolitis and/or viral pneumonia, is the leading cause of lower respiratory tract (LRT) infection in infants and young children. In fact, RSV is considered to be the most common cause of bronchiolitis (inflammation of the small airways in the lung) and pneumonia in children under 1 year of age in the United States. In addition, RSV is more often being recognized as an important cause of respiratory illness in older adults. High-risk adults include those with chronic heart disease, chronic lung disease, or compromised immune systems; the elderly include those 65 or older, particularly if they reside in a long-term care facility or participate in other senior day-care programs.

Cystic Fibrosis

Cystic fibrosis (CF), is a relatively common hereditary disease that affects the entire body, causing progressive disability and early death. Difficulty breathing is the most common symptom and results from frequent lung infections, which are treated, though not always cured, by antibiotics and other medications.

Chronic Obstructive Pulmonary Disease

Chronic obstructive pulmonary disease, or COPD, refers to a group of diseases that cause airflow blockage and breathing-related problems. It includes emphysema, chronic bronchitis, and in some cases asthma. Approximately, 12 million adults in the United States have been diagnosed with COPD, and another 12 million are believed to be undiagnosed. COPD is considered to be a leading cause of death, illness, and disability in the United States (source: Vermont Department of Health http://healthvermont.gov and is based on several studies made on the issue such as Mannino DM, Homa DM, Akinbami LJ, et al. Chronic Obstructive Pulmonary Disease Surveillance – United States, 1971-2000.).

Pneumonia

Pneumonia mainly causes illness in children younger than 2 years old and adults 65 years of age or older. The elderly are especially at risk of getting seriously ill and dying from this condition. Pneumonia is considered the fifth leading cause of death at the age of 65 in the United States and a third leading cause of death in those over 85.

Dyspnea

Dyspnea is defined as the relentless awareness of shortness of breath. Reported in up to 70% of patients with terminal lung disease, dyspnea has a debilitating effect on function and quality of life. Perhaps in part because the cause of dyspnea has yet to be fully elucidated, its presence in the setting of terminal lung disease can be extremely difficult to treat (source:American Academy of Pediatrics http://pediatrics.aappublications.org/cgi/content/full/110/3/e38 ).

Acute Pulmonary Thromboembolism (PE)

PE is a major diagnostic dilemma for the clinician and is one of the most common non- or misdiagnosed diseases. Acute pulmonary thromboembolism (PE) is the third most common cause of death in hospital patients. More than 500,000 patients are diagnosed with PE in the United States annually, resulting in approximately 200,000 deaths (source: Facilitation of Aerosol Ventilation Scanning for Diagnosis of Pulmonary Emboli in Uncooperative Dyspneic Patients (Feb 2008) Israel Amirav, MD,* Michael T. Newhouse, and Miguel Gorenberg).

Breathing Disorders During Sleep

Sleep apnea is the most common sleep disorder in terms of mortality and morbidity, especially in middle-age men. Sleep apnea occurs in all age groups and both sexes, but seems to predominate in males (it may be under diagnosed in females) and in African Americans. The Associated Professional Sleep Societies estimates that as many as 20 million Americans have this condition. The conditions associated with sleep apnea are a cascade: apnea, arousal, sleep deprivation, and excessive daytime sleepiness. According to recent studies, at least one in 50 children suffer from obstructive sleep apnea.

Respiratory Diseases –Existing Treatments

Using a Nebulizer - The Most Common Current Treatment for Most Respiratory Conditions

Current treatments of the abovementioned conditions consist mostly of Aerosol therapy. Aerosol therapy consists of a compressor, which generates a controlled airflow to the nebulizer cup, and the medication mist is then inhaled through a mouthpiece or mask. The treatment typically requires up to 20 minutes to administer. It is commonly used in treating asthma, cystic fibrosis, upper respiratory infection, and other respiratory diseases, and has been even found effective in treating discomfort with morphine for end stage lung diseases. Aerosol therapy however does not adequately meet the infant’s basic need for efficient patient-friendly therapy .

Disadvantages of Current Treatment in Treating Infants

Treatment is effective only when aerosolized medication delivery systems are used properly. However, proper usage is actually being impaired by the presence of the mouthpiece.

The facemask element of the treatment is a major disadvantage since babies and children despise the mask and fight from the moment the treatment starts often exhausting themselves in their weak state. Recent studies have stressed the importance of fitting the mask tightly to the child’s face. It was shown that a gap as small as 0.4 inch between the nebulizer mask and the face can reduce the amount of medicine delivered to the patient by as much as 50% (source: Journal of Perinatology (2006) 26, 31–36 , Hood versus mask nebulization in infants with evolving bronchopulmonary dysplasia in the neonatal intensive care unit A Kugelman1, I Amirav2, F Mor1, A Riskin1 and D Bader1). Part of the dosage is thus wasted, and several repeated inhalation sessions are often required in order to deliver the desired medication dosage. In addition proper distribution of the medication is affected because of the delivery method, and the therapy’s effectiveness is thus eventually jeopardized.

In addition, the treatment should be given in an elevated position because of the position of the nebulizer itself. If the nebulizer is laid flat on the child while the child is sleeping, the contents of the nebulizer will spill out. This means waking the child to administer the inhalation, sometimes several times a day and night.

The effectiveness of the treatment is further reduced due to the stress and crying of the infants and children while being forced to wear the masks during the treatments. Several studies have shown that the effect of crying while being treated with a nebulizer causes a significant reduction in the absorption of the aerosol in the lungs thus reducing the therapeutic value of the drug.

Disadvantages  of Current Treatment in Treating Elderly and Feeble Patients

Another population that either cannot or has trouble using a mouthpiece or a mask with a nebulizer is the elderly and feeble long-term-care patients who suffer from lower respiratory illness and are not able to breathe on their own. Furthermore, older patients, while more constrained in their reaction, also feel constricted and uncomfortable while wearing the mask. These difficulties ultimately can result in non-compliance with treatments due to the patient’s extreme discomfort. According to studies conducted by the General Practice Airways Group of patients admitted to hospital for asthma attacks, 74% of hospital admissions (Dr George Strube - http://www.thepcrj.org/journ/live_article_view.php?article=154&art_app=YES&journal=4] could have been prevented with a nebulizer treatment.  In short the current delivery method has disadvantages which eventually jeopardize the effectiveness and efficacy of the therapy.

Our Products

BabyAir (which has been developed), and WiseAir (currently in development) differ from other products currently available in the market. The main feature of BabyAir is that it is specifically designed for infants’ use, and is the only treatment product that consists of a hood and an upside-down nebulizer, which allows for treating an infant patient while he or she is lying flat on the bed or floor. This product, and the corresponding treatment method, increases effectiveness and the level of absorption of the administered drugs while it prevents the waste of unused drugs left in the cup, and is better suited for absorbance in infants’ lungs.

BabyAir and WiseAir provide a different solution for the delivery of drugs through inhalation without the use of a facemask. They are constructed of:

●      A flexible and collapsible frame,
●      A patented hood,
●      A patented ‘upside down’ nebulizer for use when lying down, and
●      Tube adjustable to child/patient’s position.

* Compressor on top is not included.

Child Hood and Frame

Currently, the frame and hood is one construct. The tent is constructed like an umbrella and is designed to be placed over the head and upper torso of the child. The hood is made up of a collapsible plastic frame, which is covered by a transparent plastic sheet. The top and bottom of the hood is open slightly to allow for fresh air. The hood can be decorated with various elements to amuse the child, and can even be equipped with a mobile to further distract the child. When the hood is not in use it can be easily stored in its own bag.

Tube

In the center of the Child Hood, affixed to the frame is a corrugated plastic tube with a silicone nipple at the bottom that is designed to easily direct the aerosol to the nose and mouth of the child. If the child wants to turn his head, the parent simply readjusts the tube without troubling the child.

UDN Nebulizer

The patented down draft nebulizer is designed to deliver aerosol medicine ‘upside down’. This enables delivery of the medication even while the child or infant is lying down or sleeping. The nebulizer is made of polycarbonate and fits on the top of the funnel pipe. The nebulizer is designed to work either with a compressor or be connected to a hospital air line or oxygen line.

Compressor

Electrically powered, and utilizing 115V or 220V, the compressor is connected to the nebulae by means of an air hose. The compressor provides the correct air/pressure output for proper formation of the aerosol. While the compressor can be bought off the shelf, as there is nothing unique about it, in the long run, it is far more cost effective to manufacture than to license from another company.

During treatment the umbrella like hood is opened over the head of the infant. The medicine is placed in the nebulizer cup and is delivered to the area in front of the nose and mouth of the patient as a nebulized fine aerosol. This system enables the medication to be inhaled by the patient without any physical contact between the patient and our product, BabyAir.

Our Advantages

Our products employ a 'hood' technique which does not need to be sealed around the patient’s face for the duration of the treatment for proper function. Our product currently has the only existing nebulizer that is connected to a compressor and can release the aerosol from above. It employs a mechanism that filters the droplets to allow only very small size to exit the nebulizer (droplets size: 2 micron MMD). The design of the cup enables almost full use of the drug without leaving an unused portion in the nebulizer.

The main advantages of our products are:

▪	Currently most suitable and practical solution for newborns;
▪	Direct delivery of inhaled medications to patients in a safe, easy and effective way;
▪	No physical contact necessary between patients and medication delivery device;
▪	Can be used when infant/patient is awake or asleep;
▪	High level of patient's comfort and treatment acceptance;
▪	Sole touch-free solution available;
▪	The product is fully compatible with most compressors that can be found on the market.
▪	Very economic in medication usage, compared to most existing solutions.

Our Strategy

Our goal is to become a leading manufacturer and seller of products for treatment of respiratory conditions in infants, elderly people and other feeble patients.  In order to accomplish this objective, we plan to:

•
Grow Market Awareness to our solution.  Our marketing approach is focused on educating physicians and patients about the benefits and efficacy of our system.  We believe that we can continue to grow our revenues and maintain strong gross margins by increasing product utilization rates.

•
Continue to develop our products.  We are seeking to use our technology platform for the development of WiseAir for the treatment of elderly people and feeble patients.  We are engaged in research and development activities to develop such product and we intend to pursue regulatory clearance in the United States and elsewhere to market it.

•
Establish significant distribution channel. We are now in the midst of negotiations with distributors in over 30 countries (mainly in Europe) with the intention to establish and create solid distribution channels and strengthen our ability to penetrate local markets and significantly enhance our ability to sell our products worldwide.

•
Pursue CPT coding and reimbursement for our products.  We believe that a significant factor in increasing the utilization rates and gaining broader acceptance for our products depends on the level of patient reimbursement available for our products.  In the United States, reimbursement coverage determinations are made by a large number of third-party payors, including Medicare, Medicaid, private health insurance plans and health maintenance organizations.  We intend to devote significant resources to expanding reimbursement coverage for BabyAir and WiseAir.

•
Enhance our intellectual property portfolio.  We intend to continue to invest in research and development and to seek patent protection in key jurisdictions for our products.  Using our design experience and clinical data obtained as a result of usage of our product. We believe that this is the principal method for us to continue to compete with traditional treatments of respiratory conditions.

The following chart demonstrates the marketing strategy we intend to employ in order to increase sales of our products worldwide:

In order to establish a firm brand identity for our products we intend to engage in the following activities:

▪	Participation in clinical trials at Key Opinion Leaders (KOLs) health care sites in the United States and Europe and publish peer review articles to create acceptance by the Pediatric community;

▪	Participation in medical device exhibitions;

▪	Participation in Scientific meetings focused on respiratory care;

We intend to market our product using a chain of distributors located in each territory which will be overseen by a local sales representative who will be compensated based on performance and sale criteria.  We plan to secure and retain a small team of in-house marketing experts whose main role will be to analyze the target markets, find the right entry level and the right distributor, negotiate the terms of the various distribution agreements and help the local distributors promote the product in the territory. We expect that the main marketing costs will be comprised of the hiring costs of our in-house team which we expect not to exceed US$200,000 per annum.

In addition we intend to maintain a sales representative in each territory in which we operate who will be compensated based on sale quotas and generated revenues.

We intend to focus mainly on promoting our product towards the final user, through articles, trials in hospitals, conferences, doctors & nurses training etc. and to locate the right sales representative and distributors to penetrate the market, distribute the product, and meet local demands for the product. As in each territory the nature of the customer may differ (pharmacies, versus hospitals, private clinics etc.) we expect that the nature of the distribution arrangement and the criteria set for compensation will differ between one territory to the next. We further intend to engage in the following marketing efforts:

▪	Advertising in medical magazines;

▪	Networking with leading voluntary Associations in the pulmonary and respiratory arena (such as Lung USA or Asthmatic Patients) to potentially exercise lobbying activities at the market entry stage;

Once the brand has become sufficiently recognized, we intend to launch an advertising and marketing effort directly to the private and institutional sector in conjunction with our distributors.

Competition

We consider the following companies as our main competitors in the market in which we operate: Respironics, DeVilbiss Healthcare, Omron Healthcare, Pari Respiratory Equipment, Cardinal Health and Westmed Inc.:

Respironics brand holds a very large market share in the sleep apnea segment and is therefore largely identified with it. Respironics’ offering includes a variety of home compressor nebulizer, mobile and disposable versions. DeVilbiss Healthcare presents itself as a leader in the respiratory niche of the home healthcare products market:  DeVilbiss Healthcare design, manufacture and market respiratory medical products that address the respiratory needs of patients in both institutional and homecare settings. The company’s offering ranges from oxygen to sleep therapy, and pulmonary drug delivery devices. Omron Healthcare and Pari Respiratory Equipment also offer variety of portable compressor nebulizers. Cardinal Health maintains a broad portfolio of products and services and offers a wide range of home healthcare nebulizers for children and grown-ups, all comprising a mouthpiece for inhalation. Westmed Inc. manufactures a complete nebulizer system which is designed to enhance the delivery of aerosolized medication while reducing the apprehension encountered by young patients.

None of the above-mentioned companies provides a truly differentiated offering, in which medication delivery does not involve direct physical contact of the delivery system with the infant/patient.

Manufacturing

We have engaged a manufacturer in Israel for the production of our products based on moulds which are owned by us. The manufacturing will be done on a 'turn-key basis' under which the manufacturer will produce the various parts comprising the product, assemble them and package them in accordance with our instructions. All rights in the moulds are and will be continued to be owned by us. We expect that in case of termination of our relationship with the manufacturer we will need three to four months in order to identify and secure an alternate manufacturer.

U.S. Government Regulation

FDA Clearance and Regulation of our Products

In 2006, our subsidiary Baby's Breath Ltd. received a 510(k) clearance from the FDA to market our product, BabyAir, in the United States .

Generally, any new medical device that we wish to commercially distribute in the United States will likely require either 510(k) clearance or premarket application approval from the FDA prior to commercial distribution.  510(k) clearance or amendment to premarket application is also required when a change is made to a legally marketed device or to expand the product label.

510(k) Clearance Process. Generally, to obtain 510(k) clearance, an applicant must submit a premarket notification demonstrating that the proposed device is substantially equivalent in intended use and in safety and effectiveness to a “predicate device” – either a previously 510(k) cleared device or a preamendment device for which the FDA has not called for premarket applications.  The FDA’s 510(k) clearance process usually takes from four to 12 months, but it can last longer.  After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could even require a premarket application approval.  The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision.  If the FDA disagrees with the determination, the agency may retroactively require the manufacturer to seek 510(k) clearance or premarket application approval.  The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance or premarket application approval is obtained.

De Novo Classification. If the FDA denies 510(k) clearance of a device because it is novel and an adequate predicate device does not exist, the “de novo classification” procedure can be invoked based upon reasonable assurance that the device is safe and effective for its intended use.  This procedure approximates the level of scrutiny in the 510(k) process but may add several months to the clearance process.  If the FDA grants the request, the device is permitted to enter commercial distribution in the same manner as if 510(k) clearance had been granted.

Premarket Application Approval Process.  If the FDA denies 510(k) clearance for a product, and denies de novo classification, the product must follow the premarket application approval process, which requires proof of the safety and effectiveness of the device to the FDA’s satisfaction.  A premarket application must provide extensive preclinical and clinical trial data and also information about the device and its components regarding, among other things, device design, manufacturing and labeling.  After approval of a premarket application, a new premarket application or premarket application supplement is required in the event of a modification to the device, its labeling or its manufacturing process.  The premarket application approval pathway is much more costly, lengthy and uncertain.  It generally takes from one to three years or longer.

Anti-Kickback and False Claims Laws

In the United States, there are federal and state anti-kickback laws that prohibit the payment or receipt of kickbacks, bribes or other remuneration intended to induce the purchase or recommendation of healthcare products and services. Violations of these laws can lead to civil and criminal penalties, including exclusion from participation in federal healthcare programs.  These laws constrain the sales, marketing and other promotional activities of manufacturers of medical devices such as us, by limiting the kinds of financial arrangements (including sales programs) we may have with hospitals, physicians and other potential purchasers of the medical devices.  Other provisions of state and federal law provide civil and criminal penalties for presenting, or causing to be presented, to third-party payors for reimbursement, claims that are false or fraudulent, or which are for items or services that were not provided as claimed.  Since we may provide coding and billing advice to purchasers of our products, and since we cannot be sure that the government will regard any billing errors as inadvertent, we could be subject to an enforcement proceeding in a case where

Regulation in Europe

Commercialization of medical devices in member countries of the Europe Union is regulated by directives adopted by the European Union.  The European Union presently requires that all medical products bear the CE mark, an international symbol of adherence to quality assurance standards and demonstrated clinical effectiveness.  Compliance with the Medical Device Directive, as certified by a recognized European Competent Authority, permits the manufacturer to affix the CE mark on its products.  We currently hold an authorization to affix the CE mark on our BabyAir product.

If we modify our product, we may need to apply for permission to affix the CE mark to it. Additionally, we will need to apply for a CE mark for any new products that we may develop in the future including the WiseAir.  We cannot be certain that we will be able to obtain permission to affix the CE mark for new or modified products or that we will continue to meet the quality and safety standards required to maintain the permissions that we receive.  If we are unable to maintain permission to affix the CE mark to our products, we will no longer be able to sell our products in member countries of the European Union.

Regulation in Other Countries

In order for us to market our products in countries other than the United States, we must obtain regulatory approvals and comply with extensive safety and quality regulations in these countries.  These regulations, including the requirements for approvals or clearance and the time required for regulatory review, vary from country to country.  Failure to obtain regulatory approval or clearance in any foreign country in which we plan to market our product may harm our ability to generate revenue and harm our business.

In all of the countries in which we are currently selling our products we have either received regulatory approval or been informed that approval is not required.  In addition, we are seeking regulatory approval for distribution of our products in Brazil, Australia and France, and have identified in each such territory a local partner together with whom we are cooperating for obtaining such approvals.

Third Party Reimbursement

Reimbursement in the United States

In the United States, healthcare providers that purchase medical devices generally rely on third-party payors, such as Medicare, Medicaid, private health insurance plans and health maintenance organizations, to reimburse all or a portion of the cost of the devices, as well as any related healthcare services utilizing the devices.  FDA clearance does not necessarily result in coverage and reimbursement by third-party payors.

Coding

Generally, a current procedural terminology, or CPT, code is necessary to facilitate claims for reimbursement.  If a procedure is not covered by an appropriate existing code, an application for a new code can be made to the American Medical Association.  This process can be lengthy, however, typically taking two or more years before the new code is effective.  In the meantime, claims may be submitted using a miscellaneous CPT code or using a G-code, if one is established by the Department of Health and Human Services’ Centers for Medicare and Medicaid Services, or CMS. We performed a study to find out what the requirements for coding are but, as of the date of the filing of this registration statement, have  not applied for CPT codes. We contemplate initiating such a procedure in the near future as part of our efforts to enter the United States market. We expect that the process will require several months during which we will not be able to market and sell our products in the US.

Reimbursement Coverage

A payor’s decision to cover a device or medical procedure is independent of the coding process, although the existence of an appropriate CPT code and APC may assist in obtaining coverage.  Generally, payors may deny coverage if they determine that a procedure was not reasonable or necessary as determined by the payor, was experimental or was used for an unapproved indication.  During the past several years, the major third-party payors have substantially revised their reimbursement methodologies in an attempt to contain their healthcare reimbursement costs.

Reimbursement Rates

Even if a device or medical procedure is covered, reimbursement rates must be adequate for providers to use it routinely.  Reimbursement rates vary depending on the third-party payor and individual insurance plan involved, the procedure performed and other factors.  Medicare reimbursement for inpatient hospital services is based on a fixed amount per admission based on the patient’s specific diagnosis.  As a result, any illness to be treated or procedure to be performed in an inpatient setting will be reimbursed only at a prescribed rate set by the government that is known in advance to the hospital.  If the treatment cost is less, the hospital is still reimbursed for the entire fixed amount; if it costs more, the hospital cannot bill the patient for the difference.  Many private third-party payors and some state Medicaid programs have adopted similar prospective payment systems.  In addition, Medicare has implemented prospective payment systems for some services performed in hospital outpatient departments and skilled nursing facilities as well.  The Medicare payment system for outpatient services allows for more separate reimbursement for individual services than the inpatient system.

Coverage Outside the United States

In countries outside the United States, coverage is obtained from various sources, including governmental authorities, private health insurance plans, and labor unions.  In some foreign countries, private insurance systems may also offer payments for some therapies.  Although not as prevalent as in the United States, health maintenance organizations are emerging in certain European countries.  Coverage systems in international markets vary significantly by country and, within some countries, by region.  Coverage approvals must be obtained on a country-by-country or region-by-region basis.

Our Reimbursement Strategy

We hired a reimbursement consulting company to assess and design the optimal reimbursement strategy to facilitate our sales plan.  We intend to prepare and submit an analysis (value story) that demonstrates clinical and economic benefits for the hospital, when using the product for its inpatients, instead of currently available alternatives.  We also intend to employ the resources to make sure our products, BabyAir and WiseAir, are compliant with CPT codes. There is also a possibility that existing Coding Systems and Coverage Policies for the patient’s home setting could be immediately utilized, but the expected rates from such coverage may not support our business model. We cannot provide any assurance that we will obtain any additional approvals in a timely manner or at all.

Intellectual property

We were granted two patents for our product BabyAir, which covers the "upside down Nebulizer", the device that transports the medicine, as well as the hood. In addition we have other applications in the process of examination. The status of our patent filing process worldwide is presented in the following table:

Patent Status December 2009
Title	Country	Application/Patent no.	Status

Aerosol Inhalation Interface	Europe	01949840.1	Renewal June 29, 2010
Aerosol Inhalation Interface	Israel	137185	Allowed
Aerosol Inhalation Interface	United States	6877509	Granted – Renewal October 12, 2012
Downdraft Nebulizer	United States	6883517	Granted
Downdraft Nebulizer	Japan	2002-506675	Request for examination
Downdraft Nebulizer	Europe	04078146.0	Renewal September 30, 2010

We currently have not begun trademark registration of BabyAir and WiseAir, but we intend to do so in the near future.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION

Introduction

The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the notes to those statements included elsewhere in this prospectus.  In addition to the historical financial information, the following discussion and analysis contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Overview

Our Company was incorporated in Maryland in July 2009. We incorporated our Company in order to acquire, and operate as a subsidiary, a company called Baby’s Breath Ltd. (“Baby’s Breath”), an Israeli company founded in 2001 by a group of leading physicians and highly experienced professionals. Baby’s Breath developed a patented medical device for the treatment of repertory diseases.

On September 7, 2009 we acquired Baby’s Breath in a share exchange transaction whereby we issued 6,280,600 shares of our common stock for 31,403 shares in Baby’s Breath (a 1:200 ratio).  As a result, Baby’s Breath became a wholly-owned subsidiary of our Company and the shareholders of Baby’s Breath became 93.27% of the total shareholders in our Company.

Since inception, our only operating subsidiary, Baby's Breath Ltd., has been unprofitable.  Baby's Breath has incurred net losses of $191,563 for the fiscal year ended 2008, $199,666 for the fiscal year ended 2007 and a net loss of $266,854 for the nine-month period ended September 30, 2009. As of September 30, 2009, it had an accumulated deficit of $1,250,406.  Baby's Breath has limited history of operations, which makes prediction of future operating results difficult. We believe that period to period comparisons of our operating results should not be relied on as predictive of our future results.

We are currently in the process of strengthening our distribution channels.   Our  operating subsidiary, Baby's Breath, achieved its first billable shipment in 2003. Our management hopes to receive several orders for the U.S. market during the second half of 2010.  Since our FDA clearance to sell  FMS product was only received on February 22, 2006 it is too early to know with a high degree of confidence how quickly, if at all, and in what amounts, new orders will develop.

Our future cash requirements and the adequacy of available funds will depend on our ability to sell our product, BabyAir, and related products now that FDA final clearance has been obtained.  We expect that we will require additional funding to finance operating expenses and to enter the international marketplace.

We, including Baby's Breath, have funded our operations to date in accordance with the schedule below:

	Amounts	Years
Initial Share Capital	$5,689	2001
A grant from the Office of Chief Scientist – paid back through royalties from sales of products	$268,029	2001-2005
Ramport Financial Ltd (investment in equity)	$150,000	2005
Microdel Ltd (investment in equity)	$394,152	2007-2009
Life Support Ltd (investment in equity)	$443,000	2004-2007
Other Investors	$392,754	Since incorporation to date

Critical Accounting Policies and Estimates and Recent Accounting Developments

Critical Accounting Policies and Estimates

The discussion and analysis of our financial condition and results of operations are based upon our audited Financial Statements, which have been prepared in accordance with U.S. Generally Accepted Accounting Principles (“GAAP”).  The preparation of these financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of our financial statements, the reported amounts of revenues and expenses during the reporting periods presented, as well as our disclosures of contingent assets and liabilities.  On an on-going basis, we evaluate our estimates and assumptions, including, but not limited to, fair value of stock-based compensation, fair value of acquired intangible assets and goodwill, useful lives of intangible assets and property and equipment, income taxes, and contingencies and litigation.

We base our estimates and assumptions on our historical experience and on various other information available to us at the time that these estimates and assumptions are made.  We believe that these estimates and assumptions are reasonable under the circumstances and form the basis for our making judgments about the carrying values of our assets and liabilities that are not readily apparent from other sources.  Actual results and outcomes could differ from our estimates.

Our significant accounting policies are described in the Note titled  ‘Summary of Significant Accounting Policie’s, in Notes to Financial Statements of this Form S-1.  We believe that the following discussion addresses our critical accounting policies and reflect those areas that require more significant judgments, and use of estimates and assumptions in the preparation of our Financial Statements.

Revenue Recognition

We recognize revenue in accordance with the SEC’s Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements, as amended by Staff Accounting Bulletin No. 104 (together, SAB 101), and Statement of Financial Accounting Standards No. 48, Revenue Recognition When Right of Return Exists (SFAS 48).

Revenue is recognized when persuasive evidence of an arrangement exists, delivery has occurred, the fee is fixed and determinable and collectability is probable.  Delivery is considered to have occurred upon either shipment of the product or arrival at its destination based on the shipping terms of the transaction.  Our standard terms specify that shipment is FOB our subsidiary Baby’s Breath and we will, therefore recognize revenue upon shipment in most cases.  When these conditions are satisfied, we recognize gross product revenue, which is the price we charge generally to our customers for a particular product.  Under our standard terms and conditions there is no provision for installation or acceptance of the product to take place prior to the obligation of the customer.  The Customer’s right of return is limited only to our standard one year warranty whereby we replace or repair, at our option, and it would be very rare that the unit may be returned. Additionally, since we buy the units from suppliers we would have the right to replacements from the suppliers if this situation should occur.  See Note 2 – Summary of Significant Accounting Policies, sub note H – Revenue Recognition, in Notes to Financial Statements of this Form S-1for additional information

Stock-Based Compensation

We adopted SFAS No. 123, Share-Based Payment (SFAS 123(R)) which replaced SFAS No. 123, Accounting for Stock-Based Compensation (SFAS 123) and superseded Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees (APB 25). Under SFAS 123(R), stock-based employee compensation cost is recognized using the fair value based method for all new awards granted after January 1, 2006 and unvested awards outstanding at January 1, 2006.

SFAS 123(R) requires companies to estimate the fair value of stock-based payment awards on the date of grant using an option-pricing model.  We use the Black-Scholes-Merton option-pricing model which requires the input of significant assumptions including an estimate of the average period of time employees and directors will retain vested stock options before exercising them, the estimated volatility of our common stock price over the expected term, the number of options that will ultimately be forfeited before completing vesting requirements and the risk-free interest rate.

Because we do not have historical trading data on our stock we relied upon trading data from a composite of 10 medical companies traded on major exchanges and 15 medical companies traded on the OTCBB to help us arrive at expectations as to volatility of our own stock when public trading commences.  Likewise, we have no history of option and warrant exercises because there is no liquidity in our stock as a private company and we were required to make a significant judgment as to expected option and warrant exercise patterns in the future regarding employee and director options and warrants.  The measurement date for employee options and warrants is the grant date of the option or warrant.  The vesting period for options that contain service conditions is based upon management’s best estimate as to when the applicable service condition will be achieved.  Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized.  The assumptions we use in calculating the fair value of stock-based payment awards represent our best estimates, which involve inherent uncertainties and the application of management's judgment.  As a result, if factors change and we use different assumptions, our equity-based compensation expense could be materially different in the future. See Note 2 – Summary of Significant Accounting Policies, sub note O – Stock based compensation, in Notes to Financial Statements of this Form S-1for additional information.

When an option or warrant is granted in place of cash compensation for services we deem the value of the service rendered to be the value of the option or warrant.  In most cases, however, an option or warrant is granted in addition to other forms of compensation and its separate value is difficult to determine without utilizing an option pricing model.  Changes in the assumptions can materially affect the estimate of fair value of stock-based compensation and, consequently, the related expense recognized that.  Since we have no trading history in our stock and no first-hand experience with how these investors and consultants have acted in similar circumstances, the assumptions we use in calculating the fair value of stock-based payment awards represent our best estimates, which involve inherent uncertainties and the application of management's judgment. As a result, if factors change and we use different assumptions, our equity-based consulting and interest expense could be materially different in the future.

Since our company stock has no public trading history we were required to take an alternative approach to estimating future volatility and the future results could vary significantly from our estimates.  We compiled historical volatilities over a period of 2-7 years of 15 small-cap medical companies traded on major exchanges and10 medical companies in the middle of the market cap size range on the OTC Bulletin Board and combined the results using a weighted average approach.  In the case of standard options to employees we determined the expected life to be the midpoint between the vesting term and the legal term.

Results of Operations

Twelve Months Ended December 31, 2008 and 2007

Revenue.  The consolidated Company’s revenues increased to $43,199 for the year ended December 31, 2008 from $24,013 for the year ended December 31, 2007.  During 2008, The Company increased its sales in Italy by approximately 50% due to large order in November and due to high marketing efforts by the Italian distributor. The Company also entered into new markets during the fiscal year as a result of an aggressive marketing work and using the experience of the product in Italy as an example.

Cost of sales.  Cost of sales increased to $40,128 for the year ended December 31, 2008 from $34,988 for the year ended December 31, 2007.  Cost of Sales increased primarily due to increase in the number of distributors and the valid performance of the product, the Company could increase its product price and by that increased the total revenue for the year. Along that, the Company managed to reduce the unit cost of the product and by these two effects, increasing the gross profit of the Company during 2008.

General and Administrative expenses. General and administrative expenses consist of, management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses. These expenses also include our consolidated operations expense.

General and administrative expense decreased to $112,082 for the year ended December 31, 2008 from $118,307 for the year ended December 31, 2007.  General and administrative expense decreased primarily due to decrease in professional services expenses and patent expenses.
Sales and Marketing expenses. Sales and marketing expenses consist of expenses required to sell products through independent reps, attendance at trades shows, product literature and other sales and marketing activities.

Sales and marketing expenses increased to $76,551 in the year ended December 31, 2008 compared to $62,989 in the year ended December 31, 2007 as a result of an increase in marketing and advertising expenses.

Financial expense.  financial expense decreased to $6,001. In the year ended December 31, 2008 from $7,395. In the year ended December 31, 2007 primarily due to changes in the $ to NIS exchange rates .

Nine months ended September 30, 2009 and 2008

Revenue. The Company’s consolidated revenues increased to $22,097during the nine-months period ended September 30, 2009 compared to $9,000 in the nine-months period ended September 30, 2008. Revenues increased primarily due to sales made to additional countrie – first sales in Greece & Poland. The company plan to continue its efforts in adding customers in main target countries.

Cost of sale and Gross Profits.  Cost of sales increased to $23,085 during the nine-months period ended September 30, 2009 compared to $15,960 during the nine-months period ended September 30, 2008. Gross Profit increased from $ (6,960) during the nine-months period ended September 30, 2008 to $(988) during the nine-months period ended September 30, 2009 which increase is  primarily due to decreased product costs and economies of scale.

Selling, general and administrative  expenses. General and administrative expenses primarily consist of, management salaries, professional fees, consulting fees, travel expense, administrative fees and general office expenses.

General and Administrative (G&A) expenses increased to $260,106 during the nine-months period ended September 30, 2009 compared to $157,992 for nine-months period ended September 30, 2008. General and administrative expense increased primarily due to additional professional services expense.

 Financial expense.  financial expense increased to $5,760 during the nine -month period ended September 30, 2009 compared to ($5,005) for nine-month period ended September 30, 2008, as a result of change in the exchange rates.

Liquidity and Capital Resources

We had a consolidated cash balance of $14,791 as of December 31, 2008 and $22,496 as of September 30, 2009. Since our inception, we have incurred significant losses. As of December 31, 2008 we had an accumulated deficit of $983,552, and as of September 30, 2009 our accumulated deficit was $1,250,406. We have not achieved profitability and anticipate that we will continue to incur net losses for the foreseeable future.  We expect that our expenses will increase, and as a result we will need to generate significant revenue to achieve profitability.

To date, our operations have been funded through investments in our shareholders equity (totaling in $1,080,557) and through grants received from the OCS (totaling in $268,029).

As of December 31, 2008, we had accounts payable and accrued expenses of $86,133 and liabilities of $162,592 as of September 30, 2009.

Years Ended December 31, 2008 and 2007

Net cash used in operating activities was $164,796 for 2008 as compared with net cash used of $67,597 for 2007. The increased use of cash was due primarily to a decrease in accrued expenses.
Cash flows used in investing activities was $287 for 2008 as compared to cash used in investing activities of $1,538 for 2007.

Net cash provided by financing activities was $167,881 for 2008 as compared to net cash provided by financing activities of $31,585 for 2007. The increase in 2008 was primarily the result of receipt on amount of shares .

Nine months ended September 30, 2009 and 2008

Net cash used in operating activities was $162,553 in the nine months ended September 30, 2009 compared to $129,343 net cash used in operating activities in the nine months ended September , 2008. The additional cash used in the 2009 period was primarily due to increase in the net loss for the year and an increase in accounts receivable.

 Net cash provided by financing activities was 170,258 in the nine months ended September 30, 2009 compared to $126,571 net cash provided by financing activities in the nine months ended September, 2008. The additional cash was primarily due to issuance of stocks.

We believe that we have sufficient funds to satisfy our obligations through the second quarter of 2010.

We expect to continue to depend upon outside financing to sustain our operations for at least the next 12 months.  Our ability to arrange financing from third parties will depend upon our operating performance and market conditions.  Our inability to raise additional working capital at all or to raise it in a timely manner would negatively impact our ability to fund our operations, to generate revenues, and to otherwise execute our business plan, leading to the reduction or suspension of our operations and ultimately forcing us to go out of business.  Should this occur, the value of any investment in our securities could be adversely affected, and an investor could lose a portion of or even lose their entire investment.

Commitments and Contingencies

Effective September 30, 2009, we had bank debts, trade payable, accounts payable and accrued expenses, shareholders loans and accrued severance pay owed.

Our subsidiary, Baby's Breath,  had contractual obligations consisted of the following as of September 30, 2009.

Payment Due by Period as of September 30

	Total	Less than 1 Year	1-3 Years	4-5 Years	After 5 Years
Short Term Bank Debt	$9,635	$9,635
Accounts Payable and Accrued Expenses	162,592	162,592
Shareholders’ Loans	152,462	152,462
Accrued Severance Pay	1,809		$1,809
Total Contractual Cash Obligations	$326,498	$324,689	$1,809	$-	$-

Income Tax Expense

The Company provides for deferred taxes using the asset and liability approach.  Under this method, deferred tax assets and liabilities are recognized for future tax consequences attributable to operating loss and tax credit carry-forwards, as well as differences between the carrying amounts of existing assets and liabilities and their respective tax bases.  Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The major temporary differences are net operating losses.  Due to historical losses on the accrual basis, the related tax assets are not recorded in our financial statements.

Stock Options

In November 29th, 2009, the Board of Directors adopted the Stock Option Plan (the "Plan"). Under the Plan, stock options may be granted to employees, officers, directors and consultants of the Company. Options granted under the Plan are for vesting periods not to exceed four years, and will be issued at the price for stock, at the date of the granting, as shall be determined by the Board of Directors.

On November 29th, 2009, a sum of 389,872 options were issued to the Company’s CEO, VP marketing and medical advisor at exercise price of their par value (0.001$), 259,051 vest at 33.33% at July 1, 2010 and ratably each quarter over the remaining 2 years. 130,821 vest at 50% at July 10, 2010 and ratably each quarter over the remaining year. The options granted by us replace previous undertaking (not granted) by our subsidiary, Baby's Breath, to issues to our CEO shares under his employment agreement with it.

The options to our Israeli employees may be granted under Section 102 of the Israeli Income Tax Ordinance pursuant to which the options or the shares of Common Stock issued upon their exercise must be deposited with a trustee for at least two years following the end of the calendar year in which the options are granted. Under Section 102 (1) any tax payable by an employee from the grant or exercise of the options is deferred until the transfer of the options or the shares by the trustee to the employee or upon the sale of the options or ordinary shares, (2) gains are subject to capital gains tax of 25%; under the tax rules governing these options, we do not receive a tax deduction in respect of the issuance or exercise of the options.
.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet transactions.

Dividend Policy

We follow a policy of retaining earnings, if any, to finance the expansion of our business. We have not paid, and do not expect to declare or pay, cash dividends in the foreseeable future.

LEGAL PROCEEDINGS

There are no pending legal proceedings to which we are a party is or in which to our knowledge any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or security holder is a party adverse to the Company or has a material interest adverse to the Company.  The Company's property is not the subject of any pending legal proceedings.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table lists, as of December 31, 2009 the number of shares of Common Stock beneficially owned by (i) each person or entity known to our Company to be the beneficial owner of more than 5% of the outstanding common stock; (ii) each officer and director of our Company; and (iii) all officers and directors as a group.  Information relating to beneficial ownership of common stock by our principal shareholders and management is based upon information furnished by each person using "beneficial ownership" concepts under the rules of the Securities and Exchange Commission.  Under these rules, a person is deemed to be a beneficial owner of a security if that person has or shares voting power, which includes the power to vote or direct the voting of the security, or investment power, which includes the power to vote or direct the voting of the security.  The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days.  Under the Securities and Exchange Commission rules, more than one person may be deemed to be a beneficial owner of the same securities, and a person may be deemed to be a beneficial owner of securities as to which he or she may not have any pecuniary beneficial interest.  Except as noted below, each person has sole voting and investment power.

	Amount and Nature of
Name and Address of Beneficial Owner(1)(2)	Beneficial Ownership	Percent Of Class (*)

Lior Carmeli, CEO	0	0%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

David Kapon, CFO	0	0%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Jacob Bal, CTO (3)	0	0%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Yossef De-Levie, Director – Chairman of the Board (4) (12)	0	0%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Adi Plaschkes, Director (5)	0	0%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Dr. Asher Kimchi, Director	0	0%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Gilad Golan, Director (6) (11)	0	0%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Alon Zifroni, Director (7)	0	0%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Dr. Israel Amirav (13)	331,600	4.92%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Assaf Halamish, Director (8)	706,600	10.49%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Granot Development Enterprises Ltd. (9)	543,400	8.07%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Life Support, Ltd. (5) (6) (10)	1,690,600	25.10%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Ramport Financial (6) (11)	706,000	10.48%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Microdel, Ltd. (4) (7) (12)	1,706,600	25.34%
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Total	5,684,800	84.42%

All directors and executive officers as a group (9 persons)	4,809,800	71.42%

*
Applicable percentage ownership is based on 6,734,131 shares of Common Stock outstanding as of December 31, 2009, together with securities exercisable or convertible into shares of Common Stock within 60 days of December 31, 2009, for each stockholder. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock that are currently exercisable or exercisable within 60 days of December 31, 2009, are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(1)	All directors, named executive officers, and persons owning 5% or more of New Air’s stock have sole voting and investment power with respect to the shares listed.

(2)
Except for our CEO, no director, named executive officer, or persons owning 5% our more of New Air's stock has any rights to acquire any shares from options, warrants, rights, conversion privileges or similar obligations.

(3)
Jacob Bal, the Company’s CTO is also the CTO of Microdel Ltd., which owns 1,706,600 shares of New Air, Inc. or 25.34% of the outstanding shares and is its largest single shareholder.  Mr. Bal owns none of the outstanding shares of Microdel, Ltd. and is therefore not attributed to owning any of the 1,706,600 common shares of New Air, Inc. owned by Microdel Ltd.

(4)
Yossef De Levie, the Company’s Chairman of the Board is also the founder and the Chairman of the Board of Microdel Ltd., which owns 1,706,600 shares of New Air, Inc. or 25.34% of the outstanding shares and is its largest single shareholder. Mr. De Levie owns 83,796 of the outstanding shares or 29.8% of its total outstanding shares and is therefore attributed to owning all of the 1,706,600 common shares of New Air, Inc. owned by Microdel Ltd.

(5)
Adi Plaschkes, a member of the Board of Directors is the owner of Life Support Ltd., an Israeli company that develops nuclear, biological and chemical products, which owns 1,690,600 shares of New Air, Inc. or 25.10% of the outstanding shares and is its second largest single shareholder.  Mr. Plaschkes owns all of the outstanding shares of Life Support’s total outstanding shares and is therefore attributed to owning all of the 1,690,600 shares of New Air, Inc. owned by Life Support Ltd.  From April 2004 to July 2009 Life Support, Ltd. provided us with management services.

(6)
Mr. Gilad Golan, a member of the Board of Directors of our subsidiary, Baby's Breath, from 2002 to 2008 was the General Manager of Life Support Ltd., an Israeli company that develops nuclear, biological and chemical products, which owns 1,690,600 shares of New Air, Inc. or 25.10% of the outstanding shares and is its second largest single shareholder.  Mr. Golan owns none of the outstanding shares of Life Support’s total outstanding shares and is therefore not attributed to owning any of the 1,690,600 shares of New Air, Inc. owned by Life Support Ltd. From April 2004 to July 2009 Life Support, Ltd. provided us with management services.  In addition, Mr. Golan represents officially the interest of Ramport Financial, a private investor unrelated to any other shareholder.  They are located in the Virgin Islands and their mailing address in Israel is Mr. Zvika Sherf OF 18 David Avidan Street, Tel Aviv, Israel 69086.  Mr. Golan owns none of the outstanding shares of Ramport Financial and is therefore not attributed to owning any of the 706,000 common shares of New Air, Inc. owned by Ramport Financial.

(7)
Alon Zifroni, a member of the Board of Directors of our Company, is also the CEO of Microdel Ltd., which owns 1,706,600 shares of New Air, Inc. or 25.34% of the outstanding shares and is its largest single shareholder.  Mr. Zifroni owns none of the outstanding shares of Microdel, Ltd. and is therefore not attributed to owning any of the 1,706,600 common shares of New Air, Inc. owned by Microdel Ltd.

(8)	Mr. Halamish, was one of the founders of our subsidiary, Baby’s Breath, and from 2001 to 2005, he served as CEO of Baby’s Breath.

(9)
Granot Development Enterprises Ltd. ("GAPI"), Registration No. 511664260, is an Israeli limited liability corporation who received in July 2008 a franchise from the Israeli Office of Chief Scientist ("OCS") to operate as a privatized technological incubator. GAPI is held 100% by BBOOG Ltd., who is held 75% by OZ M.E.H Ltd Registration No. 513844852 (wholly owned by Ori Katz Oz), and 25% by Mygar Holdings and Information Systems Ltd. Registration No. 511854994 (owned by Granot Cooperative).  GAPI is not related to any of the other shareholders.

(10)
In April 2004 our subsidiary Baby's Breath entered into an investment agreement with Life Support Ltd., one of our shareholders.  Adi Plaschkes, a member of the Board of Directors is the owner of Life Support Ltd., an Israeli company that develops nuclear, biological and chemical products which owns 1,690,600 shares of New Air, Inc. or 25.10% of the outstanding shares and is its second largest single shareholder.  Mr. Plaschkes owns all of the outstanding shares of Life Support’s total outstanding shares and is therefore attributed to owning all of the 1,690,600 shares of New Air, Inc. owned by Life Support Ltd.  Mr. Gilad Golan, a member of the Board of Directors of our Company from 2002 to 2008 was the General Manager of Life Support Ltd.,  Mr. Golan owns none of the outstanding shares of Life Support’s total outstanding shares and is therefore is not attributed to owning any of the 1,690,600 common shares of New Air, Inc. owned by Life Support Ltd.

(11)
Ramport Financial is a private investor unrelated to any other shareholder.  They are located in the Virgin Islands and their mailing address in Israel is Mr. Zvika Sherf OF 18 David Avidan Street, Tel Aviv, Israel 69086.  Mr. Gilad Golan, our Board member represents officially the interest of Ramport Financial.  Mr. Golan owns none of the outstanding shares of Ramport Financial and is therefore not attributed to owning any of the 706,000 common shares of New Air, Inc. owned by Ramport Financial.

(12)
Microdel Ltd., owns 1,706,600 shares of New Air, Inc. or 25.34% of the outstanding shares and is its largest single shareholder.  Yossef De Levie, the Company’s Chairman of the Board is also the founder and the Chairman of the Board of Microdel Ltd. Mr. De Levie owns 83,796 of the outstanding shares or 29.8 % of its total outstanding shares and is therefore attributed to owning 1,706,600 of New Air, Inc.  Out of the total amount of shares held by Microdel, 1,631,600 of the shares, constituting 25.98% of the outstanding share capital of New Air, (“Conditional Shares”) that were issued to it by New Air under the Acquisition Agreement, are held by a trustee pending the completion of the registration of New Air’s shares under this Form S-1, and will be distributed between the other Current Shareholders (as defined below), on a pro rata basis, in case of a failure to register such shares. The Conditional Shares were initially shares of Microdel in Baby’s Breath, which were acquired by New Air, together with the holdings of all other shareholders of Baby’s Breath at that time, in consideration for new shares in New Air such that for each acquired share New Air issued 200 shares of Common Stock.

(13)
Dr. Israel Amirav is one of our founders.  In its shareholders’ register New Air recorded a hypothecation on 50% of Dr. Amirav’s holdings in New Air, pending the resolution of legal proceedings between Dr. Amirav and a third party.

There are no arrangements currently in place which may result in a change of control of New Air.

We believe that all persons named above have full voting and investment power with respect to the shares indicated, unless otherwise noted in the table.  Under the rules of the Securities and Exchange Commission, a person (or group of persons) is deemed to be a "beneficial owner" of a security if he or she, directly or indirectly, has or shares the power to vote or to direct the voting of such security, or the power to dispose of or to direct the disposition of such security.  Accordingly, more than one person may be deemed to be a beneficial owner of the same security.  A person is also deemed to be a beneficial owner of any security, which that person has the right to acquire within 60 days, such as options or warrants to purchase our common stock.

MANAGEMENT

Officers and Directors

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each, as of December 31, 2009. Until the registration under this prospectus shall enter into effect the board of directors is elected as per the provisions of the Shareholders Rights Agreement of September 2009(See ‘Certain Relationship and Related Transactions’).

Name and Address	Age	Position(s)
Lior Carmeli	40	Chief Executive Officer,
Ha'hadas Street , Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

David Kapon	40	Chief Financial Officer,
Ha'hadas Street , Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Jacob Bal	54	Chief Technology Officer
Ha'hadas Street , Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Yossef De-Levie	58	Director - Chairman of the Board
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Adi Plaschkes	53	Director
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Dr. Asher Kimchi, MD	63	Director
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Gilad Golan	57	Director
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Alon Zifroni	41	Director
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

Assaf Halamish	58	Director
Ha'hadas St., Bldg. #5 North Industrial Area, P.O.Box 42, Or-Akiva 30600, Israel

We have not set a term of office for any of our directors and each director will serve until their successors are elected and have duly qualified.

There are no family relationships between any of our directors or executive officers.  Our executive officers are appointed by our board of directors and serve at the board’s discretion.  There is no arrangement or understanding between any of our directors or executive officers and any other person pursuant to which any director or officer was or is to be selected as a director or officer.

LIOR CARMELI – CHIEF EXECUTIVE OFFICER

  Mr. Carmeli, became the Chief Executive Officer of our Company with the acquisition of our subsidiary Baby’s Breath Ltd., in September 7, 2009, where he served in that capacity since June 17, 2009.  From 2006 to 2009 he worked as Division Director & VP Sales & Marketing for Polysack Plastic Ind Ltd, Israel – with sales of above 100 millions NIS where he was head of the strategic planning process of the division focused on Marketing & Sales, responsible for all the sales & marketing activity in the agricultural division, including four subsidiaries (USA, MX, Spain & Brazil), export form Israel and the Israeli market and where he lead the product development team, agricultural research & the technological R&D.  From 1996 to 2006 he worked at various positions with Makhteshim Agan Ind Ltd, a large industrial company in Israel.  From 2000 to 2005 he worked as Senior VP & Director of Finance for MAI of North America. NYC ($ 125 mm sales, 40 employees) where he was responsible for Management & leadership of the overall company activity with direct responsibility for the supply chain, Finance, IT & departments. Sales & marketing activity – part of a team leading a company change – “go direct to distributor”.  Management of customer service, logistics, toll manufacturing, warehousing, freight, import, distribution and planning departments. In charge of work plan process, financial reports, cash flow management, web-based expense & sales reporting & analysis, transfer pricing management & custom and tax planning.  From 1999 to 2000 he worked as Asian desk sales manager for MAI Israel where he was in charge of regional sales team, involved in negotiation with global and local customers, customer service, work plans & market development, Focusing on the Japanese and Korean markets.  From 1996 to 1999 he worked as Assistant to VP Sales, Marketing and M&A. for MAI Israel where he negotiated global agreements with large customers and suppliers, involved in the work plan process, evaluated acquisitions prospects and was in charge of presentation preparations and investor and public relations.  Mr. Carmelli has a BA in Economics & Business Management, Hebrew University, Israel, 1996.

DAVID KAPON – CHIEF FINANCIAL OFFICER

Mr. Kapon, became the Chief Financial Officer of our Company with the acquisition of our subsidiary Baby’s Breath Ltd., in September 7, 2009, where he served in that capacity since June 2009.  Mr. Kapon has 15 years extensive financial management experience. From 2000 until 2006 Mr. Kapon served as the financial manager of Negev Ceramics, a company traded on the TASE (Tel Aviv Stock Exchange) for six years. Since 2001 until the present, Mr. Kapon also serves as a financial advisor to StarKist Food d'Or. Mr. Kapon also has experience in company valuation and business plan preparation of companies in the United States, Europe and Israel, . Mr. Kapon holds a M.A and B.A in Economics from Tel Aviv University.

JACOB BAL – CHIEF TECHNOLGY OFFICER

Mr. Bal became our Chief Technology Officer with the acquisition of our subsidiary Baby’s Breath Ltd., in September 7, 2009, where he was their Chief Technology Officer since April 2006.  Since 2006 he has been the Chief Technology Officer of Microdel Ltd. a privately owned technology company focusing on finding inventions, and turning them into a product, including its marketing, where he manages all their projects, and serves on their Idea Section Board as well as manages all their intellectual properties.  From 2003 to 2006 he was the Senior Project Manager at NUR Macroprinters, responsible for the management of new foundations of ink plant movement from USA to Israel.   From 2002 to 2003 he was the Senior Project Manager at E.G Skarim, Managing 50 people in a railroad and public transportation passengers traveling behaviors survey where he was responsible for all project aspects: planning, questioners and data entree, reporting, managing daily routines.  In 2002 he was the Manager of cellular operations for Elgadfon Ltd., responsible for Testing and installation of cellular Radio Base Station for leading cellular companies, all over the country, Managing 20 people.  In 2002 he was also V.P Marketing Sales and business development for Shamrad, developing their business plan local and abroad.  From 1996 to 2000 he worked for IBM in various roles including Help-Desk manager and business development manager and Segment Marketing & Business Development Manager: In 1995 he worked at Galcom Communication as Sales and New Technologies Manager.  From 1981 to 1995 he worked at Scitex Corporation where from 1990 to1995 he was their Technical Manager International Customer Support.  From 1986 to 1989 he worked Scitex Corp. USA as Senior specialist National Customer Support Specialist and from 1984 to 1985 he worked for Scitex Corp. USA, as Manager of Initializing and Operation Repair Lab.  From 1981 to 1984 he worked for Scitex Corp. Israel as Team Leader Repair Lab.

Board of Directors

YOSSEF DE-LEVIE – DIRECTOR – CHAIRMAN OF THE BOARD

Mr. De Levie, became a member of the Board of Directors of our Company with the acquisition of our subsidiary Baby’s Breath Ltd., in September 7, 2009, where he was a director since February 15, 2008.  He is an industrialist, an inventor, and an entrepreneur, with experience in executive management, product development and manufacturing.  Since 2004 he is associated with Microdel Ltd. a holding company that he founded and is its Chairman of the Board.  Microdel Ltd. is a company that is a bridge between inventions and the marketplace.  Microdel Idea Center Ltd., a subsidiary of Microdel founded by him in 2005, is an Israeli Idea Bank and incubator platform.  Microdel seeks ideas, innovations and patents, to invest in ideas and/or ventures which they believe have great potential, turning them into market-ready and patent protected products either to be sold or licensed globally via a network of distribution, retail chains, and strategic partners worldwide.  From 1996 to 2009, Together with Stef Wertheimer (a leading industrialist in Israel, and founder of Iscar, entrepreneur of a number of industrial parks in Israel), and the inventor Ehud Nagler, he established a start-up that was to become "Tynat Hydro Industries", The company was commercialized in 2000 when the Zvi Yemini group joined the company which has successfully developed a unique technology for water powered propulsion.  As a shareholder and founding member, Mr. De Levie served for a number of years as a member of the Board of Hydro Industries.  From 1987 to 2004 he was the CEO of Games and Sports Ltd. – a playground equipment manufacturer – a company he founded in 1987.  He was involved in all aspects of product initiation and design, manufacture and marketing. A leading Israeli and European manufacturer of playground equipment with a range of hundreds of products was partially acquired by Gaon-Holdings in 2002 and sold outright to the Gaon Group in 2004.  From 1986 to 2004 he was the owner and manager of a private construction and installation company.

ADI PLASCHKES – DIRECTOR

Mr. Plaschkes became a member of the Board of Directors of our Company with the acquisition of our subsidiary Baby’s Breath Ltd., in September 7, 2009, where he was a director since 2003.  Since 2006 he has been the Co-founder & CEO of ActiVein Ltd., an R&D start-up that is developing a dual-action PIV catheter that enables both, fluid infusion and blood withdrawal from the same vein.  From 2002 to 2006, he was the Founder and technical manager of Life Support Ltd., a private company specializing in design and production projects in the NBC and medical devices products.  From 1996 to 2002 he was a partner and technical manager of Elad Engineering Ltd., a private company active in R&D, prototyping and production of multidisciplinary projects.  From 1989 to 1996 he was the manager of Superweld Ltd., a division of Supergum group, a manufacturer of chemical protection masks and garments for civil defense and military gear for IMOD and army applications.  From 1983 to 1989 he a designer of small arms in the IMI (Israeli Military Industries) last position Team head of the “Negev” Light Machine Gun.  The “Negev” is in serve in the IDF from 1995 to the present.  Mr. Plasckes has served as a member of the Board in ATX Ltd. an Israeli public company in the textile field from 1997 to 2001.   Mr. Plaschkes graduated in 1982 with a B.Sc. in Mechanical Engineering from Tel Aviv University.

DR. ASHER KIMCHI, MD – DIRECTOR

Dr. Kimchi, became a member of the Board of Directors of our Company with the acquisition of our subsidiary, Baby’s Breath Ltd., in September 7, 2009, where he was a director since May 5, 2009.  He is an internationally recognized cardiologist.  He is an Attending Physician and Vice-Clinical Chief in the Division of Cardiology at Cedars-Sinai Heart Institute in Los Angeles, California, USA. Dr Kimchi is a Clinical Professor of Medicine in the David Geffen School of Medicine at UCLA. He is also the Founder and Chairman of the International Academy of Cardiology, and is Past-President of the American Heart Association, Los Angeles County Division .

Dr. Kimchi attended and received his medical degree from the Hebrew University, Hadassah Medical School in Jerusalem. He then joined the Israeli Air Force as a Flight Surgeon and subsequently was promoted to be the commander of the Israeli Aero Medical Evacuation Unit, achieving the military rank of Major. He completed his Cardiology fellowship at Hadassah Medical Center in Jerusalem, before completing a residency in Internal Medicine at the University of California, Davis. At Cedars-Sinai Medical Center, Dr Kimchi concluded two fellowships: Cardiology-Clinical Research, and Critical Care. In 1983 he became Attending Physician in the Division of Cardiology at Cedars-Sinai Medical Center. He is also Clinical Professor of Medicine at UCLA and a fellow of the American College of Cardiology, American College of Physicians and American Heart Association. Over the past 30 years, Dr. Kimchi has been actively involved in many clinical research projects, dealing predominantly with diagnosis and treatment of coronary artery disease and congestive heart failure. Dr. Kimchi is editor of eight cardiology books and his scientific articles have appeared in many prestigious peer review journals. He also serves on the editorial boards of leading cardiology journals. Dr. Kimchi is the Founder and Chairman of the International Academy of Cardiology and over the past 20 years has served as chairman of 16 large-scale International Congresses on Heart Failure and Heart Disease. Dr. Kimchi has the distinction of being listed in “America’s Top Physicians” (2002-2006), “America’s Top Cardiologists” (2007-2009) “Best Doctors in America” (2009-2010) and was featured in Los Angeles Magazine in December 2008 as one of “Southern California Super Doctors” in the field of Cardiology. Dr. Kimchi is a passionate community activist and has been involved in multiple philanthropic projects to fight Heart Disease. He has chaired or co-chaired many successful fundraising events. He has served as co-Chair of Medical Friends of Hadassah, Board Member of the American Friends of Israel’s Heart to Heart Foundation, Board member of the Save-A-Heart Foundation, and Member of the Medical Advisory Board of the Heart Fund of Cedars-Sinai Medical Center. He is currently Board Member of the American Heart Association, Los Angeles County Division. Dr Kimchi is a member of the Executive Committee of the American College of Cardiology (ACC), California Chapter and Vice-Chairman of the Foundation for the Prevention of Cardiovascular Disease and Stoke of the ACC California Chapter. In 2006, Dr. Asher Kimchi was honored by the American Heart Association and received the prestigious “Passion of the Heart Award” for "distinguished career in cardiology, and lifetime dedication and leadership in cardiovascular education worldwide.”

GILAD GOLAN - DIRECTOR

Mr. Golan, became a member of the Board of Directors of our Company with the acquisition of our subsidiary, Baby’s Breath Ltd., in September 7, 2009, where he was a director since April 14, 2004.  From 2006 to 2009 he was Baby’s Breath, our subsidiary’s General Manager.  From 2008 to 2009 he was the General Manager of Mpertec Industries Ltd., an Israeli company that develops nuclear, biological and chemical products.  From 2002 to 2008 he was the General Manager of Life Support Ltd., an Israeli company that develops nuclear, biological and chemical products. From 1970 to 2002, her served as a Colonel in the IDF, Israel’s military, overseeing the nuclear, biological and chemical industry in Israel, with a market size of three Billion Shekels, working in close contact with Government offices and professional bodies and was directly in charge of hundreds of soldiers and officers.  Mr. Golan has a BA in Political Science and Criminology from Bar Ilan University and a MS in International relations from Haifa University, both in Israel.

ALON ZIFRONI – DIRECTOR

Mr. Zifroni, became a member of the Board of Directors of our Company with the acquisition of our subsidiary, Baby’s Breath Ltd., in September 7, 2009, where he was a director since February 15, 2008.  Since 2008, he has served as Chief Executive Officer of Microdel Ltd. a privately owned technology company focusing on finding inventions, and turning them into a product, including its marketing. Microdel manages approximately 15 different ventures simultaneously, and holds 6 subsidiaries.   From 2006 to 2007, he was the CEO of AGR, a Start-Up developing financial products, where he Managed the company and its employees, including the development, sales & support teams. Business Development and daily management of the company.  From 1999 to 2006 he was the Board Member & Senior Project Manager at Seker Consulting company where he was served in management and project consulting for IT projects in Israel and world wide.  From 1998 to 1999 he was System Administrator at Intel Semiconductors in Kiriat Gat.   From 1995 to 1998 he was the Shift Manager at the Kafrit Industries Factory where he managed & supervised the team, including supervision of the daily tasks of creation and control for the quality of the product. Mr. Zifroni has a B.Sci in Industrial Engineering & Management, focusing on Information System, from Ben Gurion University, Beer Sheva, Israel.

ASSAF HALAMISH – DIRECTOR

Mr. Halamish, became a member of the Board of Directors of our Company with the acquisition of our subsidiary, Baby’s Breath Ltd., in September 7, 2009, where he was a director since 2004.  He has extensive management experience in the development of new products and was the CEO and co-owner of a medical devices start-up. Previously he was director and manager of engineering for one of Israel’s largest R&D companies. He has many years of experience in managing research and development projects in Israel and abroad and has served as a business development consultant to several Israeli high-tech companies. Mr. Halamish has special expertise in plastic products for medical applications. Since 2006 he is the Vice President and R&D Manager for Cell Kinetics – Global Park, Lod, Israel, a subsidiary of Medis Technologies (NASDAQ; MDTL) dedicated to the design, development and marketing of life science and medical device products. The primary product line is a family of next-generation cytometric devices.  From 2005 to 2006, he served as COO and VP of Operations for Scent Detection Technologies – Industrial Park, Herzliya, Israel, a start up company in the security sector producing a product for detection of explosives where he was Responsible for transition from development to production, quality assurance, testing and regulation.  From 2001 to 2005, he served as CEO of our subsidiary Baby’s Breath.  From 1999 to 2001 he was self employed with Technosaf, Caesarea Industrial Park, Israel, where he was involved in product development and consultation to other firms in the medical field and other technically oriented fields.  From 1997 to 1999 he was Head of Engineering, Design and R&D for Aran Research and Development, Caesarea Industrial Park, Israel, the largest  R&D company in Israel.  Most of its products are high-tech, specifically in medical technology, irrigation systems, and for the automotive industry.  From 1996 to 1997 he was Project Manager for medical products at Influence, Ramat Gan, Israel.  From 1992 to 1996 he was Project Manager in the platics, medical and automotive fields for Aran Research and Development, Caesarea Industrial Park, Israel, the largest  R&D company in Israel.  From 1989 to1992 he was R&D Project Manager responsible for the development of new technology at Plasson Plastic Products, Kibbutz Maagan Michael, Israel.  From 1988 to1989 he was Project Manager at Richco Products, Chicago, Il, USA,a plastic company in the field of electronics. From 1987 to 1988 he was Project Manager at Suncast Corporation, Batavia, Il, USA, an extrusion and injection plastics factory.Mr. Halamish holds a degree in mechanical engineering from the Technion – Israel Institute of Technology (Haifa) and an MBA from ISEMI, Swinburne, Australia.

Directors’ Compensation

From April 2004 to July 2009 Life Support, Ltd. provided us with management services.  As of September 30, 2009 we owe Life Support, Ltd. $116,000 for such services.

Except for payments due in connection with management services rendered by Life Support, none of our directors have earned any compensation as a director to date.

Corporate Governance

We currently have six active non-employee members of the board of directors, Yossef De Levie, Adi Plaschkes, Dr. Asher Kimchi, Gilad Golan, Alon Zifroni, and Assaf Halamish are each considered independent directors, as defined in Nasdaq Marketplace Rule 4200.

Compliance with Section 16(a) of the Exchange Act

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our executive officers and directors, and persons who beneficially own more than 10.0% of a registered class of our equity securities to file with the Securities and Exchange Commission initial statements of beneficial ownership, reports of changes in ownership and annual reports concerning their ownership of our common shares and other equity securities, on Forms 3, 4 and 5 respectively. Since prior to this offering, we did not have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, we were not required to file such forms with the Securities and Exchange Commission. We do not intend to register a class of our securities on a national securities exchange before this registration statement is effective. Once we have a class of equity securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended, we intend on filing all such forms in a timely manner and if not, to disclose any untimely filings in accordance with Item 405 Regulation S-K.

Code of Ethics

In September 2009, our board of directors adopted a Code of Ethics which is applicable to all of our officers, directors and employees.

Involvement in Certain Legal Proceedings

To our knowledge, our directors, executive officers have not been involved in any of the following events during the past five years and which is material to an evaluation of the ability or the integrity of our directors or executive officers:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

3.
being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

4.
being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Audit Committee Financial Expert

We do not have an audit committee financial expert because we believe the cost related to retaining a financial expert at this time is prohibitive.  Further, because we have no substantial operations, at the present time, we believe the services of a financial expert are not warranted.

Conflicts of Interest

None

EXECUTIVE COMPENSATION

Our board of directors currently evaluates and sets the compensation policies and procedures for our executive officers. Except as provided for in the employment agreements described below, annual reviews generally determine future salary and bonus amounts for our executive officers, as a part of the Company’s compensation procedures.

The following table summarizes all compensation for the fiscal years ended December 31, 2007 and 2008 paid to our executive officers .. The information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any.

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Nonquali- fied Deferred Compen- sation Earnings ($)	All Other Compen- sation ($)	Total ($)
Lior Cameli,	2008	0							0
President and Chief Executive Officer (1)(4)	2007	0							0

David Kapon.	2008	0							0
Chief Financial Officer (2)	2007	0							0

Yaakov Bal	2008	0							0
Chief Technology Officer (3)	2007	0							0

The compensation discussed herein addresses all compensation awarded to, earned by, or paid to our named executive officer.

Except of our outstanding debt to Dr. Israel Amirav, one of our members of our advisory board for consulting services in 2005 for which we owe him $18,000 none of our directors or advisory directors have earned any compensation for their services or have any compensation due to them for such services.  From April 2004 to July 2009 Life Support, Ltd. provided us with management services.  As of June 30, 2009 we owe them $107,000 which will be paid as soon as funds are available after consummation of the registration.

There are no other stock option plans, retirement, pension, or profit sharing plans for the benefit of our sole officer and director other than as described herein.

(1)           On July 1, 2009 Mr. Carmeli entered into an employment Agreement with Baby’s Breath Ltd, our subsidiary, which we assumed in its acquisition on September 7, 2009 when we acquired Baby’s Breath, and Mr. Carmeli became the CEO of Baby's Breath.  In furtherance of the Acquisition Agreement our Board of Directors resolved to appoint Mr. Carmeli as our CEO and that the payment for his services will continued to be paid by our subsidiary Baby's Breath.  Under said Agreement, his employment commenced on June 17, 2009, with either party can terminate on a 30 days advance notice.  For his services Mr. Carmeli is being paid 32,000 NIS which is about $8,000 US per month, being paid 12,000 NIS or about $3,190 US as long as we are not publicly traded with the higher amount and the balance accrued to be paid once we are publicly traded.  In addition, Mr. Carmeli receives insurance benefits, an educational fund, vacation pay, a company car, and reimbursement of Company related expenses. There is no written employment agreement between Mr. Carmeli and New Air, Inc.

(2)           On July 1, 2009 Mr. Kapon entered into an employment Agreement with Baby’s Breath Ltd, our subsidiary which we assumed in its acquisition on September 7, 2009 when we acquired Baby’s Breath, and Mr. Kapon became the CFO of Baby's Breath.  In furtherance of the Acquisition Agreement our Board of Directors resolved to appoint Mr. Carmeli as our CEO and that the payment for his services will continue to be paid by our subsidiary, Baby's Breath.  Under said Agreement, his employment commenced on June 1, 2009, with either party can terminate on a 60 days advance notice.  For his services Mr. Kapon is being paid 15,000 NIS which is about $3,750 US per month based on 90 hours per month work.  If Mr. Kapon is required to work additional hours per month, he will receive a proportional additional salary, which is being paid 7,500 NIS or about 1,994 US until December 2009 and as long as we are not publicly traded with the higher amount and the balance accrued from the date of our filing to be paid once we are publicly traded.  In addition, Mr. Kapon receives insurance benefits, an educational fund, vacation pay, half the costs of a company car, and reimbursement of Company related expenses. There is no written employment agreement between Mr. Kapon and New Air, Inc.

(3)           On July 1, 2009 Mr. Bal entered into an employment Agreement with Baby’s Breath Ltd, our subsidiary which we assumed in its acquisition on September 7, 2009 when we acquired Baby’s Breath, and Mr. Bal became the CTO of Baby's Breath.  In furtherance of the Acquisition Agreement our Board of Directors resolved to appoint Mr. Bal as our CTO and that the payment for his services will continue to be paid by our subsidiary, Baby's Breath.  Under said Agreement, his employment commenced on July 1, 2009, with either party can terminate on a 30 days advance notice.  For his services Mr. Bal is being paid 6,000 NIS which is about $1,500 US per month, being paid 2,000 NIS or about $532 US as long as we are not publicly traded with the higher amount to be paid once we are publicly traded.  In addition, Mr. Bal receives insurance benefits, an educational fund, vacation pay, half the costs of a company car, and reimbursement of Company related expenses. There is no written employment agreement between Mr. Bal and New Air, Inc.

(4)           Mr. Lior Carmeli, our CEO, was granted options exercisable into 3.85% of our total outstanding shares as of the date hereof which is equal to 259,051 common shares which unless agreed otherwise by the Board shall be exercisable over a three year period as long as he is employed with us.  These options replace previous undertaking by our subsidiary Baby's Breath to issues to Mr. Carmeli shares under his employment agreement with it.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards of our principal executive officers and principal financial officer during 2008, and each person who served as an executive officer of the Company as of December 31, 2008:

OUTSTANDING EQUITY AWARDS AT YEAR-END
	Option awards					Stock awards
Name and	Number of securities underlying unexercised options (#)	Number of securities underlying unexercised options (#)	Equity incentive plan awards: Number of securities underlying unexercised options	Options exercise price	Option expiration	Number of shares or units of stock that have not vested	Value of shares or units of stock that have not vested	Equity incentive plan awards: Number of unearned shares other rights that have not vested	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested
principal position	Exercisable	Unexercisable	(#), (a)	($)	Date	(#)	($)	(#)	($)
Lior Cameli,	0	259,051	259,051	0.001	November 2019	259,051	181,336	0	0
Chief Executive Officer (1)

(1) In November 2009 we granted Mr. Carmeli a total of 259,051  options which will be exercisable into shares of Common Stock (an amount of shares of Common Stock that constitute approximately 3.85% of our outstanding share capital prior to the filing of this registration statement).  Pursuant to the Acquisition Agreement, the options granted to our CEO replace the previous undertaking (Nor granted) by our subsidiary, Baby's Breath, to issues shares to our CEO.

OPTIONS GRANTS DURING LAST FISCAL YEAR

Stock Option Grants to Israeli employees

In November 2009 the Board of New Air, Inc. adopted a Share Option Plan which enables inter alia the issuance of Stock or options to Israeli employees of New Air, or of Baby’s Breath (the “2009 Plan”). The 2009 Plan provides for the grant of stock options or issuance of stock to employees and to officers and directors.   The terms of the 2009 are intended to comply with Section 102 of the Israeli Income Tax Ordinance, or the ordinance, which allows employees, directors and officers, who are not controlling shareholders and are considered Israeli residents for tax purposes, to receive favorable tax treatment for compensation in the form of shares or share options.  New Air elected to issue its options and shares to its Israeli employees under Section 102(b)(2) of the ordinance, the capital gains track. To comply with the capital gains track, all options and shares issued under the plan, as well as any shares received subsequently following any realization of rights with respect to such options and shares, are granted to a trustee and should be held by the trustee for a period of two years from the date of grant. Under the capital gains track New Air is not allowed to deduct an expense with respect to the issuance of the options or shares. Under certain conditions New Air may be able to change our election with respect to future grants under the plan. In addition, we will be able to make a different election under a new plan.

The 2009 Plan is administered by the Board which may delegate responsibilities to a compensation committee once and if established.  The Board or committee as applicable is authorized to determine the grantees of options and the terms of the grant, including, the number and type of options or shares granted, exercise prices, method of payment, vesting schedules, and all other matters necessary in the administration of the 2009 Plan. An appropriate and proportionate adjustment will be made in (1) the maximum number and kind of shares reserved for issuance under the 2009 Plan, (2) the number and kind of shares or other securities already issued under the 2009 Plan or subject to any outstanding options and (3) the per share exercise prices of outstanding options, in the event of stock dividends, stock splits, mergers, asset sales, reorganizations, recapitalizations or other corporate transactions that affect our shares as described in the 2009 Plan.

Unless determined otherwise by the Board or committee as applicable options under the 2009 Plan generally vest and become exercisable over a period of three years such that at the end of the first year 1/3 (33%) of the entire amount of granted options shall become vested and the remaining 2/3 (66.67%) thereof shall vest equally on a quarterly or semi-annually basis. The options generally expire ten years from the grant date.  Options may not be transferred, except upon the grantee’s death by will or the laws of descent and distribution. In case of a termination of an employee for cause, all of the employee’s options expire on the cessation date, unless the committee decides otherwise. Upon termination of employment for any reason, other than for cause or death or disability, the grantee may exercise his or her vested options within 3 months of the date of termination, unless prescribed otherwise by the Board or committee as applicable.  Upon termination of employment due to death or disability, an employee or his or her estate may exercise his or her vested options within 12 months from the date of death or disability.  Options may not, however, be exercised after the option’s expiration date.

Upon the occurrence of an acquisition event, our board of directors will take any one or more of the following actions with respect to the outstanding options: (i) provide that the outstanding options will be assumed, or have equivalent options substituted, by the acquiring or succeeding corporation, as long as those substituted options satisfy Section 102, (ii) provide that all unexercised options will become exercisable in full or in part as of a specified time and terminate immediately prior to the acquisition event, (iii) if the terms of the acquisition event provide that the holders of outstanding shares will receive upon consummation of the acquisition event a cash payment for each share surrendered in the acquisition event, make or provide for a cash payment to grantees that is equal to the acquisition price per share times the shares subject to the grantee’s vested options, minus the aggregate exercise price of such vested options, in exchange for the termination of vested and unvested options, or (iv) provide that all vested and unvested outstanding options will terminate immediately prior to the acquisition event.

The 2009 Plan provides that the trustee will vote the shares held by it in trust pursuant to the terms of this plan in accordance with the directions of the Board.

In November 2009 we granted our CEO, under a stock option plan which we adopted by us for that purpose, a total of 259,051  options which will be exercisable into our shares of Common Stock (an amount of shares of Common Stock that constitute approximately 3.85% of our outstanding share capital prior to the registration).  The options granted to our CEO replace the previous undertaking (not granted) by our subsidiary Baby's Breath to issues shares to our CEO.  In addition we currently have available for additional grant to our employees, subject to the approval of our Board, up to 129,525 options which will be exercisable into our shares of Common Stock (an amount of shares of Common Stock that constitute approximately 2% of our outstanding share capital prior to the registration). Unless agreed otherwise by the Board the granted options shall generally be equally vested over a period of 3 years such that at the end of each year 1/3 (33%) of the entire amount of granted options shall become vested and the remaining 2/3 (66.67%) thereof shall vest equally on a quarterly or semi-annually basis.

The options to our Israeli employees may be granted under Section 102 of the Israeli Income Tax Ordinance pursuant to which the options or the shares of Common Stock issued upon their exercise must be deposited with a trustee for at least two years following the end of the calendar year in which the options are granted. Under Section 102 (1) any tax payable by an employee from the grant or exercise of the options is deferred until the transfer of the options or the shares by the trustee to the employee or upon the sale of the options or ordinary shares, (2) gains are subject to capital gains tax of 25%; under the tax rules governing these options, we do not receive a tax deduction in respect of the issuance or exercise of the options.

Family Relationships

None.

Audit Committee Financial Expert

We do not have an audit committee financial expert nor do we have an audit committee established at this time.

Auditors; Financial Expert

Our principal PCAOB independent auditors are Schwartz Levitsky Feldman LLP, Toronto, Ontario, Canada, members of HLB international.  We do not have an audit committee or nominating committee.

Business Advisory Board

The name, address, age, of our present Advisory Board is set forth below:

Name and Address	Age	Position(s)

Dr. Avigdor Mandelberg, MD	56	Member Advisory Board
Sackler Faculty of Medicine, Tel Aviv University, Ramat Aviv, Israel 69978

Dr. David E. Geller, MD	53	Member Advisory Board
Florida State University College of Medicine, 1115 West Call St., Tallahassee, Florida 32306

Dr. Israel Amirav, MD	56	Member Advisory Board
Sieff Government Hospital, P.O. Box 1008, Safed, Israel

Dr. David Groshar, MD	52	Member Advisory Board
Department of Nuclear Medicine, Rabin Medical Center, 39 Jabotinski St., Petah Tikva, Israel 49100

Dr Mandelberg was granted 1,296 option under the Nov 2009 plan, vesting 50% in July 2010 and the balance in July 2011.

DR. AVIGDOR MANDELBERG, MD – MEMBER OF THE ADVISORY BOARD

Dr. Mandelberg, became a member of the Advisory Board of our Company with the acquisition of  our subsidiary Baby’s Breath Ltd., in September 7, 2009.  From 1988 to the present he has served as the Director of the Pediatric pulmonary Unit at the E. Wolfson Medical Center, in Holon, Israel. In addition since 1988 to the present, he has served as Senior-Lecturer in Medicine, Sackler Faculty of Medicine, Tel Aviv University, Pediatric Department, The E. Wolfson Medical Center, Holon, Israel.  Since 2005 he holds the title of Senior-Lecturer in Medicine, Sackler Faculty of Medicine, Tel Aviv University. Pediatric Department, The E. Wolfson Medical Center, Holon, Israel.  In 1990 Dr. Mandelberg, served was part of the Sackler Faculty of Medicine, Tel Aviv University, in the Postgraduate Course, Family Medicine. He lectures in Pulmonary Function Tests and Pulmonary medicine.  Dr. Mandelberg has extensive clinical experience.  From 1977 to 1978 he served in a Rotating Internship, at Sheba Medical Center, and the Sackler Faculty of Medicine, Tel Aviv University.  From 1978 to date, he served in the Israeli Military and is in the Reserves as a Flight Surgeon, Israel Medical Corps.  From 1983 to 1987 he was a Resident, in the Department of Pediatric Hadassah Hospital, Mount Scopus and Kiryat Hadassah, Hebrew University, Jerusalem, Israel.  In1986 he did a Clinical and Research Fellow, Pediatric Pulmonary Laboratory and Service, Hadassah Hospital, Mount  Scopus, Hebrew University, Jerusalem, Israel.  In 1990 he received his medical license in Israel as a Specialist in Pulmonary Medicine.  From 1990 to1993 he was the Senior Pulmonologist, at The E. Wolfson Medical Center, Holon, Israel. Department of Pulmonary Medicine.  From 1992 to 1993he was the physician in charge,  Pulmonary Function Test Lab, The E. Wolfson Medical Center, Holon, Israel, In 1993 he received his medical license in Israel as a Specialist in Pediatric Pulmonary Medicine.  In 1994 he did a Clinical and research Fellowship (3 month), Pediatric Pulmonology and Pulmonary unit Hadassah Hospital, Kiryat Hadassah, Hebrew University, Jerusalem, Israel.  In 1994 to 1976 he was the Director, Pediatric pulmonary service, The E. Wolfson Medical Center, Holon, Israel.  Since 1997-he has served as the Director, Pediatric pulmonary Unit, The E. Wolfson Medical Center, Holon, Israel.  Dr. Mandelberg is a member of the Israel Medical Association. Israel Pediatric Society, Israel Pediatric Pulmonary Medicine Association, Israel Pulmonary Medicine Association, European Respiratory Society, and the American Thoracic Society.  From 1984 to 1987 he was an Instructor in Medicine, Pediatric Departments, Hebrew University, Hadassah Hospital, Mount  Scopus and Ein-Carem, Jerusalem, Israel. Active teaching medical students, and lecturing in Pediatric - Pulmonology, Cardiology, and Endocrinology.  In 1996, he an Instructor in Medicine, Sackler Faculty of Medicine, Tel Aviv University. Pediatric Department, The E. Wolfson Medical Center, Holon, Israel.  In 1986 he served as Instructor for pediatric  residents in Pediatric Pulmonology, Hebrew University, Hadassah Hospital, Jerusalem, Israel. Dr. Mandelberg graduated in 1978 with an M.D. degree from The Hebrew University, Hadassah Medical School, Jerusalem, Israel.  In addition in 1990 he has attended Post Graduate courses in Research and Statistics at the Sackler School of Medicine, Tel Aviv University, Tel Aviv, Israel. He holds a medical license in the State of Israel.

DR. DAVID E. GELLER, MD – MEMBER OF THE ADVISORY BOARD

Dr. Geller, became a member of the Advisory Board of our Company with the acquisition of  our subsidiary Baby’s Breath Ltd., in September 7, 2009.  Since 2007 he is an Associate Clinical Professor at the University of Central Florida School of Medicine, Orlando, Florida.  Since 2002 he is a Clinical Assistant Professor, Florida State University School of Medicine, Tallahassee, Florida.  Since 1997 he works as a Pediatric Pulmonologist at Nemours Children Clinic, Orlando, Florida. From 1988 to 1997 he served as Clinical Assistant Professor of Pediatrics at the University of South Florida, All Children’s Hospital, St. Petersburg, Florida.  From 1986 to 1988 he served as Assistant Professor of Pediatrics at Loma Linda University Medical Center, Loma Linda, California.  From 1985 to 1986 he served as Clinical Instructor in the Department of Pediatrics, at the University of Arizona Health Science Center, Tucson, Arizona.  In addition Dr. Geller, is the Director, Aerosol Research Laboratory, NCC-O 1999 to the present, and the Director, Cystic Fibrosis Center, NCC-O 1997 to the present.  He is certified as a Diplomat, American Board of Pediatrics, and as a Diplomat, American Board of Pediatrics Pulmonology Subspecialty.   He is a member of the American Thoracic Society, European Respiratory Society, American Association for Respiratory Care, American Medical Association, International Society for Aerosols in Medicine, Florida Medical Association and the Orange County Medical Society.  He is a member of the Florida Institutional Review Board. Nemours Children’s Clinic, 2007 to the present.  He was Task Force Member, NIH- National Institute of Childhood Health and Human Development: New Technology and Drug Delivery Systems, 2005 to 2007; Chairman, Clinical Research Review Committee, NCC-O 1997 to 1998; and Member, North American Scientific Advisory Group for the Epidemiologic Study of Cystic Fibrosis (ESCF).  Sponsor: Genentech, Inc. 1993 to 1998.  Dr. Geller received in 1977 his B.A., Biology, from Washington University, St. Louis, Missouri; in 1980 his M.D., from University of Iowa School of Medicine, Iowa City, Iowa; from 1980 to 1983 his internship and residency in Pediatrics, at UCLA Hospital and Clinics; Los Angeles, California; and from 1983-1986 his Fellowship, Pediatric Pulmonology at the Univ. of Arizona Health Sciences Center; Tucson, Arizona.

DR. ISRAEL AMIRAV, MD – MEMBER OF THE ADVISORY BOARD

Dr. Amirav, became a member of the Advisory Board of our Company with the acquisition of  our subsidiary Baby’s Breath Ltd., in September 7, 2009.  Since 2004 he has been the Attending Physician and Consultant in charge of the Pediatric Pulmonary Unit at Sieff Government Hospital, Safed, Israel and as the Attending Physician and Senior Consultant, in charge of the Pediatric Pulmonary Unit for Kupat Holim National Health System in Northern Israel. In addition since 2005 he teaches as a Lecturer in Continuing Medical Education for Family physicians, at Sherutee Briute Clalit; since 2003 he teaches as a Lecturer: Continuing Medical Education School for pediatricians and family physicians at Sackler School of Medicine, Tel Aviv, Israel; since 1997 he teaches Pediatrics at the Technion School of Medicine, Pediatric Department, Sieff Government Hospital , Safed, Israel; and since 1997 to the present he teaches Pediatrics Pulmonology at the Technion School of Medicine, 5th and 6th year medical students rotations, 6th year “mini-internship” rotation, Pediatric Department, Sieff Government Hospital , Safed, Israel.  In 1995 Dr. Amirav taught as a Visiting consultant in pediatrics at the University of Hawaii, Okinawa, Japan.  From 1993 to 1994 he was an Instructor of Pediatrics at the University of Pennsylvania, School of Medicine, and a Junior Faculty in the Division of General Pediatrics at Children’s Hospital of Philadelphia.  From 1990 to 1993he worked at Children's Hospital of Philadelphia, Philadelphia, PA, as a Fellow, in the Division of Pulmonary Medicine.  From 1989 to 1990 he worked at Sieff Government Hospital, as a Pediatric Consultant, in charge of the Pediatric Pulmonary Clinic.  From 1987 to 1988 he worked at Sieff Government Hospital, Safed, as a Pediatric Resident.  In 1987 he worked at Child Health Clinics, Municipality of Jerusalem.  From 1985 to 1986 he worked at Hadassah University Hospital, Jerusalem, as a Pediatric Resident.  From 1983 to 1984 je worked at J G Stridom Hospital, Johannesburg, as a Fellow in Pulmonary Unit (Asthma Research Projects, Pediatric Asthma Clinic).  Dr. Amirav is a member of the Israel Society of Aerosols in Medicine- Founder and Chairman, the International Society for aerosols in Medicine, the American Academy of Pediatrics, the American thoracic Society and the American College of Chest Physicians.  He has received numerous awards including in 1985 "Best Young Investigator" - awarded by South African Pulmonary Society, 1989 Certified with Excellence as a pediatrician by the Israel Medical Association, 1992 Recipient of a Travel Grant Award for the Allergy section of the American Academy of Pediatrics, 1993 the John Caffey Award for best scientific work, The Society for (American) Pediatric Radiology, 1993 Recipient of a Travel Grant Award for the Allergy section of the American Academy of Pediatrics, 1999 Research Award for best paper, 4th International Congress on Pediatric Pulmonology, Nice, France, and 2009 Research Award for best paper, Israeli Society for Clinical Pediatrics, Tel Aviv.  Dr. Amirav graduated from Tel Aviv University Medical School, Faculty of Medicine, with an MD degree.

DR. DAVID GROSHAR, MD – MEMBER OF THE ADVISORY BOARD

Dr. Groshar, became a member of the Advisory Board of our Company with the acquisition of  our subsidiary Baby’s Breath Ltd., in September 7, 2009.  Since 2007 he has been the Head of the Department of Nuclear Medicine at the Rabin Medical Center in Petah Tikva, Israel and since 2005 he has been the Head of the Department of Nuclear Medicine and PET-CT at the Assuta Medical Center in Tel Aviv, Israel.  From 1994 to 2006 he was the Head of the Department of Nuclear Medicine at the Bnai Zion Medical Center in Haifa, Israel.  Prior to that in 1991 and 1992, he was doing a Clinical Research Fellowship at Cross Cancer Institute, University of Alberta, in Edmonton, Canada.  From 1986 to 1994 he has been the Head of the Division of Nuclear Medicine at the Rebecca Sieff Government Hospital in Safed, Israel.  From 1982 to 1986 he did his residency in Nuclear Medicine at the Rambam Medical Center in Haifa, Israel.  Dr. Groshar has a long history of teaching medicine.  From 2000 to 2007 he was an Associate Professor, Bruce Rappaport Faculty of Medicine at the Technion – Israel Institute of Technology in Haifa, Israel.  In 1999 he was a Visiting Associate Professor in the Department of Radiology, at the Stanford Medical Center, Stanford University, in California.  From 1993 to 2000 he was a Senior Lecturer, Bruce Rappaport Faculty of Medicine at the Technion – Israel Institute of Technology in Haifa, Israel.  From 1988 to 1993 he was a Lecturer, Bruce Rappaport Faculty of Medicine at the Technion – Israel Institute of Technology in Haifa, Israel.  Dr. Groshar has received numerous awards in his field of expertise among them; in 2000 he was awarded the Lung and Childhood Young Investigator Award at the 4th International Congress on Pediatric Pulmonology, in Nice, France.  In 1999 he was awarded the Best presentation on Pediatric Urology at 14th Congress of the European Urology Association, in Stockholm, Sweden.  In 1994 he was awarded the Most Significant Manuscript of 1993 - The Journal of Nuclear Medicine (USA).  In 1991 he was awarded the American Physicians Fellowship Travel Award for Advanced Study Abroad, and the Israel Medical Association Travel Award for Advanced Study Abroad.  From 1982 to 1094 he was awarded the Fellowship Award from the International Atomic Energy Agency, in Vienna, Austria.  Dr. Groshar received his MD degree from the Universidade Rio de Janeiro, in Rio de Janeiro, Brazil where he was born.

Advisory Board Compensation

Dr. Israel Amirav, one of our founding shareholders provided us with consulting services in 2005 for which we owe him $18,000.  None of our other Advisory Board Members received any compensation to date.  Members of the Advisory Board will be paid at their hourly rate whenever their services are needed by us.

Potential Conflicts of Interest

We are not aware of any current or potential conflicts of interest with any of our officers, directors or advisory board members.

Indemnification

Under our Articles of Incorporation and Bylaws, and in accordance with an agreement with each of our officers and directors we agreed to indemnify our officers and directors who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding.  To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees.  With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order.  The indemnification is intended to be to the fullest extent permitted by the laws of the State of Maryland.

Regarding indemnification for liabilities arising under the Securities Act which may be permitted to directors or officers under Maryland law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS

The Company’s common stock is not currently included for annotation on the Over the Counter Bulletin Board (“OTCBB”), and there is no public trading market. To be quoted on the OTCBB, a market maker must file an application on our behalf in order to make a market for our common stock. We have engaged in preliminary discussions with an FINRA Market Maker to file our application on Form 211 with the FINRA, but as of the date of this prospectus, no filing has been made.

As of September 30, 2009, there were 0 shares of our common stock subject to outstanding options or warrants to purchase, or securities convertible into, common equity of the Company.

The Company is not obligated to register any shares under the Securities Act for sale by security holders, although the registrant is hereby filing this registration statement for the registration of 1,499,931 shares of Common Stock on behalf of the selling stockholders.

Other than under our employee stock option plan as stated herein there are no outstanding options or warrants to purchase, or securities convertible into, shares of our common stock.

There have been no cash dividends declared on our common stock. Dividends are declared at the sole discretion of our board of directors.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

The following is a short description of existing material transactions between us, our subsidiary, Baby’s Breath, and our shareholders:

Shareholders Rights Agreement of September 2009

On September 7 2009, we entered into a Shareholders Agreement (the "Shareholders Agreement") with our shareholders. The Shareholders Agreement defines and governs the various rights that our shareholders will have with respect to their holdings in us, until the consummation of the Registration (as defined below) and replaces certain terms under the Current Shareholders Agreement of July 2009 (referenced below). In addition, the Agreement states that until the quotation of the Company’s shares on the OTC Bulletin Board (“Registration”) the shareholders of New Air shall have the following rights: (a) a right to purchase their respective pro rata portion of any further issuance of securities by New Air; (b) shareholders holding more than 5% of the issued and outstanding share capital of New Air (“Major Holders”) shall have a ‘Right of First Refusal’ and a ‘Tag Along’ right with respect to dispositions of holdings in New Air by other Major Holder; and (c) the right to cause all shareholders, upon the consent of shareholders that hold at least 75% of the outstanding share capital of New Air, to sell their holdings in New Air to a third party.

In addition, until consummation of the Registration, certain actions shall require the affirmative vote of shareholders that hold 65% or more of the outstanding share capital of New Air, among which are: changes in any of charter documents; increase of share capital; liquidation, dissolution or winding up of the company, performance of a reorganization thereof or any similar action; any material change in the nature or character of the business conducted or proposed to be conducted; any resolutions in connection with fund raising, provision of shareholders loans or shareholders guaranties and their terms; related party transactions or transactions with affiliates; distribution of dividends, and transactions which are not in the ordinary course of business;

Until completion of the Registration, each of the following shareholders shall have the right to designate members to the Board of Directors of New air, as long as such shareholders holds at least 50% of the amount of shares of New Air held by it on September 2009: (a) Life Support Ltd.- may designate 1 (one) member to the Board; (b) Ramport Finance Ltd. - may designate 1 (one) member to the Board; (c) Assaf Halamish - may designate 1 (one) member to the Board; (c) Microdel Ltd. – may designate 2 (two) members to the Board, and if its holdings are reduced as per the transfer of the Conditional Shares (as defined below) then 1 (one) member to the Board as of such time; and (d) 1 (one) member to the Board will be designated by consent of the other members of the Board and may be an industry expert.

It was further agreed that if the Registration is not completed by February 1, 2010 then Granot Development Enterprises Ltd. ("GAPI") shall have the right to appoint one member to the Board of Directors of the Corporation.

In addition it was agreed that if the Registration fails, then out of the total amount of shares held by Microdel, 1,631,600 of the shares, constituting 25.98% of the outstanding share capital of New Air, currently held by a trustee on behalf of Microdel (“Conditional Shares”) shall be transferred to the Current Shareholders, in accordance with pro rata portion of each Current Shareholder out of the total shares held by the Current Shareholders.

The Conditional Shares were initially shares of Microdel in Baby’s Breath, which were acquired by New Air, together with the holdings of all other shareholders of Baby’s Breath at that time, in consideration for new shares in New Air such that for each acquired share New Air issued 200 shares of Common Stock.

The Shareholders Agreement also includes the Shareholders Undertaking (as defined below), and provides a contingent subsequent such that in case the Registration is not completed prior to February 1, 2010, then a majority of the shareholders may, by a shareholders’ resolution, cause (i) New Air to acquire   all of the shares of New air issued to the shareholders of Baby’s Breath prior to the Acquisition Agreement  in return for their shares  In Baby’s Breath; and (ii) for all other shareholders of New Air at that time to sell their holdings in New Air to New Air in consideration for the issuance to them of shares in Baby's Breath at an amount of shares which shall bring each such shareholder to hold in Baby's Birth the same percentage of holdings held by it in New Air immediately prior thereto (“Right of Reverse”).

In January 2010, New Air, Inc. received a written agreement from certain of its shareholders that hold the required majority out of the Current Shareholders, agreeing not to invoke or otherwise exercise their Right of Reverse prior to December 31, 2010.

The Shareholders Agreement terminates and ceases to be in effect upon completion of the Registration.

A copy of the Shareholders Agreement is attached to this Registration Statement and is incorporated by reference in its entirety hereto.

Tax Pre Ruling of November 2009

On September 7, 2009, we purchased under an Acquisition Agreement all the issued and outstanding shares of Baby’s Breath Ltd. from Baby’s Breath shareholders in consideration for 6,280,600 shares of our Common Stock as a result of which Baby’s Breath became our wholly-owned subsidiary. Our acquisition of Baby’s Breath's shares in consideration for the issuance of shares of common stock of New Air was made pursuant to a tax arrangement and a pre-ruling reached with the Israeli Tax Authorities in accordance with the provisions of Section 104B of the Israeli Tax Ordinance (the "Pre Ruling").  The Tax Pre Ruling entered into effect in the beginning of September 2009 but a signed and final version of the Pre Ruling was received from the Israeli Tax Authorities in November 2009.  A translated copy of the Pre-Ruling is attached as an exhibit hereto. The terms of the Pre-Ruling and the Israeli tax laws impose certain limitations on the ability of those of our shareholders that are Israeli residents and were our shareholders prior to September 7, 2007, to dispose of their holdings in New Air, and on the level of dilution to which such shareholders may be subject in the future in case of additional fund raising by us. The Pre-Ruling also prohibits us from selling our holdings in Baby's Breath for the duration prescribed under law. In order to maintain compliance with the terms of the Pre Ruling the shares of common stock that were issued to those shareholders being parties to the Pre Ruling are held by a trustee appointed by New Air (the “Trustee”, and are to be held by the Trustee until they are sold by the shareholders. Furthermore, according to the Israeli Tax Ordinance, during a period of 24 months following the issuance (the “Restricted Period”).

During the Restricted Period those shareholders that are Israeli residents and sold their shares to New Air under the Pre Ruling may sell a collective aggregate amount of shares that equals up to 10% of their holdings (i.e. an aggregate amount of 610,660 shares).  This limitation does not apply to shareholders of New Air which are not Israeli residents or which have acquired shares in New Air not under the Acquisition Agreement. According to the Israeli Tax Ordinance.  The shareholders may apportioned their respective right to sell such shares among themselves such that the total amount of the shares sold by the Israeli resident's shareholders parties to the Pre Ruling shall not exceed the amount of shares stated above .  In accordance with this right the Current Shareholders, which are parties to the Pre Ruling, agreed in the Shareholders Rights Agreement and in the Current Shareholders Agreement of July 2009 and in the Second Microdel Agreement of June 2009, to give preference to GAPI to sell its shares in New Air, prior to the end of the Restricted Period on account of any amount of shares of New Air which may be sold by them.

The Israeli resident's shareholders have agreed that the Israeli resident's shareholders listed on the Selling Shareholders table herein may register for trading and then sell the number of shares included in the table in this registration statement.

A copy of the Tax Pre-Ruling is attached to this Registration and is incorporated by reference in its entirety hereto.

Acquisition Agreement of September 2009

On September 7, 2009 in furtherance of the Pre Ruling we have entered into a Stock Purchase and Sale Agreement (the "Acquisition Agreement"), under which we have purchased 31,403 Ordinary Shares, constituting all of the outstanding share capital, of our subsidiary Baby’s Breath from its shareholders, in return for the issuance thereto of a total of 6,280,600 shares of Common Stock such that for each share of Baby’s Breath purchased by us from a certain shareholder thereof we issued 200 shares of Common Stock to such shareholder.

The acquisition was made pursuant to Section104 of the Israeli Tax Ordinance and a Tax Pre-Ruling issued in connection therewith. As per the ruling, all of the shares of Baby’s Breath were placed with a trustee in order to ensure the lack of any dispositions therein by New Air, and all of the shares of New Air issued to the shareholders of Baby’s Breath in consideration for their shares were placed with a trustee in order to ensure compliance by such shareholders of their obligations under the Tax Pre-Ruling (all such shareholders were provided with a proxy issued to them by the trustee granting to them all voting rights in connection with such shares).

In addition in furtherance of the Acquisition Agreement the shareholders of Baby’s Breath entered into a Shareholders Rights Agreement governing their rights in New Air, and the Board of Directors of New Air resolved to appoint each of the CEO, CFO and CTO of Baby’s Breath to similar positions in New Air.

A copy of the Acquisition is attached to this Registration Statement and is incorporated by reference in its entirety hereto.

Current Shareholders Agreement of July 2009

In July 2009, the Current Shareholders entered into a shareholders agreement to govern their respective rights in our subsidiary Baby’s Breath (the "Current Shareholders Agreement").  Certain provisions in the agreement governed inter alia the rights that the shareholders of Baby’s Breath will have in the interim period until the consummation of the Registration, which were later replaced with the agreements made under the Shareholders Rights Agreement of September 2009.

In the Agreement the Current Shareholders also agreed to be bound by contractual lock-up which will not exceed the limitations which may be imposed under the Tax Pre Ruling or limitations imposed by United States securities laws and regulations, , and subject to the Shareholders Undertaking (defined below) not to sell their holdings in New Air during such period.

The Current Shareholders further agreed to transfer all of their holdings in our subsidiary, Baby’s Breath, to New Air pursuant to Section 104 of the Israeli Tax Ordinance and a pre-ruling issued to them in connection therewith provided that their pro rata holdings in New Air immediately after such transfer shall conform with their pro rata holdings in Baby’s Breath immediately prior to such time.

In the agreement the current shareholders have agreed to amend certain provisions of the Articles of Association of Baby’s Breath, to provide Microdel with the right, until completion of the Registration, to appoint 2 directors to the board of directors of Baby’s Breath and New Air. The Current Shareholders also amended certain provisions of the Articles of Association of Baby’s Breath per their agreement and converted all outstanding share capital of Baby’s Breath to Ordinary Shares of same class and rights.

Several provisions of the Current Shareholders Agreement remain in effect event after the execution of the Shareholders rights Agreement of September 2009.

One such provision preserves, in case the Registration fails, the respective rights of the Current Shareholders for distribution of Baby’s Breath assets on account of their past holdings in Baby’s Breath prior to the completion of the transactions under the Acquisition Agreement, if shareholders that hold a majority of the share capital of New Air exercise their Right of Reverse. Under such provision, though as further stipulated below, all outstanding shares of Baby’s Breath were converted into same class of Ordinary Shares, the Current Shareholders retained the method of attribution of distributable assets of Baby’s Breath and agreed that in case the Registration fails and the Right to Reverse is exercised, then any distributable assets will be distributed among the Current Shareholders pursuant to a mechanism by which  60% of distributable assets will be attributed to those among the Current Shareholders that held Class A shares prior to their conversion into Ordinary Shares, and 40% of such distributions will be attributed to those among the Current Shareholders that held Class B shares prior to such time. The agreement goes on to stipulate a different mechanism for allocation of distributable assets once US$500,000 are so distributed but states that the parties are aware and agree that if the Registration is consummated then all such special rights for distribution shall be null and void.

Another provision which remained in effect in the Current Shareholders Agreement was the Current Shareholders undertaking towards GAPI (the "Shareholders Undertaking") that so long as there is a restriction (under law or under the Israeli Tax Ruling obtained in connection with the sale under the Acquisition Agreement) on the number of shares that can be either: (i) registered for trade as part of the registration so that not all of the shares of the Current Shareholders can be registered for trade, or (ii) sold, then the Current Shareholders shall waive their right to register their relative portion of their shares in New Air for trading, or sell their respective holdings, as applicable, and will allow GAPI to register all of its shares in New Air for trading, or sell its holdings in New Air, as applicable, before the registration or sale (as applicable) by any of them of any of their respective holdings in New Air. It was agreed that the rights of GAPI may be assigned to a third party together with the transfer to such party of GAPI's shares in New Air.  However, said rights shall become void in the case where the shares of New Air held by GAPI are sold to a third party after the Offering.

For additional information please see note 17 in our Financial Statements. A copy of the Current Shareholders Agreement is attached to this Registration Statement and is incorporated by reference in its entirety hereto .

Second Microdel Agreement of June 2009

In June 2009 Microdel entered into a Second Agreement with our subsidiary, Baby’s Breath, (the "Second Microdel Agreement") which outlined Microdel's responsibilities with respect to the provision of additional funding to Baby’s Breath via the incorporation of New Air, and the Registration, in consideration for shares to be issued to Microdel.

This  Agreement allowed Microdel to assign the obligation to invest certain amounts in New Air (US$314,000) through procurement of additional investors the  shares to be issued to whom shall be on account of shares that were to be issued to Microdel if it were to invest such funds in New Air..

Under this Agreement, Microdel undertook to cover all the expenses in connection with the Registration by depositing all of the necessary amounts plus all amounts raised from additional investors in New Air, in a designated bank account to be used solely for such purpose. This Agreement provided that if the monies from the additional investors are insufficient to cover said expenses, Microdel shall cover the remaining expenses. If after the Registration any funds remain in such account, such amounts shall be returned to Microdel.

In addition Microdel undertook to finance the costs of employment of New Air’s CEO, CFO and CTO, and to provide US$10,000 per month for New Air’s and Baby’s Breath’s ongoing operations until the earlier of the completion of the Registration or February 1, 2010.
It was further agreed that in case the Registration is complete New Air shall assume up to US$80,000 of the expenses paid by Microdel in connection with the Registration

Pursuant to the Agreement 8,158 shares of Baby’s Breath were issued to Microdel but placed in trust on behalf of Microdel pending the completion of the Registration, and in such an event, such shares are to be transferred from the trustee and be allocated to the Current Shareholders pro rata to their holdings in New Air. Under the Acquisition Agreement, New Air issued to such trustee 1,631,600 shares to be held by it on behalf of Microdel in consideration for the 8,158 shares in Baby’s Breath.

The Second Microdel Agreement also included provisions under which GAPI shall have certain rights in preference over the other existing shareholders of Baby’s Breath or New Air: if a restriction will apply on registering GAPI's shares in New Air for trading and/or on the ability to sell such shares following the registration thereof for trade, then GAPI's shares shall be registered for trade at the first opportunity in which New Air's shares of the other shareholders are registered following the termination of the said restriction. In addition each of the following shareholders of New Air: Assaf Halamish, Dr. Israel Amirav, Dr. Michael Neuhaus, Prof. David Grusher, Life Support, Ltd., and Ramport, Ltd. ("Current Shareholders") undertook towards GAPI that so long as there is a restriction (under law or under the Israeli Tax Ruling obtained in connection with the sale under the Acquisition Agreement) on the number of shares that can be either: (i) registered for trade as part of the registration so that not all of the shares of the Current Shareholders can be registered for trade, or (ii) sold, then the Current Shareholders shall waive their right to register their relative portion of their shares in New Air for trading, or sell their respective holdings, as applicable, and will allow GAPI to register all of its shares in New Air for trading, or sell its holdings in New Air, as applicable, before the registration or sale (as applicable) by any of them of any of their respective holdings in New Air. It was agreed that the rights of GAPI may be assigned to a third party together with the transfer to such party of GAPI's shares in New Air.  However, said rights shall become void in the case where the shares of New Air held by GAPI are sold to a third party after the Offering.

For additional information please see note 17in our Financial Statements. A copy of the Second Microdel Agreement is attached to this Registration Statement and is incorporated by reference in its entirety hereto.

First Microdel Agreement of April 2007

In April 2007 one of our shareholders, Microdel Ltd., ("Microdel") entered into an Agreement with Baby’s Breath (the "First Microdel Agreement"). The First Microdel Agreement governed the terms upon which Microdel will invest in Baby's Breath. The provisions relating to additional investments in Baby’s Breath by Microdel under the Agreement were replaced by the agreements made under the Second Microdel Agreement with respect to financing of Baby’s Breath operations by Microdel.

For additional information please see note 17in our Financial Statements. A copy of the First Microdel Agreement is attached to this Registration Statement and is incorporated by reference in its entirety hereto.

Outstanding debts to Life Support, Dr. Amirav and GAPI

In April 2004 our subsidiary, Baby's Breath, entered into an investment agreement with Life Support Ltd., one of our shareholders. As per the terms of the agreement, Life Support provides management services to Baby's Breath. In consideration for such management services Life Support is entitled to a monthly fee. As of October 2007 the monthly fee was set on $3,000. All monthly fees are currently not paid and are reflected in the financial statements as a loan. The loan is linked to the US dollar, bears no interest and has no maturity date. As of September 30, 2009, the outstanding debt to Life Support is $116,000.

For additional information please see notes_8 and 17 in our Financial Statements. A copy of the Life Support Agreement (as amended) is attached to this Registration Statement and is incorporated by reference in its entirety hereto.

Dr. Israel Amirav, one of our founding shareholders provided us with consulting services in 2005 for which we owe him $18,000.

GAPI, one of our shareholders, provided us with management services in 2002 for which we owe them $18,462

For additional information please see notes 8 and 17 in our Financial Statements.

Once this registration statement is deemed effective by the SEC, and we are able to secure additional funding for our operations, we intend to fully pay all outstanding debts to our shareholders.

Finders Fee Arrangements with A.M. Maagal Marketing & Business Development Ltd.

Our wholly owned subsidiary, Baby's Breath, entered into several agreements with A.M. Maagal Marketing & Business Development Ltd., one of our shareholders ("AM"), entitling AM to fees in case AM is successful in soliciting and introducing investors who will invest in Baby's, or in soliciting and introducing customers for Bay's Breath products. Under said agreements AM will be entitled to receive proceeds that equal 6% of any amount invested (in cash or in kind) in Baby's Breath by an investor introduced by AM, and up to 6% of any proceeds generated by the Company in a transaction between the Company and a customer introduced to it by AM. As of September 30, 2009 there is an outstanding debt of US$11,946 to AM on account of compensation due and payable to it in connection with the introduction to Baby's Breath of Life Support who became an investor and a shareholder of Baby's Breath.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Certificate of Formation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.  All our officers and directors have signed agreements with us providing for such indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Formation, Bylaws, Maryland laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus does not contain all of the information in the registration statement and the exhibits and schedules that were filed with the registration statement. For further information with respect to the common stock and us, we refer you to the registration statement and the exhibits and schedules that were filed with the registration statement. Statements made in this prospectus regarding the contents of any contract, agreement or other document that is filed as an exhibit to the registration statement are not necessarily complete, and we refer you to the full text of the contract or other document filed as an exhibit to the registration statement. A copy of the registration statement and the exhibits and schedules that were filed with the registration statement may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, and at the SEC's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, Woolworth Building and 233 Broadway New York, New York

New Air Inc.

FINANCIAL STATEMENTS

As of August 31, 2009

(In US Dollars)

Audited

page
Report of Independent Registered Public Accounting Firm	F-2

Balance Sheet as of August 31, 2009	F-3

Statement of Changes in Stockholders' Equity for the period ended August 31,2009	F-4

Statement of Cash Flows for the period ended August 31,2009	F-5

Notes to Financial Statements	F-6 - F-11

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS

TORONTO • MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
New Air Inc.

We have audited the accompanying balance sheet of New Air Inc.  (“the Company”) as of August 31, 2009 and the related statements of changes in Stockholders’ equity and cash flows for the period from inception (July 10, 2009) to August 31, 2009. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of New Air Inc.  as of August 31, 2009 and the related statements of changes in Stockholders’ equity and cash flows for the period from inception (July 10, 2009) to August 31, 2009 in accordance with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 of the financial statements, the Company was established specifically for the acquisition of Baby’s Breath Ltd., whose financial statements have negative financial indicators which raises substantial doubt as to its ability to continue as a going concern. Accordingly, there is a substantial doubt as to its ability to continue as a going concern. Management plans regarding these matters are also described in note 1. The financial statements do not include any adjustment that might result from the outcome of this uncertainty.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada	Chartered Accountants
October 16, 2009	Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel:  416 785 5353
Fax:  416 785 5663

New Air Inc.

Balance Sheet (In US Dollars)

	Note	As of August 31,
		2009
		Audited
		$
ASSETS
CURRENT ASSETS:
Cash and cash equivalents		56,678
TOTAL CURRENT ASSETS		56,678

TOTAL ASSETS		56,678

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
Accrued liabilities	3	2,000

TOTAL LIABILITIES		2,000

SUBSEQUENT EVENTS	4
GOING CONCERN

STOCKHOLDERS' EQUITY	1

Authorized: $ 0.001 par value 50,000,000 common stock;
Issued: 79,681 common stock		80
Additional paid in capital		54,598

TOTAL STOCKHOLDERS' EQUITY		54,678

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY		56,678

The footnotes are an integral part of these financial statements

Yossi De levi
Chairman of the Board of Directors

Lior Carmeli
Chief Executive Officer

New Air Inc.
Statement of Changes in Stockholders' Equity (In US Dollars)

	Common stock
	Number USD 0.001 par value	Amount	Additional paid in capital $		Total stockholder's equity $

Audited				$
Issued on incorporation, July 10, 2009	-	-	-		-
Issuance of shares	79,681	80	54,598		54,678
Balance as of August 31, 2009	79,681	80	54,598		54,678

The footnotes are an integral part of these financial statements

New Air Inc.
Statement of Cash Flows (In US Dollars)

Period ended August 31, 2009 Audited
$
Cash flow from financing activities

Proceed from share issuance (net)	56,678

Net cash provided by financing activities	56,678

Increase in cash and cash equivalents	56,678

Cash and cash equivalents at the beginning of the period	-

Cash and cash equivalents at the end of the period	56,678

Activity not involving cash flows
Issuance expenses	2,000

The footnotes are an integral part of these financial statements

New Air Inc. Notes to the Financial Statements
August 31, 2009

Notes

Note 1 – Background information and going concern

New Air, Inc.    (the “Company”) is a holding company which was incorporated in the State of Maryland on July 10th, 2009, for the purpose of acquiring a company called Baby’s Breath Ltd. an Israeli company founded in 2001 by a group of leading physicians and highly experienced professionals who developed and are marketing patented medical device for the treatment of respiratory diseases.

On September 7th, 2009 New Air Inc. acquired Baby’s Breath, Ltd. in a stock for stock exchange whereby the Company issued 6,280,600 shares of its common stock for 31,403 shares in Baby’s Breath, Ltd.  As a consequence, Baby’s Breath, Ltd became a wholly owned subsidiary of the Company and the former shareholders of Baby’s Breath Ltd. now control 96.98 percent of the total shares in the Company.

The Company is under going a registration process of its ordinary shares on the Over-The-Counter Bulletin Board (OTCBB), under the form of S-1.

The accompanying financial statements have been prepared on a going concern basis which contemplates continuity of operations, realization of assets, liabilities and commitments in the normal course of business. The Company was established specifically for the acquisition of Baby’s Breath Ltd. whose financial statements have negative financial indicators which raises substantial doubt as to its ability to continue as a going concern.

Accordingly there is substantial doubt as to the Company's ability to continue as a going concern. The accompanying financial statements do not reflect any adjustments that may result if the Company is unable to continue as a going concern. The company plans to acquire sufficient capital by raising funds both internally and externally.

Note 2 – Summary of Significant Accounting Policies

 A- Basis of Reporting
The financial statements of the Company have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”).

New Air Inc. Notes to the Financial Statements
August 31, 2009

Note 2 – Summary of Significant Accounting Policies (continued)

B- Use of estimates
The preparation of the financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company's management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. Actual results could differ from these estimates. Significant estimates included accrual of expenses.

C- Cash and Cash equivalents
Highly liquid investments with maturities of three months or less at the date of purchase are considered to be cash equivalents and are stated at cost, which approximates market value.

D – Recent Accounting Pronouncements:

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). The adoption of FAS No. 159 did not have a material impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“FAS 141R”). FAS 141R provides revised guidance on how acquirers recognize and measure the consideration, identifiable assets acquired, liabilities assumed, contingencies, non-controlling interests and goodwill acquired in a business combination, and expands disclosure requirements surrounding the nature and financial effects of business combinations. Key changes include: acquired in-process research and development will no longer be expensed on acquisition, but capitalized and assessed for impairment where relevant and amortized over its useful life; acquisition costs will be expensed as incurred; restructuring costs will generally be expensed in periods after the acquisition date; the consideration in shares would be valued at the closing date; and in the event that a deferred tax valuation allowance relating to a business acquisition, including from prior years, is subsequently reduced, the adjustment will be recognized in the statement of income. Early adoption is not permitted. The adoption of SFAS No. 141 did not have a material impact on the Company’s financial position or results of operations.

New Air Inc. Notes to the Financial Statements
August 31, 2009

Note 2 – Summary of Significant Accounting Policies (continued)

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements” (“SFAS No. 160”). SFAS No. 160  amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this Statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This Statement improves comparability by eliminating that diversity. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company does not anticipate that SFAS No. 160 will have material impact on its financial statements.

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities: an amendment of FASB Statement No. 133" ("SFAS No. 161"). SFAS No. 161, which is effective the first quarter of fiscal 2010 changes the disclosure requirements for derivative instruments and hedging activities. The Company does not anticipate that this new accounting standard will have an impact on the financial statements.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles". The implementation of this standard will not have a material impact on Company’s financial statements.

In May 2008, the FASB issued FASB Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts” (“SFAS No. 163”), which clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises”, applies to financial guarantee insurance contracts issued by insurance enterprises. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, including interim periods in that year. The adoption of SFAS No. 163 did not have a material impact on the Company’s financial position or results of operations.

FASB Statement No. 164, “Not-for-Profit Entities: Mergers and Acquisitions,” governs the information that a not-for-profit entity should provide in its financial reports about a combination with one or more other not-for-profit entities, businesses or nonprofit activities. The adoption of SFAS No. 164 did not have a material impact on the Company’s financial position or results of operations.

New Air Inc. Notes to the Financial Statements
August 31, 2009

Note 2 – Summary of Significant Accounting Policies (continued)

In May 2009, the FASB issued SFAS No.165, “Subsequent Events” (“FAS 165”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of SFAS No. 165 did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued SFAS 166 “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140”.  SFAS 166 requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. SFAS 166 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  This Statement must be applied to transfers occurring on or after the effective date.  The Company does not expect SFAS 166 to have a material effect on its financial statements.

In June 2009, the FASB issued SFAS 167 “Amendments to FASB Interpretation No. 46(R)”.  SFAS 167 requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance.  It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity.  SFS 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The Company does not expect SFAS 167 to have a material effect on its financial statements.

In June 2009, the FASB issued SFAS 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162”.  The FASB Accounting Standards Codification will become the source of authoritative U.S. Generally Accepted Accounting Principles (GAAP) recognized by the FASB to be applied by nongovernmental entities.

New Air Inc. Notes to the Financial Statements
August 31, 2009

Note 2 – Summary of Significant Accounting Policies (continued)

Following SFAS 168, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates.  This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature no included in the Codification will become non-authoritative.  The Company does not expect SFAS 168 to have a material effect on its financial statements.

E - Comprehensive income:

Comprehensive income, net of related taxes where applicable, includes, in addition to net income: (i) currency translation adjustments; (ii) unrealized holding gain and losses on available-for-sale securities; (iii) gain in respect of derivative instruments designated as a cash flow hedge and (iv) additional minimum pension liability. The Company has no "other comprehensive income".

Note 3 - Accrued Liabilities

The accrued liabilities of the Company comprise legal and professional fees.

New Air Inc. Notes to the Financial Statements
August 31, 2009

Note 4 - Subsequent events

A - Acquisition agreement of September 2009

On September 7th,2009 the Company has entered into a stock purchase and sale agreement (the "acquisition agreement"), under which the Company issued 6,280,600 shares for 31,403 shares in Baby’s Breath, Ltd. As a consequence Baby’s Breath Ltd became a wholly owned subsidiary of the company and the former shareholders of Baby’s Breath now control 96.98 % of the total shares in the company. This transaction will be accounted for as a recapitalization with Baby’s Breath deemed to be the acquirer for accounting purposes. The agreement also includes provisions which would govern the rights and liabilities of the Company's shareholders until the completion of the registration of the Company shares for trading.

B – Issuance of shares

Subsequent to the period ended August 31th, 2009, the Company issued 115,996 common stock to private investors for proceed in the amount of $79,500.

C – Subsequent events

Subsequent events have been evaluated on October 16th, 2009.

BABY'S BREATH   LTD.

FINANCIAL STATEMENTS

As of December 31, 2008 and 2007

(In US Dollars)

page
Report of Independent Registered Public Accounting Firm	F-13

Balance Sheets as of December 31, 2008 and 2007	F-14 - F-15

Statements of Operations and Comprehensive loss for the years ended December 31, 2008 and 2007	F-16

Statements of Changes in Stockholders' Deficiency for the years ended December 31, 2008 and 2007	F-17

Statements of Cash Flows for the years ended December 31,2008 and 2007	F-18 - F-19

Notes to Financial Statements	F-20 - F-41

Schwartz Levitsky Feldman llp
CHARTERED ACCOUNTANTS
LICENSED PUBLIC ACCOUNTANTS
TORONTO • MONTREAL

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Baby’s Breath Ltd.

We have audited the accompanying balance sheets of Baby’s Breath Ltd. (A Company incorporated in the State of Israel) as of December 31, 2008 and December 31, 2007 and the related statements of operations and comprehensive loss, changes in stockholders' deficiency and cash flows for the years ended December 31, 2008 and December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Baby’s Breath Ltd. as of December 31, 2008 and December 31, 2007, the results of its operations and its cash flows for the years ended December 31, 2008 and December 31, 2007 in accordance with generally accepted accounting principles in the United States of America.

The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal controls over financial reporting. Accordingly, we express no such opinion.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in note 1 of the financial statements, the Company has not generated significant revenue since its incorporation, has accumulated significant losses and further losses are anticipated and has a working capital deficiency. The Company requires additional funds to meet its obligations and the cost of its operations. These factors raise substantial doubt about its ability to continue as a going concern. Management’s plans regarding those matters are also described in note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

“SCHWARTZ LEVITSKY FELDMAN LLP”

Toronto, Ontario, Canada	Chartered Accountants
October 16, 2009	Licensed Public Accountants

1167 Caledonia Road
Toronto, Ontario M6A 2X1
Tel:  416 785 5353
Fax:  416 785 5663

Balance Sheets (In US Dollars)

	Note	As of December 31,
		2008	2007
		$	$
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	3	14,791	11,993
Accounts receivable	4	9,824	11,798
Inventory		11,565	-
TOTAL CURRENT ASSETS		36,180	23,791
Property and equipment, net	5	106,771	22,617

TOTAL ASSETS		142,951	46,408

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
Short term bank debt	6	2,936	4,490
Accounts payable and accrued expenses	7	86,133	107,554
Stockholders' loans	8	125,248	89,039
TOTAL CURRENT LIABILITIES		214,317	201,083

LONG TERM LIABILITIES
Accrued severance pay		-	-
TOTAL LONG TERM LIABILITIES		-	-

TOTAL LIABILITIES		214,317	201,083

The footnotes are an integral part of these financial statements.

Balance Sheets (In US Dollars) (continued)

	Note	As of December 31,
		2008	2007
		$	$
RELATED PARTY TRANSACTIONS	17
SUBSEQUENT EVENTS	18
COMMITMENTS AND CONTINGENCIES	16
GOING CONCERN	1
STOCKHOLDERS' DEFICIENCY
Share capital	9
Ordinary shares: Series A, B and C ordinary shares:		5,689	5,689
Authorized: $0.2418  (NIS 1) par  value -450,000 type A, 448,453 type B  and 100,000 type C  shares authorized as of December 31, 2007 and 2008 ;

Issued:11,765 type A, 10,218 type B  and 0 type C  shares as of December 31, 2007 and 2008  and;
Ordinary shares deferred of $0.2418 (NIS 1) par value – 1,547 type B shares issued and outstanding as of December 31, 2007 and 2008.

Additional paid in capital		608,101	602,664
Deposit on shares		298,396	28,961
Accumulated deficit		(983,552)	(791,989)
TOTAL STOCKHOLDERS' DEFICIENCY		(71,366)	(154,675)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY		142,951	46,408

The footnotes are an integral part of these financial statements.

Yossi De levi
Chairman of the Board of Directors

Lior Carmeli
Chief Executive Officer

Statements Of Operations and Comprehensive loss (In US Dollars)

		Year ended December 31,
	Note	2008	2007
		$	$
Revenue	10	43,199	24,013
Cost of sales	11	40,128	34,988
Gross profit (loss)		3,071	(10,975)

Selling, general and administrative expenses	12	188,633	181,296

Operating loss		(185,562)	(192,271)

Financial expenses, net	13	6,001	7,395

Losses before income taxes		(191,563)	(199,666)

Income taxes	15	-	-
Net loss and comprehensive loss		(191,563)	199,666	) )

Basic and Diluted net loss per share		(8.71)	(9.08)

Weighted average number of shares used in per share calculation		21,983	21,983

The footnotes are an integral part of these financial statements.

Statements of Changes in Stockholders' Deficiency (In US Dollars)

	Ordinary shares
	Number	Amount ( $ 0.2418 par value)	Additional paid-in capital	Deposit on shares	Accumulated Deficit	Total stockholder's deficiency
	$	$	$	$	$	$
Balance as of December 31, 2006	23,530	5,689	599,137	-	(592,323)	12,503

Deposit on shares	-	-	-	28,961	-	28,961
Imputed interest on stockholders' loan	-	-	3,527	-	-	3,527
Loss for the year	-	-	-	-	(199,666)	(199,666)
Balance as of December 31, 2007	23,530	5,689	602,664	28,961	(791,989)	(154,675)

Deposit on shares	-	-	-	269,435	-	269,435
Imputed interest on stockholders' loan	-	-	5,437	-	-	5,437
Loss for the year	-	-	-	-	(191,563)	(191,563)
Balance as of December 31, 2008	23,530	5,689	608,101	298,396	(983,552)	(71,366)

The footnotes are an integral part of these financial statements

Statements of Cash Flows (In US Dollars)

	Year ended December 31,
	2008	2007
Cash flows from operating activities
Net loss	(191,563)	(199,666)
Adjustments to reconcile net loss to net cash used in operating activities :
Depreciation and Amortization	16,133	6,703
Imputed interest on stockholders loan	5,437	3,527
Decrease (Increase) in accounts receivable	1,974	(6,027)
Decrease (Increase) in inventory	(11,565)	1,596
Increase (Decrease) in accounts payable and accrued expenses	(21,421)	73,270
Increase (Decrease) in stockholders loan	36,209	53,000
Increase (Decrease) in accrued severance pay	-	-
Net cash used in operating activities	(164,796)	(67,597)
Cash Flow from investing activities
Purchase of property and equipment	(287)	(1,538)
Net cash flow from investing activities	(287)	(1,538)
Cash flow used in financing activities
Repayment of short term bank debt	(1,554)	2,624
Deposit on shares	169,435	28,961
Net cash provided by financing activities	167,881	31,585

The footnotes are an integral part of these financial statements

Statements of Cash Flows (In US Dollars) (continued)

	Year ended December 31,
	2008	2007

Increase (decrease) in cash and cash equivalents	2,798	(37,550)
Cash and cash equivalents at the beginning of the year	11,993	49,543
Cash and cash equivalents at the end of the year	14,791	11,993
Supplementary disclosure of cash flow information

Cash paid during the year
Income taxes, net of refunds	-
Interest paid	1,785	1,131

Activity not involving cash flows
Issuance of shares in return for purchasing manufacturing moulds	100,000

The footnotes are an integral part of these financial statements

Baby's Breath, Ltd. Notes to the Financial Statements
December 31, 2008 and 2007
Notes

Note 1 – General and Going concern

Baby's Breath, LTD ("The Company") was originally organized as an Israeli limited liability company in 2001. The Company specializes in development, manufacturing and distribution of inhalation technologies under the name BabyAir.

Currently, the Company's principal product includes an inhalation product - marketed under the trade name "BabyAir". BabyAir provides an innovative solution for the delivery of drugs through inhalation without using a facemask for children under the age of two years. The Company has completed the development of BabyAir and has begun marketing it in Europe. The Company is already working on new products that are based on the same technology, for wider markets and applications. The Company's products are mainly sold from September to December, due to a high demand for inhalation products in that period.

BabyAir has been granted CE certification for medical device class from the European Union (until the year 2014) and has FDA approval in the US. The Company has also a certification for medical device class from the Health Technology and Infrastructure Administration of Israel.

The Company is under going a registration process of its ordinary shares on the Over-The-Counter Bulletin Board (OTCBB), under the form of S-1.

Going concern

The accompanying financial statements have been prepared in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”), which contemplates continuation of the Company as a going concern. The Company's total deficit as of December 31,2008 is in the amount of $ 983,552. The continuing activity of the Company as a going concern depends on raising money.

The accompanying financial statements have been prepared on a going concern basis accounting which contemplates continuity of operation, realization of assets, liabilities, and commitments in the normal course of business. As of 31 December 2008 and 2007 the Company has a working capital deficit and has incurred significant losses since inception. Further losses are anticipated which raises substantial doubt as to the Company's ability to continue as a going concern. The accompanying financial statements do not reflect any adjustment that may result if the Company is unable to continue as a going concern. The Company plans to acquire sufficient capital by raising funds both internally and externally.

On a "best effort" basis, The Company intends to raise additional funds from existing shareholders and new investors to cover needs of “working capital” estimated in the range of $300,000 annually.

Note 1 – General and Going concern

The company intends to raise additional funding in the range of $ 3.2 m from Institutional Investors following the Commission’s approval of the registration statement.

Note 2 – Summary of Significant Accounting Policies

 A- Basis of Reporting
The financial statements of the Company have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”).

B- Use of Estimates

The preparation of the financial statements in conformity with U.S. Generally Accepted Accounting Principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. The Company's management believes that the estimates, judgments and assumptions used are reasonable based upon information available at the time they are made. Actual results could differ from these estimates. Significant estimates were used in the assessment of   accrued warranty and to calculate the imputed interest on the stockholders loans.

C-Functional Currency
Most of the Company's expenses and revenues are denominated in U.S. Dollars. The Company’s management believes that the U.S. Dollar is the primary currency of the economic environment in which the company operates. Thus, the functional and reporting currency of the Company is the U.S. Dollar.

The company’s books and records are maintained in New Israeli Shekel (NIS).Transactions in U.S. dollars are translated to NIS at the dates those transactions take place. For year end reporting purpose, the financial statements are remeasured to U.S. dollars on the following basis: equity and non monetary at the dates of those transactions; monetary items at the year end rate; and income statements items at the dates of those transactions. Any exchange adjustments arising in the remeasurement process are included in the determination of income.

Note 2 – Summary of Significant Accounting Policies (continued)

D- Cash and Cash equivalents
Highly liquid investments with maturities of three months or less at the date of purchase are considered to be cash equivalents and are stated at cost, which approximates market value.

E- Inventory
Inventory is valued at the lower of cost or market value. Cost is determined using a "first-in first-out" method. The inventory's cost was calculated due to the cost of manufacturing features, including the delivery and transportation costs. Inventories consist only of finished goods.

F- Property and equipment
Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is computed on the straight-line method based on the estimated useful lives of the assets. The cost of the manufacturing moulds, which were purchased from a related party, was determined at market value at the purchasing day, (including transportation and assembly). Annual rates of depreciation (%):

Electronic Equipment	Office furniture and equipment	Computer and Computer Equipment
15	7 - 15	33

G- Impairment of long lived assets
The Company reviews its assets for impairment in accordance with Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment of Disposal of Long-Lived Assets" ("SFAS No. 144"), whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to the future undiscounted cash flows expected to be generated by the asset. If such an asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company has no impairment for the year ended December 31, 2008 and 2007.

Note 2 – Summary of Significant Accounting Policies (continued)

H - Revenue Recognition
The Company generates its revenues primarily from the sale of products. Revenue is recognized when title risk and reward for product are transferred to the customer. Revenues are recognized in accordance with Staff Accounting Bulleting ("SAB") No. 104, "Revenue Recognition in Financial Statements", when the following criteria are met: persuasive evidence of an arrangement exists, delivery of the product has occurred, the selling price to the buyer is fixed or determinable, and collectability is probable. The Customer has no right of return to the company after the date on which products are delivered, other than pursuant to warranty obligations. All of the Company’s products sold through agreements with distributors are non-exchangeable, non-refundable, non-returnable and without any rights of price protection or stock rotation. Revenue is presented net of warranty cost.

The Company generally provides a warranty period of 12 months, at no extra charge. The Company estimates the costs that may be incurred under its basic limited warranty and records a liability in the amount of such costs at the time product revenue is recognized. Factors that affect the Company's warranty liability include the historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of its recorded warranty liability and adjusts the amount as necessary. The Company estimates its warranty accrued as 2% of revenues.

	Year ended December 31, (In US Dollars)
	2008	2007
	$	$
Balance at the beginning of the period	248	248
Warranties issued during the period	616	116
Settlements made during the period	-	(116)
	864	248

I- Research and development expenses, net
Research and development expenses include costs of salaries and related expenses, activities related to intellectual property, research materials and suppliers and equipment depreciation. All the research and development expenses less grants which were received prior to fiscal 2007 from the Office of the Chief Scientist Israel (OCS), are charged to operations.

Note 2 – Summary of Significant Accounting Policies (continued)

J- Concentration of credit risk

Financial instruments that potentially subject the Company to concentration of credit risk consist principally of cash and cash equivalents and trade receivables. Cash and cash equivalents were deposited with Israelis banks. In general, the exposure of the Company to credit risk relating to trade receivables is immaterial due to the fact that consideration is usually fully collected before delivery of the goods to the customers.  The Company performs ongoing credit evaluations of its customers and to date has not experienced any material losses. An allowance for doubtful accounts is determined upon a specific review with respect to those amounts that the Company has determined to be doubtful of collection. As of December 31, 2008 and 2007, the amount of the allowance is NIL. In certain circumstances, the Company may require letters of credit, other collateral or additional guarantees. When uncertainty of collectability exists, the Company defers revenue recognition until collection.

K -Fair value of financial instruments

The carrying values of cash and cash equivalents, accounts receivable, short-term bank debt, accounts payable, accrued expenses and stockholders’ loans approximate their fair values because of the short maturity of these instruments.

L-Income taxes

The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes". This Statement prescribes the use of the liability method whereby deferred tax asset and liability account balances are determined based on differences between the financial reporting and tax bases of assets and liabilities and for carry forward losses. Deferred taxes are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company provides a valuation allowance, if necessary, to reduce deferred tax assets to their estimated realizable value if it is more likely than not that some portion or all of the deferred tax asset will not be realized.

In June 2006, the FASB issued FIN 48, "Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109" ("FIN 48"). FIN 48 clarifies the accounting for uncertainty in income taxes recognized under SFAS No. 109. FIN 48 prescribes a recognition threshold and measurement attribute for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return and also provides guidance on various related matters such as derecognizing, interest and penalties, and disclosure. The Company adopted FIN 48 on January 1, 2009 in accordance with FSP FIN 48-3. In the initial application there was no material difference between the provisions of SFAS 5 and FIN 48, therefore no adjustment was recorded to the retained earnings. The Company recognizes interest and penalties, if any, related to unrecognized tax benefits in tax expenses .

Note 2 – Summary of Significant Accounting Policies (continued)

M – Severance pay
The Company's liability for severance pay is calculated pursuant to Israel's Severance Pay Law based on the most recent salary of the employees multiplied by the number of years of employment, as of the balance sheet date. Employees are entitled to one month's salary for each year of employment or a portion thereof. Severances pay expense for the period ended December 31 2008, 2007: amounted to NIL

N – Comprehensive income
Comprehensive income, net of related taxes where applicable, includes, in addition to net income: (i) currency translation adjustments; (ii) unrealized holding gain and losses on available-for-sale securities; (iii) gain in respect of derivative instruments designated as a cash flow hedge and (iv)additional minimum pension liability. The Company has no "other comprehensive income".

O – Stock-based compensation
The Company accounts for stock-based compensation to employees in accordance to FASB statement No. 123 (revised 2004), "Share-Based Payment" (SFAS No. 123(R)"). The Company will estimate the fair value of employee stock options using Blak-Scholes valuation model and values restricted stock units ("RSUs) based on the market value of the underlying shares at the date of grant. The Company will amortize compensation costs using the graded vesting attribution method. There is no vesting at the balance sheet date.

P – Segmented information
The Company manages its business on the basis of one reportable segment. Total revenues are attributed to countries based on the location of the customers. The related data is presented in accordance with SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information” (“SFAS No. 131”).

Q – Shipping and handling costs
Shipping and handling costs are included in selling, general and administration expenses.

R – Earnings per share
The Company presents basic and diluted earnings per share (EPS) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributed to common stockholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributed to common stockholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise convertible debentures, restricted  shares and options granted to employees.

Note 2 – Summary of Significant Accounting Policies (continued)

S – Recent Accounting Pronouncements:

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities, including an amendment of FASB Statement No. 115” (“SFAS No. 159”). SFAS No. 159 permits entities to choose, at specified election dates, to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. Unrealized gains and losses shall be reported on items for which the fair value option has been elected in earnings at each subsequent reporting date. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS No. 157 “Fair Value Measurements” (“SFAS No. 157”). The adoption of FAS No. 159 did not have a material impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“FAS 141R”). FAS 141R provides revised guidance on how acquirers recognize and measure the consideration, identifiable assets acquired, liabilities assumed, contingencies, non-controlling interests and goodwill acquired in a business combination, and expands disclosure requirements surrounding the nature and financial effects of business combinations. Key changes include: acquired in-process research and development will no longer be expensed on acquisition, but capitalized and assessed for impairment where relevant and amortized over its useful life; acquisition costs will be expensed as incurred; restructuring costs will generally be expensed in periods after the acquisition date; the consideration in shares would be valued at the closing date; and in the event that a deferred tax valuation allowance relating to a business acquisition, including from prior years, is subsequently reduced, the adjustment will be recognized in the statement of income. Early adoption is not permitted. The adoption of SFAS No. 141 did not have a material impact on the Company’s financial position or results of operations.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interest in Consolidated Financial Statements” (“SFAS No. 160”). SFAS No. 160  amends ARB 51 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. Before this Statement was issued, limited guidance existed for reporting noncontrolling interests. As a result, considerable diversity in practice existed. So-called minority interests were reported in the consolidated statement of financial position as liabilities or in the mezzanine section between liabilities and equity. This Statement improves comparability by eliminating that diversity. SFAS No. 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. The Company does not anticipate that SFAS No. 160 will have material impact on its financial statements.

Note 2 – Summary of Significant Accounting Policies (continued)

In March 2008, the FASB issued SFAS No. 161, "Disclosures about Derivative Instruments and Hedging Activities: an amendment of FASB Statement No. 133" ("SFAS No. 161"). SFAS No. 161, which is effective the first quarter of fiscal 2010 changes the disclosure requirements for derivative instruments and hedging activities. The Company does not anticipate that this new accounting standard will have an impact on the financial statements.

In May 2008, the FASB issued SFAS No. 162, "The Hierarchy of Generally Accepted Accounting Principles" (SFAS No. 162). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting principles used in the preparation of financial statements. SFAS No. 162 is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, "The Meaning of Present Fairly in Conformity with Generally Accepted Accounting Principles". The implementation of this standard will not have a material impact on Company’s financial statements.

In May 2008, the FASB issued FASB Statement No. 163, “Accounting for Financial Guarantee Insurance Contracts” (“SFAS No. 163”), which clarifies how FASB Statement No. 60, “Accounting and Reporting by Insurance Enterprises”, applies to financial guarantee insurance contracts issued by insurance enterprises. The standard is effective for financial statements issued for fiscal years beginning after December 15, 2008, including interim periods in that year. The adoption of SFAS No. 163 did not have a material impact on the Company’s financial position or results of operations.

FASB Statement No. 164, “Not-for-Profit Entities: Mergers and Acquisitions,” governs the information that a not-for-profit entity should provide in its financial reports about a combination with one or more other not-for-profit entities, businesses or nonprofit activities. The adoption of SFAS No. 164 did not have a material impact on the Company’s financial position or results of operations.

In May 2009, the FASB issued SFAS No.165, “Subsequent Events” (“FAS 165”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of SFAS No. 165 did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued SFAS 166 “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140”.  SFAS 166 requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. SFAS 166 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  This Statement must be applied to

Note 2 – Summary of Significant Accounting Policies (continued)

transfers occurring on or after the effective date.  The Company does not expect SFAS 166 to have a material effect on its financial statements.

In June 2009, the FASB issued SFAS 167 “Amendments to FASB Interpretation No. 46(R)”.  SFAS 167 requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance.  It also requires ongoing assessments of whether an enterprise is the primary beneficiary of a variable interest entity.  SFS 167 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The Company does not expect SFAS 167 to have a material effect on its financial statements.

In June 2009, the FASB issued SFAS 168 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162”.  The FASB Accounting Standards Codification will become the source of authoritative U.S. Generally Accepted Accounting Principles (GAAP) recognized by the FASB to be applied by nongovernmental entities.

Following SFAS 168, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates.  This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  On the effective date of this Statement, the Codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.  The Company does not expect SFAS 168 to have a material effect on its financial statements.

Note 3 – Cash and cash equivalents (in US dollar)

	As of December 31,
	2008	2007
	$	$
Cash in Banks	8,588	8,817
Deposits	6,203	3,176
Total	14,791	11,993

Note 4 - Accounts receivable (in US Dollar)
	As of December 31,
	2008	2007
	$	$
Trade receivables	3,931	6,983
Government Institutions	5,893	4,201
Other	-	614
Total	9,824	11,798
Allowance for doubtful accounts	NIL	NIL

Note 5 - Property and equipment (in US Dollar)
	As of December 31,
	2008	2007
	$	$
Electronic Equipment*	138,069	38,069
Office Furniture and Equipment	1,714	1,714
Computer and Computer Equipment	4,156	3,869
Total	143,939	43,652
Less: Accumulated Depreciation	(37,168)	(21,035)
Net	106,771	22,617
Depreciation charged are as follows	16,133	6,703

*In 2008, the Company purchased manufacturing moulds from a related party in return for shares which have not as yet been issued, in the equivalent amount of $ 100,000. The purchase was valued at market value (which was the most objective measure of value)   as of the purchasing date, including installation and delivery (see note 17 – Related party transactions).

Note 6 - Short term bank debt
The short term bank debt interest rate is 8.7%-10.65% for the year. Interest expenses are as follows: for the year  ended December 31, 2008 and 2007 -  $1,785 and $1,131 respectively.

The Company's bank credit is guaranteed with a bank guarantee from a related party in the sum of $10,000, and pledges on bank deposits, and cheques and securities which the company may deposit at those banks from time to time.

The credit line is due on demand. There are no other covenants.

Note 7 – Accounts payable and accrued expenses (in US Dollar)

	As of December 31,
	2008	2007
	$	$
Open accounts	3,318	7,237
Checks payable	6,602	1,809
Advance payment from customers	-	8,861
Employees	2,077	1,595
Shareholder's expenses on behalf of the company	-	-
OCS	2,179	735
Accrued expenses (mainly legal fees)	67,174	86,833
Others (including warranty accrual)	4,783	484
	86,133	107,554

Note 8- Stockholders' loans

	As of December 31,
	2008	2007
	$	$
See note a below	89,000	53,000
See note b below	18,000	18,000
See note c below	18,248	18,039
	125,248	89,039

a.
The Company received a stockholders` loan from Life Support Ltd. ("Life support"). The loan is unsecured and non-interest bearing and is payable on demand. There is no significant difference between its book value and the fair value.

b.
In November 2005, the Company received from Dr. Amirav (shareholder) a loan in the amount of $18,000. The loan is unsecured and non-interest bearing and is payable on demand. There is no significant difference between its book value and the fair value.

Note 8- Stockholders' loans (continued)

c.
In 2002, the Company received from Granot Development Enterprises, Ltd. ("GAPI"), (shareholder) a loan linked to the NIS. The loan is unsecured and non-interest bearing and is payable on demand. Conditions and redemption have not been determined. There is no significant difference between its book value and the fair value.

Imputed interest on those loans has been charged a rate of 5% representing a reasonable estimated of the market rate with a credit to paid in capital.

Note 9 - Share capital

The Company's equity includes ordinary shares from three types A, B and C. Stock A holders are entitled to 60% of all dividends and stock B holders are entitled to 40%, until $500 thousand dollars have been paid to stock A holders. Once stock A holders have received dividends amounting to $500 thousand, stock A holders will not have the right to receive any additional dividends up until stock B holders have received dividends as follows: Life Support Ltd. received all of their investment proceeds, stockholders' loans and suppliers' credit and Rammport Finance Ltd. received its investment proceeds.
Following the payments of the above amounts, stock A holders will have the right to receive 60% of all further dividends only after due payments are made to stock C holders.

This holds true for a period totaling four years since the above is fulfilled. If within this period, not all of the company's profits are distributed via dividends, then at the first distribution of dividends, A stock holders will receive 60% and B holders 40% after deducting distributions to stock C holders. Following the distribution as explained above, both A and B stock will be ranked pari passu in regards to dividend distribution. Deferred stock has no dividend rights. A and B stock holders rank pari passu in regards to voting rights. C stock and deferred stock holders do not have any voting rights.

In March 2007, the Company's board of directors decided to transfer 8,453 shares type B from 10,000 stock held in trust to Life Support, in respect of its investments in the Company. The remaining 1,547 shares are issued but still held in trust. Accordingly, these shares have not been included in the computation of the weighted average number of shares.

In July 2009 the shareholders of the Company resolved to consolidate all the share capital of the Company into ordinary shares and Company agreed on a new cap table regarding to its stockholders equity (See note 18- Subsequent events).

Note 10 - Summary information about geographic areas (In US Dollar)

The following table presents total revenues in US Dollar classified according to geographical destination for the years ended December 31,2008 and 2007:

	Year ended December 31,
	2008	2007
	$	$
Italy	31,250	21,200
Spain	-	2,700
Hungary	3,355	-
Germany	2,326	-
Israel	2,909	-
Far East	3,359	-
Others	-	113

Total *)	43,199	24,013
*) Revenues are presented net of warranty costs.

The company has only one operational segment.

The company's long-lived assets are located in Israel.

Note 10 - Summary information about geographic areas (In US Dollar) (continued)

The Company has major customers as follow:

Period	Number of major customers	Representing % of total revenues
Year ended December 31, December 2008	1	72%
Year ended December 31, December 2007	1	88%

The company is economically dependent on the above customers.

Note 11 – Cost of sales
	Year ended December 31,
	2008	2007
Purchases	$	$
Opening Inventory	-	1,596
Purchases	33,599	19,511
Closing Inventory *	(11,565)	-
	22,034	21,107
Direct expenses:
Insurance	1,862	1,010
Other	914	1,884
	2,776	2,894

Salaries	-	5,284
Depreciation	15,318	5,703
	15,318	10,987
Total	40,128	34,988

*) After deduction in respect of inventory, deemed to be obsolete amounting to approximately $7,000.which has been charged to cost of sales.

Note 12 – Selling, general and administrative expenses (in US Dollar)

A- Selling
	Year ended December 31
	2008	2007
	$	$
Sales commissions	5,541	2,147
OCS royalties (note 14)	1,436	854
Marketing and advertisement	10,493	34,509
Export expenses	3,825	-
Travel	9,180	6,773
Selling promoting and Others	46,076	18,706
	76,551	62,989
B – General and administrative expenses
Management fees	37,488	71,000
Rent and office maintenance	5,022	4,024
Professional services	31,543	20,205
Depreciation	815	1,000
Patent	26,757	18,556
Others	10,457	3,522
	112,082	118,307

Total	188,633	181,296

Note 13 – Financial expenses net (in US Dollar)

	Year ended December 31,
	2008	2007
	$	$
Exchange differences	5,371	2,023
Imputed interest on stockholder's loan	5,437	3,527
Bank's commissions	501	2,484
	11,309	8,034

Financing income:
Interest	(5,308)	(639)

Total	6,001	7,395

Note 14 - Government grants

The Government of Israel, through OCS, encourages Research and Development projects that result in products for export. The Company received grants of approximately $268,029 from the OCS through December 31, 2005, which were used to fund its initial product development. Pursuant to the terms of these grants, repayment is done exclusively by way of royalties as follows: a rate of 3.0% and 3.5% of revenues derived from sales of products funded with these grants, up to 100%-150% of certain grant amounts received.

In the event that a project funded by the Office of the Chief Scientist does not result in the development of a product that generates revenues, the Company would not be obligated to repay the grants which the Company received for the product's development. The maximum contingency liability for the OCS is $268,029. The terms of the grant also require that the know-how derived from research and development funded by the OCS may not be transferred to third parties without the approval of the OCS. The Company is required to present to the OCS bi – annual reports in respect of its revenues and the corresponding royalties – as of the balance sheet date of December 31, 2008 and 2007.

Note 15 – Income on taxes (In US Dollars)

a. The Company has income tax assessments which are considered final through 2003. The Company has accumulated tax losses amounting to 179,000 $ as of December 31, 2008, approximately. Deferred taxes in respect of these losses have not been included in the accompanying Company's balance sheet due to the uncertainty in their realization.

b. The Company is subject to the Israeli income tax regulations. Under these regulations the Company's tax rate is as follows: in 2007: 29%, in 2008:  27%, in 2009: 26% and in 2010: 25%. In 2011: 24%, in 2012: 23%, in 2013: 22%, in 2014: 21%, in 2015: 20%, and from 2016 onwards the tax rate will be 18%.

c. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts deductible for income tax purposes.  Significant components of the Company deferred tax assets are as follows in US Dollars:

	Year ended December 31,
	2008	2007
	$	$
Tax benefits on losses and allowance*	(265,559)	(229,678)
Valuation allowance	265,559	229,678

Net deferred tax asset	--	--

(*) Carry forward losses can be utilized with no expiration date.

The valuation allowance for deferred income taxes relates primarily to the uncertainty of utilization of the net operating loss carry forwards, which are dependent on the future profitability of the Company.

Management currently believes that since the Company has a history of losses it is more likely than not that the deferred tax regarding the loss carry forwards and other temporary differences will not be realized in the foreseeable future.

Note 15 – Income on taxes (In US Dollars) (continued)

Reconciliation of the theoretical tax expenses

A reconciliation between the theoretical tax expense, assuming all income is taxed at the statutory tax rate applicable to income of the Company, and the actual tax expense as reported in the statement of operations is as follows in US Dollars:

	For the year ended December 31,

	$	$

Loss before income taxes, as reported in the statements of operations	(191,563)	(199,666)

Statutory tax rate	27%	29%

Theoretical tax recovery	(51,722)	(57,903)
Non deductible expenses	1,468	1,023
Valuation allowance	50,254	56,880
Actual tax expense	-	-

Note 16- Commitments and contingencies

A. The Company's product lines are distributed to retail channels either through distributors or through direct delivery. The Company generally maintains sufficient inventories to meet customer orders as received. From time to time, the Company may experience back orders that result from variations in demand for products outside of its control or expectations. The Company has an exclusive distribution agreement in Italy.

B. In April, 2007 the Company entered into a manufacturing agreement with a third party manufacturer “Suko Investment & Manufacturing Limited” (Suko). According to this agreement Suko will manufacture the Baby's Breath products for the Company according to the terms agreed in the agreement which includes packing and shipping services. In addition, according to the agreement any rejected parts will be replaced by Suko with no charge, up to 3% of total shipment, with QA test as required.

C. Lease commitments:
The Company's facilities are rented under several lease agreements in Israel for periods ending in 2011. Future minimum rental commitments under non-cancelable operating leases for the years ended December 31, are as follows in US Dollars:

2009	$4,300
2010	4,300
2011	358

$8,958

Rent expenses for the year ended 31, 2008 and 2007, were approximately $4,684 and $3,853 respectively.

D. Repayment of OCS research and development grants:

The Company estimates that the maximum repayments of governments grant under the terms with the OCS are $268,029 (see note 14 - Government grants).

E. Interest on stockholder loan:
A founding stockholder has claimed interest on its start-up loans to the Company {see Note 8(c)}. The amount of the interest claimed is approximately $13,000.  In management’s opinion, this claim is without merit since the loans are non - interest bearing.  Accordingly, no provision has been recorded in the financial statements for this amount.

Note 17-Related party transactions

Life Support LTD ("Life Support") - In April 2004 the Company entered into an investment agreement with Life Support, one of the Company's stockholders. As per the terms of the agreement, Life Support provides management services to the Company. In consideration for such management services Life Support is entitled to a monthly fee. As of October 2007 the monthly fee was set at $3,000. All monthly fees are currently not paid and are reflected in the financial statements as a loan which bears no interest, has no maturity date and  is payable on demand.

Microdel LTD ("Microdel") - In April 2007 the Company signed an agreement with Microdel, one of the Company's stockholders. According to this agreement the minimum amount to be invested by Microdel is $500,000 up to a maximum of $2,000,000. The agreement governed the terms upon which Microdel will invest in the Company. The Agreement was replaced by the New Microdel Agreement (see below).

New agreement with Microdel
In June 2009 the Company signed a new agreement with Microdel. According to this agreement Microdel will restrurcture the capital whereby the company will become a wholly- owned subsidiary of a newly incorporated U.S. holding company. Following this transaction, the U.S. holding company expects to seek a listing and offering of its shares in the U.S.A. where it is expected that the majority of the proceed will come from institutional investors. The Company and Microdel have agreed that the total monies (in cash and monetary equivalent) that Microdel invested in the Company, as of the date upon which the agreement was signed, amounted of $314,000, including $100,000 in moulds whose production was funded by Microdel. In exchange for Microdel’s investment in the Company, Microdel shall be entitled to 375 ordinary shares in the Company, subject to certain provisions taking into account Microdel's undertaking to assume costs and expenses which were incurred to obtain a listing and offering.

Microdel undertook to assume all of the registration expenses, without exception. Notwithstanding the above, following the success of the registration, the Company shall assume the expenses which were incurred to obtain a listing and offering.

Microdel shall finance the cost of employing the personnel hired to work for the Company.  The sum of the amount of funding for the interim period April- November 2009 in the amount of $80,000 (but not including funding for personnel and service providers hired) shall be considered as an investment by Microdel for which the Company has allocated 8,158 conditional shares to be held in trust with voting rights under restricted circum stances. Upon successful completion of an offering, these shares will be transferred to Microdel.

Note 17-Related party transactions (continued)

In the event the registration process does not result in a successful offering by no later than November 30, 2009, for any reason whatsoever, Microdel shall pay all of the registration expenses, without exception, beyond the $150,000 deposited in a special account; and shall indemnify the Company for any claim brought against it in connection with undertakings assumed by the Company, at Microdel’s request, to pay sums related to the offering process (beyond the amount held in the special account).  The primary agreement will be terminated, the conditional shares will be transferred by the trustee to the current stockholders (except for Microdel) and Microdel shall be entitled to continue to own only the unconditional shares. In the cases that there will be no offering, as described in the agreement, the Company will issue to Microdel additional shares due to the amounts that Microdel expensed in respect to the offering process, less an amount between the range $55,000-$80,000 or certain offering costs. In addition, the Company will indemnify Microdel up to $55,000 for consulting expenses related to the offering Upon termination of the offering Microdel will have no recourse against the Company and its officers.

In certain cases as set forth in the agreement Microdel will be issued additional shares in the Company in case the offering process is terminated   In March 2009, Microdel gave to the Company a guarantee for an obligation in the amount of $10,000.

Employment agreement:

In July 2009 Baby's Breath entered into an employment agreement with its CEO, under which New Air undertook to grant to the CEO, under a stock option plan to be adopted by us for that purpose, an amount of 4% of our outstanding share capital prior to the registration, which shall be equally vested over a period of 3 years such that at the end of each year 33% of the entire amount of options shall become vested.

Note 17-Related party transactions (continued)

Related parties (In US Dollars)

		Balance as of December 31
		2008	2007
		$	$
a	Balances with related parties:
	Stockholders' loans	125,248	89,039
	Expenses paid on behalf of the company	-	-

b	Transactions with Related Parties	For year ended December 31
		2008	2007
	Administrative expenses
	Management fees:
	Life Support	36,000	53,000
	Dr. Amirav	-	18,000
		36,000	71,000

All the balances and transactions mentioned above regarding related parties refer to stockholders. See also comment in note 5 - Property and equipment.

Note 18 - Subsequent events

A. Stockholders rights agreement of September 2009

On September 7th,  2009 the Company has entered into a stockholders` agreement (the "stockholders` agreement") with the Company's stockholders. The stockholders` agreement defines and governs the various rights that the stockholders will have with respect to their holdings in the Company, until the consummation of the registration for trading of the Company shares of common stock under this registration statement. The agreement provides certain rights for the Company stockholders who hold 5% of the Company outstanding share capital which include a right of first refusal and participation rights of such stockholders in case of a sale of shares by the Company stockholders, and a right to participate in future issuances of securities by the Company under a preemptive right.

Note 18 - Subsequent events (continued)

The stockholders agreement terminates and ceases to be in effect upon the registration for trade on stock exchange, OTCBB. The board of the Company issued share capital pursuant to any applicable securities laws and regulations, whether as part of an offering to the public or otherwise

B. Acquisition agreement of September 2009

On September 7th,2009, all of the shares of the company were acquired by New Air Inc, a U.S. holding company in an exchange of shares. Under the terms of the agreement, New Air Inc. issued 200 of its shares for each share of the company. Following this exchange, the former stockholders of the company now control 96.98% of the total shares of New Air Inc. The agreement also includes provisions which would govern the rights and liabilities of the Company stockholders until the completion of the registration of the Company shares for trading.

C. Issuance of shares

Subsequent to the period ended June 30th, 2009, the Company issued 9,420 common stock to private investors as follows: 8,533 common stock were allocated to Microdel for various services in addition to the common stock that Microdel already owns (see note 17- New agreement with Microdel); 423 common stock – were allocated for services that were received after the balance sheet date and valued at $53,600 ; 464  common stock have been allocated as a capital raising commission to A.M.M Magal, Distribution and Business Development Ltd. (the full commission  were already recorded as issuance expenses net of additional paid in capital at the raising date).

E. Subsequent events

Subsequent events have been evaluated up to October 16th, 2009.

NEW AIR INC.

CONSOLIDATED INTERIM FINANCIAL STATEMENTS.

For the Nine – Month Period Ended September 30, 2009 (Unaudited)

(In US Dollars)

page
Consolidated Interim Balance Sheets as of December 31, 2008 (audited) and as of September 30, 2009 (unaudited)	F-43 - F-44

Consolidated Interim Statements of Changes in Stockholders' Deficiency for the years ended December 31, 2008 ,2007 and 2006 (audited) and for the nine months ended September 30, 2009 (unaudited)	F-45

Consolidated Interim Statements of Operations and Comprehensive loss for the nine months ended September 30, 2009 and 2008 (unaudited).	F-6

Consolidated Interim Statements of Cash Flows for the nine months ended September 30, 2009 and 2008 (unaudited).	F-47 - F 48

Selected Notes to Consolidated interim Financial Statements.	F-49 - F-54

NEW AIR INC.

Consolidated Interim Balance Sheets (In US Dollars)

	As of September 30,	As of December 31,
	2009	2008
	Unaudited	Audited
ASSETS	$	$
CURRENT ASSETS:
Cash and cash equivalents	22,496	14,791
Accounts receivable	24,234	9,824
Inventory	15,394	11,565
TOTAL CURRENT ASSETS	62,124	36,180
Property and equipment, net	94,525	106,771

TOTAL ASSETS	156,649	142,951

LIABILITIES AND STOCKHOLDERS' DEFICIENCY
CURRENT LIABILITIES
Short term bank debt	9,635	2,936
Accounts payable and accrued expenses	162,592	86,133
Stockholders' loans	152,462	125,248
TOTAL CURRENT LIABILITIES	324,689	214,317

LONG TERM LIABILITIES
Accrued severance pay	1,809	-
TOTAL LONG TERM LIABILITIES	1,809	-

TOTAL LIABILITIES	326,498	214,317

The selected footnotes are an integral part of these financial statements.

NEW AIR INC.
Consolidated Interim Balance Sheets (In US Dollars) (continued)

	As of September 30,	As of December 31,
	2009	2008
	Unaudited	Audited
	$	$

GOING CONCERN ( Note 1c)
STOCKHOLDERS' DEFICIENCY
Share capital
Ordinary shares:	6,477	5,689
Authorized: $ 0.001 par value 50,000,000 common stock; Issued:6,476,277 common stock
Additional paid in capital	1,074,080	608,101
Deposit on shares	-	298,396
Accumulated deficit	(1,250,406)	(983,552)
TOTAL STOCKHOLDERS' DEFICIENCY	(169,849)	(71,366)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIENCY	156,649	142,951

The selected footnotes are an integral part of these financial statements.

NEW AIR INC.

Consolidated Interim Statements of Changes in Stockholders' Deficiency (In US Dollars)

	Ordinary shares
	Number	Amount ( $ 0.001 par value)	Additional paid-in capital	Deposit on shares	Accumulated Deficit	Total stockholder's deficiency
		$	$	$	$	$

Balance as of December 31, 2006	23,530	5,689	599,137	-	(592,323)	12,503
Deposit on shares	-	-	-	28,961	-	28,961
Imputed interest on stockholders' loan	-	-	3,527	-	-	3,527
Net loss for the year	-	-	-	-	(199,666)	(199,666)
Balance as of December 31, 2007	23,530	5,689	602,664	28,961	(791,989)	(154,675)
Deposit on shares	-	-	-	269,435	-	269,435
Imputed interest on stockholders' loan	-	-	5,437	-	-	5,437
Net loss for the year	-	-	-	-	(191,563)	(191,563)
Balance as of December 31, 2008	23,530	5,689	608,101	298,396	(983,552)	(71,366)
Deposit on shares	-	-	-	15,756	-	15,756
Stock issued for services to raise capital	716	173	36,461		-	36,634
Stock issued	7,157	1,731	312,421	(314,152)	-	-
	31,403	7,593	956,983	-	(983,552)	(18,976)
Recapitalization pursuant to reverse acquisition	6,401,021	(1,160)	105,660	-	-	104,500
Stock issued	43,853	44	109,956			110,000
Stock issue costs	-	-	(103,331)	-	-	(103,331)
Imputed interest on stockholders' loan	-	-	4,812	-	-	4,812
Net loss for the period	-	-	-	-	(266,854)	(266,854)
Balance as of September 30, 2009	6,476,277	6,477	1,074,080	-	(1,250,406)	(169,849)

The selected footnotes are an integral part of these financial statements.

NEW AIR INC.

Consolidated Interim Statements of Operations and Comprehensive loss (In US Dollars)
	Nine months ended September 30,
	2009	2008
	Unaudited
	$	$
Revenue	22,097	9,000
Cost of sales	23,085	15,960
Gross loss	(988)	(6,960)

Selling, general and administrative expenses	260,106	157,992

Operating loss	(261,094)	(164,952)

Financial expenses (Income), net	5,760	(5,005)

Losses before income taxes	(266,854)	(159,947)

Income taxes	-	-
Net loss and comprehensive loss	(266,854)	(159,947)

Basic and Diluted net loss per share	(0.04)	(0.03)

Weighted average number of shares used in per share calculation	6,300,653	6,280,600

The selected footnotes are an integral part of these financial statements.

NEW AIR INC.

Consolidated Interim Statements of Cash Flows (In US Dollars)

	Nine months ended September 30,
	2009	2008
	Unaudited
	$	$
Cash flows from operating activities
Net loss	(266,854)	(159,947)
Adjustments to reconcile net loss to net cash used in operating activities :
Depreciation and Amortization	12,246	12,368
Imputed interest on stockholders loan	4,812	3,519
Decrease (increase) in accounts receivable	(14,410)	11,403
Increase in inventory	(3,829)	(6,038)
Increase (Decrease) in accounts payable and accrued expenses	76,459	(19,889)
Increase in stockholders loan	27,214	29,241
Increase in accrued severance pay	1,809	-
Net cash used in operating activities	(162,553)	(129,343)

Cash Flow from investing activities	-	-

Cash flow used in financing activities
Advance repayment of short term bank debt	6,699	(2,468)
Deposit on shares	15,756	129,039
Issuance of stock	214,500	-
Stock issue costs	(66,697)	-
Net cash provided by financing activities	170,258	126,571

The selected footnotes are an integral part of these financial statements

NEW AIR INC.

Consolidated Interim Statements of Cash Flows (In US Dollars) (continued)

	Nine months ended September 30,

	2009	2008
	Unaudited
	$	$
Increase (decrease) in cash and cash equivalents	7,705	(2,772)
Cash and cash equivalents at the beginning of the period	14,791	11,993
Cash and cash equivalents at the end of the period	22,496	9,221

Supplementary disclosure of cash flow information
Cash paid during the year
Income taxes, net of refunds	-	-
Interest paid	1,291	1,445

Activity not involving cash flows
Issuance of shares in return for purchasing manufacturing moulds		100,000
Issuance of shares in return for services to raise capital	36,634

The selected footnotes are an integral part of these financial statements.

NEW AIR INC.
Selected Notes to Consolidated Interim Financial Statements
(Unaudited)

NOTE 1 – Basis of presentation:

A. Basis of Reporting
The financial statements of the Company have been prepared in accordance with Generally Accepted Accounting Principles in the United States of America (“GAAP”) and in accordance with the instructions to Form 10-Q and Regulation S-X. Accordingly, they do not include all information and footnotes required by generally accepted accounting principles for complete financial statement presentation. In the opinion of management, the interim financial statements include all normal, recurring adjustments, which are considered necessary for a fair presentation of the financial position of the Company at September 30, 2009 and the results of its operations for nine month periods ended September 30, 2009 and September 30, 2008, and cash flows for the nine month periods ended September 30, 2009 and September 30, 2008. These consolidated financial statements and notes thereto are unaudited and should be read in conjunction with the Company’s audited financial statements included in its Annual Report for the year ended December 31, 2008. The results of operations for nine months ended September 30, 2009 are not necessarily indicative of results that could be expected for the entire fiscal year.

B. Certain transactions
The consolidated Interim Financial Statements has been prepared pursuant to a share exchange agreement dated September 7th, 2009, between the Company, a holding company which was incorporated in the State of Maryland on July 10th, 2009 and Baby’s Breath Ltd. (“Baby's Breath”), an Israeli company founded in 2001 that developed a patented medical device for the treatment of respiratory diseases.
New Air Inc. acquired Baby’s Breath in a stock for stock exchange at a 1:200 ratio whereby the Company issued 6,280,600 shares of its common stock for 31,403 shares in Baby’s Breath, Ltd.  As a consequence, Baby’s Breath became a wholly owned subsidiary of the Company and the stockholders of Baby’s Breath acquired 96.98 percent of the total shares in the Company.

For accounting purposes, the acquisition has been treated as a recapitalization of Baby’s Breath. The historical financial statements prior to September 7th, 2009 are of those of Baby’s Breath.

The consolidated interim financial statements include the accounts of New Air Inc. (‘The Company’) and its wholly owned subsidiary, Baby's Breath Ltd. All intercompany balances and transactions have been eliminated.

NEW AIR INC.
Selected Notes to Consolidated Interim Financial Statements
 (Unaudited)

NOTE 1 – Basis of presentation: (continued)

C. Going concern
The accompanying financial statements have been prepared in conformity with Generally Accepted Accounting Principles in the United States of America (“GAAP”), which contemplates continuation of the Company as a going concern. The Company's total deficit as of December 31, 2008 and as of September 30, 2009 is in the amount of $ 983,552 and $1,250,406 respectively. The continuing activity of the Company as a going concern depends on raising money, as mentioned above.

The accompanying financial statements have been prepared on a going concern basis which contemplates continuity of operation, realization of assets, liabilities, and commitments in the normal course of business. As of December 31, 2008 and as of September 30, 2009 the Company has a working capital deficit and has incurred significant losses since inception. Further losses are anticipated which raises substantial doubt as to the Company's ability to continue as a going concern. The accompanying financial statements do not reflect any adjustment that may result if the Company is unable to continue as a going concern. The Company plans to acquire sufficient capital by raising funds both internally and externally.

In this regard, Management will undertake on a "best efforts" basis to raise additional funds from existing shareholders and new investors to cover the “working capital” requirements estimated in the range of $300,000 annually.

The company intends to raise additional funding in the range of $ 3,200,000 from Institutional Investors following the Commission’s approval of the registration statement.

NOTE 2 - Selected Summary of Significant Accounting Policies

A. Stock-based compensation
The Company accounts for stock-based compensation to employees in accordance to ASC 718 Compensation - Stock Compensation. The Company will estimate the fair value of employee stock options using Black-Scholes valuation model and values restricted stock units ("RSUs) based on the market value of the underlying shares at the date of grant. The Company will amortize compensation costs using the graded vesting attribution method. There is no vesting at the balance sheet date.

B. Earnings per share
The Company presents basic and diluted earnings per share (EPS) data for its common shares. Basic EPS is calculated by dividing the profit or loss attributed to common stockholders of the Company by the weighted average number of common shares outstanding during the period. Diluted EPS is determined by adjusting the profit or loss attributed to common stockholders and the weighted average number of common shares outstanding for the effects of all potential dilutive common shares, which comprise convertible debentures, restricted shares and options granted to employees.

NEW AIR INC.
Selected Notes to Consolidated Interim Financial Statements
 (Unaudited)

NOTE 2 - Selected Summary of Significant Accounting Policies (continued)

C. Recent Accounting Pronouncements

In May 2009, the FASB issued FASB ASC 855, “Subsequent Events” (“FAS 165”), which establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued or are available to be issued. The adoption of FASB ASC 855 did not have a material impact on the Company’s financial position or results of operations.

In June 2009, the FASB issued FASB ASC 860 “Accounting for Transfers of Financial Assets-an amendment of FASB Statement No. 140”.  FASB ASC 860 requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. FASB ASC 860 must be applied as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  This Statement must be applied to transfers occurring on or after the effective date.  The Company does not expect FASB ASC 860 to have a material effect on its financial statements.

In June 2009, the FASB issued FASB ASC 810 “Amendments to FASB Interpretation No. 46(R)”.  FASB ASC 810 requires an additional reconsideration event when determining whether an entity is a variable interest entity when any changes in facts and circumstances occur such that the holders of the equity investment at risk, as a group, lose the power from voting rights or similar rights of those investments to direct the activities of the entity that most significantly impact the entity’s economic performance.  It also requires ongoing assessments of whether an enterprise is the primary beneficiary  of a variable interest entity.  FASB ASC 810 shall be effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter.  Earlier application is prohibited.  The Company does not expect FASB ASC 810 to have a material effect on its financial statements.

In June 2009, the FASB issued FASB ASC 105 “The FASB Accounting Standards Codification and the Hierarchy of Generally Accepted Accounting Principles-a replacement of FASB Statement No. 162”.  The FASB Accounting Standards Codification will become the source of authoritative U.S. Generally Accepted Accounting Principles (GAAP) recognized by the FASB to be applied by nongovernmental entities.

NEW AIR INC.
Selected Notes to Consolidated Interim Financial Statements
 (Unaudited)

NOTE 2 - Selected Summary of Significant Accounting Policies (continued)

C. Recent Accounting Pronouncements (continued)

Following FASB ASC 105, the Board will not issue new standards in the form of Statements, FASB Staff Positions, or Emerging Issues Task Force Abstracts.  Instead, it will issue Accounting Standards Updates.  This Statement is effective for financial statements issued for interim and annual periods ending after September 15, 2009.  On the effective date of this Statement, the codification will supersede all then-existing non-SEC accounting and reporting standards.  All other non-grandfathered non-SEC accounting literature not included in the Codification will become non-authoritative.  The Company does not expect FASB ASC 105 to have a material effect on its financial statements.

Note 3 - Commitments and contingencies

Interest on stockholder loan

A founding stockholder has claimed interest on its start-up loans to the Company. The amount of the interest claimed is approximately $13,000.  In management’s opinion, this claim is without merit since the loans are non - interest bearing.  Accordingly, no provision has been recorded in the financial statements for this amount.

NEW AIR INC.
Selected Notes to Consolidated Interim Financial Statements
 (Unaudited)

NOTE 4 - Summary information about geographic areas:

The following table presents total revenues in US Dollar classified according to geographical destination for the periods of nine months ended September 30, 2009 and 2008:

	nine months ended September 30
	2009	2008
	Unaudited	Unaudited
	$	$
India	3,670
Greece	530
Hungary	-	3,355
Germany	298	4,652
Portugal	9,000	-
Poland	1,911	-
Israel	5,261	993
Far East	969	-
Others	458	-

Total *	22,097	9,000

* Revenues are presented net of warranty costs.

The company has only one operational segment

NOTE 5 - Subsequent events

A.  The Company decided to transfer the manufacturing of its product to Israel. The Company has engaged a third party manufacturer in Israel under a turnkey agreement. According to this agreement the Contractor will source the raw material based on the Company approved specification, the Contractor will produce the parts and assemble and package the finished product, to be sent to the Company’s customers directly from the Contractor’s warehouse. The agreement is under negotiation. Production is expected to commence during the fourth quarter of fiscal year 2009.

NEW AIR INC.
Selected Notes to Consolidated Interim Financial Statements
 (Unaudited)

NOTE 5 - Subsequent events (continued)

B.  Stock Option Plan
In November 29th, 2009, the Board of Directors adopted a Stock Option Plan (the "Plan") which originally provided for the grant of up to 647,628 stock purchase rights. Under the Plan, stock options may be granted to employees, officers, directors and consultants of the Company. Options granted under the Plan are for periods not to exceed 10 years. Options granted under the Plan generally vest 25% after the first year and ratably each year over the remaining period or as approved by the board. Options will be issued at the share price for stock, at the date of the grant, as shall be determined by the Board.

On November 29, 2009, an aggregate of 389,872 options were granted to the Company’s CEO, VP Marketing and Medical Advisor. These options were granted at an exercise price of $0.001 and on the date of grant, the estimated fair value of the Company’s shares, based on prior share issuances was $0.69. These options vest at various intervals and amounts over a two year period starting from July 1, 2010.

The Company has estimated the fair value of the stock options using the Black-Scholes options pricing model to be $270,000 which will be charged to income for each reporting period starting with a charge of $27,044 for the fourth quarter of fiscal 2009. The assumptions used in the pricing model are that no dividends are to be paid, an average annual risk free rate of 1.5% and an expected life of 10 years. Since the Company has no trading history, sensitivity analysis has been performed on the impact of volatility on the fair value estimate. The Company has determined that volatility ranging from 0% to 200% had no impact on the estimate of fair value.

C. The Company issued 257,854 common stock to private investors for proceeds in the amount of $175,080.

D. Subsequent events have been evaluated up to January 6, 2010.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby.  All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

SEC Registration Fee	$69.31
Legal Fees and Expenses	99,000.00
Audit/Administrative Fees and Expenses	35,000.00
TOTAL	$134,069.	31

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Certificate of Formation and Bylaws provide that we shall indemnify our officers or directors against expenses incurred in connection with the defense of any action in which they are made parties by reason of being our officers or directors, except in relation to matters as which such director or officer shall be adjudged in such action to be liable for negligence or misconduct in the performance of his duty. One of our officers or directors could take the position that this duty on our behalf to indemnify the director or officer may include the duty to indemnify the officer or director for the violation of securities laws.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to our directors, officers and controlling persons pursuant to our Certificate of Formation, Bylaws, Maryland laws or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers, or control persons, and the successful defense of any action, suit or proceeding) is asserted by such director, officer or control person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by a controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The laws in the State of Maryland under the Maryland Corporations and Association Section § 2-418(b) states:

A corporation may indemnify any director made a party to any proceeding by reason of service in that capacity unless it is established that the act or omission of the director was material to the matter giving rise to the proceeding; and was committed in bad faith; or was the result of active and deliberate dishonesty; or the director actually received an improper personal benefit in money, property, or services; or in the case of any criminal proceeding, the director had reasonable cause to believe that the act or omission was unlawful.  It further states that the indemnification may be against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by the director in connection with the proceeding.  However, if the proceeding was one by or in the right of the corporation, indemnification may not be made in respect of any proceeding in which the director shall have been adjudged to be liable to the corporation.  The termination of any proceeding by judgment, order, or settlement does not create a presumption that the director did not meet the requisite standard of conduct set forth in this subsection.  The termination of any proceeding by conviction, or a plea of nolo contendere or its equivalent, or an entry of an order of probation prior to judgment, creates a rebuttable presumption that the director did not meet that standard of conduct.

A corporation may not indemnify a director or advance expenses under this section for a proceeding brought by that director against the corporation, except for a proceeding brought to enforce indemnification under this section; or if the charter or bylaws of the corporation, a resolution of the board of directors of the corporation, or an agreement approved by the board of directors of the corporation to which the corporation is a party expressly provide otherwise.

A director may not be indemnified in respect of any proceeding charging improper personal benefit to the director, whether or not involving action in the director's official capacity, in which the director was adjudged to be liable on the basis that personal benefit was improperly received.

Unless limited by the charter, an officer of the corporation shall be indemnified as and to the extent provided for a director and shall be entitled, to the same extent as a director.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

Between September 7, 2009 and through December 31, 2009 we issued an aggregate of 453,531 shares of our common stock to 33 shareholders. Of these, 1 shareholder received 5,054 shares in consideration for services rendered. 32 shareholders purchased an aggregate of 448,477 shares at an average price of $0.69 per share. 30 of the shareholders are Israeli residents, and 3 shareholders reside in the European Union. Such securities were issued under Regulation S of the Securities Act of 1933.

Moreover, on September 7, 2009 we issued 6,280,600 shares of our common stock to the shareholders of our subsidiary, Baby’s Breath, pursuant to the Acquisition Agreement under which we purchased 100% of the outstanding share capital of Baby’s Breath. Such securities were issued under Regulation S of the Securities Act of 1933.

* Unless otherwise stated above, all of the above offerings and sales were deemed to be exempt under rule 506 of Regulation D and Section 4(2) of the securities Act of 1933, as amended.  No advertising or general solicitation was employed in offering the securities. The offerings and sales were made to a limited  number of persons,  all of whom were accredited  investors,  business  associates of New Air or executive officers of New Air, and transfer was restricted by  New Air in  accordance  with the  requirements  of the Securities Act of 1933. In addition to representations by the above-referenced persons, we have made independent determinations above-referenced persons were accredited or sophisticated  investors,  and that they were capable of  analyzing  the merits and risks of their  investment,  and that they understood the speculative  nature of their  investment.

ITEM 16. EXHIBITS.

Exhibit No.	Description

3.1	Articles of Incorporation of the Registrant (incorporated by reference to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 16, 2009)
3.2	Amendments to Articles (incorporated by reference to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 16, 2009)
3.3	Bylaws of New Air , Inc. (Filed herewith)
5.1	Legality Opinion of Sichenzia Ross Friedman Ference LLP. (Filed herewith)
10.1	Acquisition Agreement dated September 7, 2009 (Filed herewith)
10.2	Shareholders Rights Agreement dated September 7, 2009 (Filed herewith)
10.3	Tax Pre-Ruling Dated November 23, 2009 (Filed herewith)
10.4	Current Shareholders Agreement of July, 2009 (Filed herewith)
10.5	First Microdel Agreement of April, 2009 (Filed herewith)
10.6	Second Microdel Agreement of June, 2009 (Filed herewith)
10.7	Indemnification Agreement (incorporated by reference to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 16, 2009)
10.8	Employment Agreement for Jacob Bal, CTO (incorporated by reference to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 16, 2009)
10.9	Employment Agreement for Lior Carmeli, CEO (incorporated by reference to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 16, 2009)
10.10	Employment Agreement for David Kapon, CFO (incorporated by reference to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 16, 2009)
10.11	Ministry of Trade and Industry, Letter of Acceptance as an Incubator Project, dated March 25, 2001 (Filed herewith)
10.12	Services Agreement by and between Baby’s Breath Ltd. and Dr. Yisrael Amirav, dated April 4, 2004 (Filed herewith)
10.13	Agreement by and between Baby’s Breath Ltd. and Life Support, Ltd. dated March 11, 2007 (Filed herewith)
10.14	Agreement by and between Granot Initiative Center and Dr. Yisrael Amirav (Filed herewith)
10.15	Appendix to the Agreement between Baby’s Breath and Supergum Ltd. dated December 31, 2003 (Filed herewith)
10.16	Indemnification Agreement for Asaf Halamish dated September 3, 2009 (Filed herewith)
10.17	Indemnification Agreement for Adi Plaschkes dated September 3, 2009 (Filed herewith)
10.18	Indemnification Agreement for Alon Zifroni dated September 3, 2009 (Filed herewith)
10.19	Indemnification Agreement for Lior Carmeli dated September 3, 2009 (Filed herewith)
10.20	Indemnification Agreement for David Kapon dated September 3, 2009 (Filed herewith)
10.21	Indemnification Agreement for Dr. Asher Kimchi dated September 3, 2009 (Filed herewith)
10.22	Indemnification Agreement for Golan Gilad dated September 3, 2009 (Filed herewith)
10.23	Indemnification Agreement for Yossi De Levie dated September 3, 2009 (Filed herewith)
10.24	Life Support Undertaking re Shareholders Rights Agreement, dated January 3, 2010 (Filed herewith)
10.25	Asaf Halamish Undertaking re Shareholders Rights Agreement, dated January 3, 2010 (Filed herewith)
10.26	Ramport Finance Undertaking re Shareholders Rights Agreement, dated January 3, 2010 (Filed herewith)
14.1	Code of Ethics (incorporated by reference to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 16, 2009)
21.1	Subsidiaries of the Registrant (incorporated by reference to the Company’s registration statement on Form S-1 filed with the Securities and Exchange Commission on October 16, 2009)
23.1	Consent of Schwartz Levitsky Feldman LLP (Filed herewith)
23.2	Consent of Sichenzia Ross Friedman Ference LLP (included in Exhibit 5.1) (Filed herewith).

UNDERTAKINGS

The undersigned Registrant hereby undertakes to:

(1) File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

(i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the "Securities Act") arising after the effective date of the registration statement (or the most recent post-effective amendment thereof);

(ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii) Include any additional or changed material information on the plan of distribution.

(2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A , shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the Town of New Haven, State of Connecticut on January 6, 2010.

NEW AIR, INC. (Registrant)

By:/s/ LIOR CARMELI
Lior Carmeli
Chief Executive Officer
(Principal Executive Officer)

By:/s/ DAVID KAPON
Chief Financial Officer
(Principal Financial and Accounting Officer)

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities stated on January  6, 2010.

SIGNATURE	NAME	TITLE

/s/ LIOR CARMELI	Lior Carmeli	Chief Executive Officer (Principal Executive Officer)

/s/ DAVID KAPON	David Kapon	Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ JACOB BAL	Jacob Bal	Chief Technology Officer

/s/ YOSSEF DE LEVIE	Yossef De Levie	Chairman of the Board

/s/ ADI PLASCHKES	Adi Plaschkes	Director

/s/ ASHER KIMCHI	Dr. Asher Kimchi	Director

/s/GILAD GOLAN	Gilad Golan	Director

/s/ALON ZIFRONI	Alon Zifroni	Director

/s/ASSAF HALAMISH	Assaf Halamish	Director

II-4